Exhibit 10.1

$70,000,000 CREDIT FACILITY

CREDIT AGREEMENT

Dated as of March 30, 2020

by and among

LEGACY HOUSING CORPORATION,

TOGETHER WITH THE OTHER PERSONS

THAT ARE NOW OR FROM TIME TO TIME

BECOME BORROWERS HEREUNDER, as Borrowers,

THE OTHER PERSONS PARTY HERETO

DESIGNATED FROM TIME TO TIME AS CREDIT PARTIES,

CAPITAL ONE, NATIONAL ASSOCIATION,

for itself, as a Lender and as Agent for all Lenders,

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

as Lenders,

and

CAPITAL ONE, NATIONAL ASSOCIATION,

as Sole Lead Arranger and Bookrunner

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1	Defined Terms	1
1.2	Other Interpretive Provisions	26
1.3	Accounting Terms and Principles	27
1.4	Payments	27

ARTICLE II THE CREDITS		28

2.1	Amounts and Terms of Commitments	28
2.2	Evidence of Loans; Notes	31
2.3	Interest	31
2.4	Loan Account; Register	32
2.5	Procedure for Revolving Credit Borrowing	33
2.6	Conversion and Continuation Elections	33
2.7	Optional Prepayments	34
2.8	Mandatory Prepayments of Loans and Commitment Reductions	34
2.9	Fees	35
2.10	Payments by the Borrowers	35
2.11	Payments by the Lenders to Agent; Settlement	37
2.12	Borrower Representative	40
2.13	Eligible Collateral Loans	40

ARTICLE III CONDITIONS PRECEDENT		40

3.1	Conditions of Initial Loans	40
3.2	Conditions to All Borrowings	41

ARTICLE IV REPRESENTATIONS AND WARRANTIES		42

4.1	Corporate Existence and Power	42
4.2	Corporate Authorization; No Contravention	42
4.3	Governmental Authorization	42
4.4	Binding Effect	42
4.5	Litigation	42
4.6	No Default	43
4.7	ERISA Compliance	43
4.8	Use of Proceeds; Margin Regulations	43
4.9	Ownership of Property; Liens	43
4.10	Taxes	43
4.11	Financial Condition	44
4.12	Environmental Matters	44
4.13	Regulated Entities	45
4.14	Solvency	45
4.15	Labor Relations	45
4.16	Intellectual Property	45
4.17	Brokers’ Fees; Transaction Fees	45
4.18	Ventures, Subsidiaries and Affiliates; Outstanding Stock	45
4.19	Jurisdiction of Organization; Chief Executive Office; Locations of Collateral and Books and Records	45
4.20	Deposit Accounts and Other Accounts	46
4.21	Full Disclosure; Beneficial Ownership	46
4.22	Foreign Assets Control Regulations; Anti-Money Laundering; Anti-Corruption Practices	46
4.23	Status of the Collateral Loans and Other Collateral	47

i

4.24	Compliance with Laws; Enforceability; Modification; Required Documents, Etc	47
4.25	Underwriting	47
4.26	Collection Practices	47

ARTICLE V AFFIRMATIVE COVENANTS		47

5.1	Financial Statements	47
5.2	Appraisals; Certificates; Other Information	48
5.3	Notices	49
5.4	Preservation of Corporate Existence, Etc	50
5.5	Maintenance of Property	50
5.6	Insurance	50
5.7	Payment of Tax and Certain Secured Obligations	51
5.8	Compliance with Laws	51
5.9	Inspection of Property and Books and Records	51
5.10	Use of Proceeds	51
5.11	Cash Management Systems	51
5.12	Servicing of Collateral Loans	52
5.13	Further Assurances	52
5.14	Environmental Matters	53

ARTICLE VI NEGATIVE COVENANTS		53

6.1	Limitation on Liens	53
6.2	Disposition of Assets	54
6.3	Consolidations and Mergers	56
6.4	Loans and Investments	56
6.5	Limitation on Indebtedness	57
6.6	Transactions with Affiliates	58
6.7	Compliance with ERISA	58
6.8	Restricted Payments	58
6.9	Change in Business	59
6.10	Change in Structure	59
6.11	Changes in Accounting, Name and Jurisdiction of Organization	59
6.12	Limitation on Payments of Certain Indebtedness	59
6.13	Reserved	59
6.14	No Negative Pledges	59
6.15	OFAC; USA Patriot Act; Anti-Corruption Laws	59
6.16	Sale-Leasebacks	60
6.17	Hazardous Materials	60
6.18	Impairment of Security Interest	60
6.19	Compromise of Collateral	60
6.20	Certain Agreements	60
6.21	Limitations on Credit and Collection Policies	60

ARTICLE VII FINANCIAL COVENANTS		60

7.1	Consolidated Total Leverage Ratio	60
7.2	Consolidated Tangible Net Worth	61

ARTICLE VIII EVENTS OF DEFAULT		61

8.1	Event of Default	61
8.2	Remedies	62
8.3	Rights Not Exclusive	63
8.4	Cash Collateral for Letters of Credit	63

ARTICLE IX AGENT		63

9.1	Appointment and Duties	63
9.2	Binding Effect	64
9.3	Use of Discretion	64
9.4	Delegation of Rights and Duties	65
9.5	Reliance and Liability	65
9.6	Agent Individually	66
9.7	Lender Credit Decision	67
9.8	Expenses; Indemnities; Withholding	67
9.9	Resignation of Agent or L/C Issuer	68
9.10	Release of Collateral or Guarantors	68
9.11	Additional Secured Parties	69
9.12	Additional Titles	69
9.13	Credit Bid	69

ARTICLE X MISCELLANEOUS		70

10.1	Amendments and Waivers	70
10.2	Notices	72
10.3	Electronic Transmissions	73
10.4	No Waiver; Cumulative Remedies	73
10.5	Costs and Expenses	74
10.6	Indemnity	74
10.7	Marshaling; Payments Set Aside	75
10.8	Successors and Assigns	75
10.9	Binding Effect; Assignments and Participations	75
10.10	Non-Public Information; Confidentiality	80
10.11	Set-off; Sharing of Payments	81
10.12	Counterparts; Facsimile Signature	82
10.13	Severability; Captions; Independence of Provisions	82
10.14	Interpretation	82
10.15	No Third Parties Benefited	82
10.16	Governing Law and Jurisdiction	83
10.17	Waiver of Jury Trial	83
10.18	Entire Agreement; Release; Survival	83
10.19	USA Patriot Act	84
10.20	Replacement of Lender	84
10.21	Joint and Several	85
10.22	Creditor-Debtor Relationship	85
10.23	Keepwell	85
10.24	Secured Swap Providers and Secured Bank Product Banks	85
10.25	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	86
10.26	Lender Acknowledgments regarding Reporting	86
10.27	Acknowledgement Regarding any Supported QFCs	87

ARTICLE XI TAXES, YIELD PROTECTION AND ILLEGALITY		88

11.1	Taxes	88
11.2	Illegality	90
11.3	Increased Costs and Reduction of Return	90
11.4	Funding Losses	91
11.5	Inability to Determine Rates; Alternative Interest Rate Election Event	92
11.6	Reserves on LIBOR Rate Loans	93
11.7	Certificates of Lenders	93

SCHEDULES

Schedule 2.1(b)	Revolving Loan Commitments
Schedule 4.5	Litigation
Schedule 4.7	ERISA
Schedule 4.15	Labor Relations
Schedule 4.18	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 4.19(a)	Jurisdiction of Organization; Chief Executive Office
Schedule 4.19(b)	Locations of Collateral and Books and Records
Schedule 4.20	Deposit Accounts and Other Accounts
Schedule 6.1	Liens
Schedule 6.4	Investments
Schedule 6.5	Indebtedness

EXHIBITS

Exhibit 1.1(a)	Form of Assignment
Exhibit 1.1(b)	Form of Notice of Borrowing
Exhibit 1.1(c)	Form of Note
Exhibit 2.1(c)	Form of L/C Request
Exhibit 2.6	Form of Notice of Conversion/Continuation
Exhibit 3.1	Closing Checklist
Exhibit 5.2(b)	Form of Compliance Certificate
Exhibit 5.2(e)	Form of Borrowing Base Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of March 30, 2020, by and among Legacy Housing Corporation, a Texas corporation (“LHC”), (together with each other entity that from time to time becomes a borrower under this Agreement in accordance with the terms hereof, collectively, the “Borrowers” and individually a “Borrower”), and the other Persons party hereto that are designated as a “Credit Party”, Capital One, National Association, a national banking association (in its individual capacity, “Capital One”) as Agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender and such Lenders.

W I T N E S S E T H:

WHEREAS, the Borrowers have requested, and the Lenders have agreed to make available to the Borrowers, a revolving credit facility (including a letter of credit subfacility) upon and subject to the terms and conditions set forth in this Agreement for the uses of proceeds described in Section 5.10;

WHEREAS, the Credit Parties desire to secure all of their Obligations under the Loan Documents by granting to Agent, for the benefit of the Secured Parties, a security interest in and lien upon the Collateral;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1            Defined Terms. In addition to the terms defined in this Agreement and referenced in the grid at  the end of this Section 1.1, as well as the terms defined in the first paragraph of this Agreement, the following terms have the following meanings:

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Credit Parties, including, without limitation, the unpaid portion of the obligation of a customer of a Credit Party in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Credit Party, as stated on the respective invoice of a Credit Party, net of any credits, rebates or offsets owed to such customer.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock of any Person or otherwise causing any Person to become a Subsidiary of a Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Acquisition Consideration” has the meaning assigned to such term in the definition of Permitted Acquisition.

“Affected Lender” as defined in Section 10.20. “Affected SVP/Participant” as defined in Section 10.20.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents. For purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of five percent (5%) or more of the Stock (either directly or through ownership of Stock Equivalents) of a Person shall for the purposes of this Agreement, be deemed to be an Affiliate of such Person.

“Agent” means Capital One, National Association, in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.

“Agent Report” as defined in Section 9.5(b).

“Aggregate Excess Funding Amount” as defined in Section 2.11(e)(iv).

“Aggregate Revolving Exposure” means the sum of all outstanding Revolving Loans and L/C Reimbursement Obligations (whether contingent or funded).

“Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which shall initially be in the amount of $70,000,000, as such amount may be adjusted as permitted by this Agreement.

“Agreement” as defined in the preamble hereto.

“Anti-Corruption Laws” as defined in Section 4.22(c).

“Anti-Money Laundering Laws” as defined in Section 4.22(b).

“Applicable Margin” means with respect to Revolving Loans: (i) if a Base Rate Loan, zero percent (0.00%) per annum and (ii) if a LIBOR Rate Loan, two percent (2.00%) per annum.

“Applicable Tax” as defined in Section 6.8(f)(ii).

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, substantially in the form of Exhibit 1.1(a) or any other form approved by Agent.

“Attorney Costs” means and includes all reasonable fees and disbursements of (a) one external counsel,

(b) to the extent necessary, one local counsel in each relevant jurisdiction, (c) regulatory counsel if reasonably required and (d) solely in the event of a conflict of interest, one additional counsel (and, if necessary, one local counsel in each relevant jurisdiction and one regulatory counsel) to each group (which may be a single Person) of similarly situated affected Persons.

“Availability” means, as of any date of determination, the amount by which (a) the Maximum Revolving Loan Balance exceeds (b) the aggregate outstanding principal balance of Revolving Loans.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978.

“Bank Product Agreement” means any agreement to provide one or more of the following types of services or facilities: (a) Automated Clearing House (ACH) transactions, (b) cash management services, including controlled disbursement services, treasury, depository, overdraft, purchase cards or p-cards, credit or debit card, stored value card, electronic funds transfer services, and (c) foreign exchange facilities or other cash management arrangements in the ordinary course of business. For the avoidance of doubt, Bank Product Agreements do not include Rate Contracts.

“Base Rate” means, for any day, a floating interest rate per annum equal to the highest of (a) the rate of interest from time to time announced by the Agent at its principal office as its prime commercial lending rate (it being understood that such prime commercial rate is a reference rate and does not necessarily represent the lowest or best rate being charged by the Agent to any customer and such rate is set by the Agent based upon various factors including the Agent’s costs and desired return, general economic conditions and other factors), (b) the sum of one half of one percent (0.50%) per annum and the Federal Funds Rate and (c) the sum of (x) LIBOR calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day (giving effect to the minimum LIBOR rate of 0.00% per annum), plus (y) the excess of the Applicable Margin for LIBOR Rate Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the Agent’s prime commercial lending rate, the Federal Funds Rate or LIBOR for an Interest Period of one month.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Margin” has the meaning assigned to such term in the definition of Applicable Margin. “Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party or any Subsidiary of a Credit Party incurs or otherwise has any Liabilities.

“Borrower” as defined in the preamble hereto.

“Borrower Materials” as defined in Section 10.10(a)(i).

“Borrower Representative” as defined in Section 2.12.

“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrowers on the same day by the Lenders pursuant to Article II.

“Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of 50% of the balance of Eligible Collateral Loans at such time, less (i) any sum owing from a Credit Party to any Dealership related to any Eligible Collateral Loan, from time to time, and (ii) Reserves established by Agent at such time in its Permitted Discretion.

“Borrowing Base Certificate” means a certificate of the Borrower Representative, on behalf of each Credit Party, in substantially the form of Exhibit 5.2(e) hereto, duly completed as of a date acceptable to Agent in its sole discretion.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with notices and determinations in respect of LIBOR or any LIBOR Rate Loan or any funding, conversion, continuation, Interest Period or payment of any LIBOR Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy or liquidity of any Lender or of any corporation controlling a Lender.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capital One” as defined in the preamble hereto.

“Cash Dominion Period” means any period commencing on the date on which an Event of Default has occurred and is continuing and ending on the first date thereafter on which no Default or Event of Default shall be continuing; provided that (A) a Cash Dominion Period may not be deemed to have ended under this definition on more than two (2) occasions and (B) the expiration of any Cash Dominion Period in accordance with this definition shall not impair the commencement of any subsequent Cash Dominion Period.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that

(i)           has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“Cash Management/Hedge Reserves” means such reserves as the Administrative Agent, from time to time, determines in its Permitted Discretion reflecting the reasonably anticipated Secured Bank Product Obligations and the Secured Rate Contract Obligations then provided or outstanding.

“Change of Control” means (a) CURTIS HODGSON or KENNETH SHIPLEY shall cease to be an officer and/or director of Borrower, (b) a majority of the record or beneficial ownership of Borrower shall have been transferred, assigned or hypothecated to any Person other than those Persons who shall own such interests as of the Closing Date, (c) except pursuant to a transaction permitted by this Agreement, Borrower shall at any time cease to own, directly or indirectly, one hundred percent (100%) of the issued and outstanding Stock of any of its Subsidiaries, or (d) a “change of control” however so defined in any document governing any Material Indebtedness or any term of similar effect, shall occur.

“Closing Date” means March 30, 2020.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all Property and interests in Property (and proceeds thereof now owned or hereafter acquired by any Credit Party and any other Person) in which a Lien is granted or purported to be granted to Agent for the benefit of Agent, the Lenders and other Secured Parties, under any Loan Document.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, each Control Agreement and all other security agreements, guaranties and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, any of their respective Subsidiaries or any other Person pledging or granting a lien on Collateral or guarantying the payment and performance of the Obligations, and any Lender or Agent for the benefit of Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or Agent for the benefit of Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Collateral Loan” means (i) a term loan secured in whole or in part by manufactured housing owing by a Collateral Loan Obligor pursuant to the Collateral Loan Documents to Borrower; (ii) all rights, including all rights of repayment, under the Collateral Loan Documents and all other agreements, documents and instruments arising from such term loan or relating thereto; and (iii) all proceeds arising from such term loan or relating thereto (including, but not limited to any manufactured housing and other goods acquired by Borrower in the exercise of its rights under the Collateral Loan Documents).

“Collateral Loan Documents” means any agreement, contract, chattel paper, instrument, mortgage or security agreement evidencing, relating to or executed in connection with a Collateral Loan or a Collateral Loan Note.

“Collateral Loan Note” means an instrument or chattel paper made by a Collateral Loan Obligor in favor of a Borrower in connection with a Collateral Loan.

“Collateral Loan Obligor” means any Person who shall in any way be obligated to repay a Collateral Loan.

“Collection Account” means a Controlled Account of a Credit Party which is used exclusively for deposits of collections and proceeds of Collateral and not as a disbursement or operating account upon which checks or other drafts may be drawn.

“Collections” means, all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds and tax refunds).

“Commitment” means, for each Lender, its Revolving Loan Commitment.

“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Revolving Loan Commitment divided by the Aggregate Revolving Loan Commitment; provided that following acceleration of the Loans, such term means, as to any Lender, the percentage equivalent of the principal amount of the Loans held by such Lender, divided by the aggregate principal amount of the Loans held by all Lenders.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Competitor” means any Person that is an operating company directly and primarily engaged in substantially similar business operations as the Borrowers.

“Compliance Certificate” means a certificate in the form of Exhibit 5.2(b).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Consolidated Borrowing Base” means the Borrowing Bases of all Borrowers on a consolidated basis.

“Consolidated Borrowing Base Certificate” means a Borrowing Base Certificate in the form of Exhibit 5.2(e) for all Borrowers on a consolidated basis.

“Consolidated EBITDA” means, for any period, net income (or loss) for the applicable period of measurement of Borrowers and their respective Subsidiaries (together with the other Persons whose income or loss is taken into account as provided below in determining Consolidated EBITDA) on a consolidated basis determined in accordance with GAAP,  without duplication of any item described under clauses (a) or (b) below (and the term “duplication” shall include any cash reimbursement for any loss or expense or other item for which an add-back is provided below), in each case to the extent taken into account in the calculation of net income (or loss) for such period:

(a)          Less:

(1)             the income (or plus the loss) of any Person which is not a Subsidiary of a Borrower or any of its Subsidiaries, except to the extent of the amount of dividends or other distributions actually paid to a Borrower or any of its Subsidiaries in cash or Cash Equivalents by such Person and the payment of dividends or similar distributions by that Person was not at the time subject to the consent of a third party or prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person,

(2)             the income (or plus the loss) of any Person accrued prior to the date it becomes a Subsidiary of a Borrower or is merged into or consolidated with a Borrower or any of its Subsidiaries or that Person’s assets are acquired by a Borrower or any of its Subsidiaries,

(3)             the proceeds of any insurance (other than business interruption insurance),

(4)             gains (or plus losses) from the sale, exchange, transfer or other disposition of Property not in the ordinary course of business of the Borrowers and their Subsidiaries, and related tax effects in accordance with GAAP,

(5)             income tax refunds received, in excess of income tax liabilities,

(6)             income (or plus the loss) from the early extinguishment of Indebtedness, net of related tax effects,

(b)          Plus:

(1)             depreciation and amortization,

(2)             Consolidated Net Interest Expense,

(3)             all Taxes on or measured by income (excluding income tax refunds), and

(4)             all non-cash losses or reasonable and documented expenses (or minus non-cash income or gain), including non-cash adjustments resulting from the application of purchase accounting, non-cash expenses arising from grants of stock appreciation rights, stock options or restricted stock, non-cash impairment of good will and other long term intangible assets, unrealized non-cash losses (or minus unrealized non-cash gains) under Rate Contracts, unrealized non-cash losses (or minus unrealized non-cash gains) in such period due solely to fluctuations in currency values, but excluding any non-cash loss or expense (i) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period or (ii) relating to a write-down, write off or reserve with respect to accounts receivable or Inventory.

“Consolidated Funded Indebtedness” means, as of any date of measurement, all Indebtedness of Borrower and its Subsidiaries as of the date of measurement (other than Indebtedness of the type described in clauses (e), (h), (i), (j) (other than, with respect to clause (j), guaranties of Indebtedness of others of the type not described in clauses (e), (g), (h), (i), (k), (l) and (m) of the definition of Indebtedness), (k), (l) and (m) of the definition of Indebtedness.

“Consolidated Net Interest Expense” means for the Borrowers and their Subsidiaries for any period:

(1)             Gross interest expense (including that attributable to Capital Lease Obligations) for such period paid or required to be paid in cash (including all commissions, discounts, fees and other charges in connection with letters of credit and similar instruments and net amounts paid or payable and/or received or receivable under permitted Rate Contracts in respect of interest rates) for the Borrowers and their Subsidiaries on a consolidated basis, less

(2)             Interest income for such period.

“Consolidated Tangible Net Worth” means as of any date of determination, all amounts which, in conformity with GAAP, would be included as equity on a balance sheet of the Borrowers and the respective Subsidiaries; provided, however, there shall be excluded therefrom: (i) any amount of which the equity of such Person appears as an asset on such Person’s balance sheet, (ii) goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets or stock over the value assigned thereto, (iii) patents, trademarks, trade names, and copyrights, (iv) deferred expenses, (v) loans and advances to any equity holder, director, officer, or employee of the Person or any affiliate of such Person, and (vi) all other assets which are properly classified as intangible assets.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness as of such date of determination to (y) Consolidated EBITDA for the twelve month period most recently ended on or immediately prior to such date of determination for which financial statements have been delivered under Section 5.1.

“Consolidated Total Indebtedness” means, at any date, for the Borrowers and their Subsidiaries, the sum of (i) all Consolidated Funded Indebtedness as of date of measurement, plus (ii) L/C Reimbursement Obligations as of date of measurement then due and payable.

“Contractual Obligations” means, as to any Person, any provision of any security (whether in the nature of Stock, or otherwise) issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Loan Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.

“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance satisfactory to Agent, among Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried, and the Credit Party maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to Agent (and, if applicable, such holder or representative).

“Controlled Account” means a deposit account of a Credit Party that is subject to a Control Agreement.

“Conversion Date” means any date on which the Borrowers convert a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Credit Parties” means each Borrower and each other Person that (i) executes a guaranty of the Obligations and (ii) grants a Lien on all or substantially all of its assets to secure payment of the Obligations.

“Dealership” means any Person holding Debtor’s inventory for sale in the ordinary course of business.

“Default” means any event or circumstance that, with the passing of time or the giving of notice or both, would (if not cured or otherwise remedied during such time) become an Event of Default.

“Defaulting Lender” means any Lender that:

(a)          has failed to (i) fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes) unless such Lender notifies Agent and the Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to Agent, any L/C Issuer, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due,

(b)          has given written notice (and Agent has not received a revocation in writing), to a Borrower, Agent, any Lender, or any L/C Issuer or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or

(c)          has, or any Person that directly or indirectly controls such Lender has, (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) had a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, or (iv) become the subject of a Bail-In Action, and for this clause (c), Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.

“Disposition” means (a) the sale, lease, conveyance or other disposition of Property and (b) the sale or transfer by a Borrower or any Subsidiary of a Borrower of any Stock issued by any Subsidiary of a Borrower.

“Disqualified Institutions” means any Person that is (a) designated by the Borrower Representative, by written notice delivered to Agent on or prior to the date hereof, as a (i) disqualified institution or (ii) Competitor or (b) clearly identifiable, solely on the basis of such Person’s name, as an Affiliate of any Person referred to in clause (a)(i) or (a)(ii) above; provided, however, Disqualified Institutions shall (A) exclude any Person that the Borrower Representative has designated as no longer being a Disqualified Institution by written notice delivered to Agent  from time to time and (B) include (I) any Person that is added as a Competitor and (II) any Person that is clearly identifiable, solely on the basis of such Person’s name, as an Affiliate of any Person referred to in clause (B)(I), pursuant to a written supplement to the list of Competitors that are Disqualified Institutions, that is delivered by the Borrower Representative after the date hereof to Agent. Such supplement shall become effective two (2) Business Days after the date that such written supplement is delivered to Agent, but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans and/or Commitments as permitted herein.

“Disqualified Stock” means any Stock which, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a)

matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one hundred-eighty (180) days following the Latest Maturity Date (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the occurrence of the Facility Termination Date), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock referred to in (a) above, in each case, at any time on or prior to the date that is one hundred-eighty (180) days following the Latest Maturity Date at the time such Stock was issued, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the date that is one hundred-eighty (180) days following the Latest Maturity Date.

“Division” shall mean, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons with the dividing Person either continuing or terminating its existence as part of the division including as contemplated under Section 18-217 of the Delaware Limited Liability Act for limited liability companies formed under Delaware law or any analogous action taken pursuant to any applicable Law with respect to any corporation, limited liability company, partnership or other entity. The word “Divide”, when capitalized shall have correlative meaning.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

“DQ List” as defined in Section 10.9(g)(ii).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System.

“Eligible Collateral Loans” means each Collateral Loan owing to a Credit Party and properly reflected as “Eligible Collateral Loans” in the most recent Borrowing Base Certificate or Consolidated Borrowing Base Certificate delivered by Borrower Representative to Agent that satisfies each of the following eligibility characteristics, unless approved by Agent in its sole discretion:

(a)             The Collateral Loan was originated by a Credit Party and arose from a bona fide extension of credit which arose from the sale and delivery of goods or the rendering of services in the ordinary course of such Credit Party’s business;

(b)             A Credit Party has good and marketable title to such Collateral Loan and the Collateral Loan Documents evidencing such loan and sufficient right to pledge, assign and deliver the Collateral Loan and the Collateral Loan Documents free and clear from all liens whatsoever, and no Person has any right to receive any proceeds with respect to the Collateral Loan;

(c)             The Collateral Loan is evidenced by a Collateral Loan Note and provides for level monthly payments or level monthly principal payments that fully amortize the amount financed over the original term and interest at the rate per annum specified in the Collateral Loan Note;

(d)             Each Collateral Loan Note constitutes “chattel paper,” an “instrument,” an “account” or a “general intangible,” each as defined in the UCC;

(e)             The Collateral Loan Documents represent an authentic, valid, subsisting, legitimate, non- fraudulent obligation of the underlying Collateral Loan Obligor, enforceable against the Collateral Loan Obligor in accordance with the terms of the Collateral Loan Documents for the amount outstanding under the Collateral Loan Note without offset, counterclaim or defense (whether actual or alleged);

(f)             At origination and at all times thereafter the Collateral Loan complies materially and substantially with the Guidelines;

(g)             The Collateral Loan and the Collateral Loan Documents relating thereto and the servicing of such Collateral Loan complies in all respects with all applicable laws, including, but not limited to, debt collection, truth in lending and credit disclosure laws and regulations and all applicable state and federal usury laws;

(h)             The Collateral Loan Obligor under any Collateral Loan is not a Governmental Authority, and unconditional payments under the Collateral Loan Note are to be made in Dollars;

(i)             The Collateral Loan Documents do not restrict or prohibit the sale, transfer or assignment of such Collateral Loan by any Credit Party;

(j)             At the time of the origination of a Collateral Loan, neither the Collateral Loan Obligor nor any guarantor thereof is employed by, related to or affiliated with a Credit Party or its Affiliates;

(k)             The Collateral Loan has not been (A) modified in a manner adverse to the interests of Agent or the Lenders, renewed or extended (except in accordance with written terms acceptable to Agent in its sole discretion) on the date such Collateral Loan is pledged as Collateral under the Loan Documents and (B) after being pledged as Collateral under this Agreement, modified in a manner adverse to the interests of Agent or the Lenders, renewed or extended (except in accordance with written terms acceptable to Lender in its sole discretion);

(l)             The Collateral Loan is serviced in accordance with the Guidelines;

(m)           Payment of the Collateral Loan is secured by a first priority lien on the collateral described in the Collateral Loan Documents related thereto, free and clear of any liens of other Person;

(n)             The Collateral Loan has been pledged to Agent for the benefit of the Secured Parties and Agent has a perfected first priority lien in the Collateral Loan not subject to any other liens or claims of any kind;

(o)             All payments received under a Collateral Loan Note have been applied to the indebtedness arising under the Collateral Loan Note; provided that, only the amount of any payment received but not yet applied shall be ineligible, and only to the extent of such amount;

(p)             There is not a delinquency of longer than sixty (60) days in any payment required to be made under such Collateral Loan;

(q)             The Collateral Loan Obligor with respect to such Collateral Loan (A) has not filed a petition for bankruptcy or any other relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, made an assignment for the benefit of creditors, had filed against it any petition or other application for relief under the Bankruptcy Code or any such other law, and (B) has not died or been declared incompetent;

(r)             If such Collateral Loan is a consumer Collateral Loan, the Collateral Loan Obligor with respect to such Collateral Loan does not have a housing debt to income ratio greater than forty percent (40%) at the time such Collateral Loan is originated;

(s)             The Collateral Loan is evidenced by a Collateral Loan Note with an original term of not greater than twenty (20) years;

(t)             The Collateral Loan Obligor with respect to such Collateral Loan, together with all other Collateral Loans owing by such Collateral Loan Obligor and its Affiliates (or guaranteed by a common guarantor) as of any date of determination does not exceed ten percent 10% of the amount of all Eligible Collateral Loans;

(u)             If such Collateral Loan is a commercial Collateral Loan, the Collateral Loan Obligor with respect to such Collateral Loan is not among the five (5) largest commercial Collateral Loan Obligors (when combined with all commercial Collateral Loan Obligors who are affiliates of such Collateral Loan Obligor) included in the determination of Eligible Collateral Loan Obligors if the five (5) largest commercial Collateral Loan Obligors (when combined with all commercial Collateral Loan Obligors who are affiliates of such Collateral Loan Obligor) when aggregated comprise more than forty percent (40%) of the amount of all Eligible Collateral Loans that are commercial Collateral Loans; and

(v)             The Collateral Loan Obligor under any commercial Collateral Loan is organized under the laws of the United States.

Additionally, the definition of Eligible Collateral Loans shall include no more than $5,000,000 of Collateral Loans that are between thirty-one (31) and sixty (60) days past due, and no more than fifty percent (50%) of Eligible Collateral Loans may be comprised of Collateral Loans that are commercial. If it meets the foregoing criteria, any Collateral Loan that includes a balloon payment may be included as an Eligible Collateral Loan so long as the amount of the balloon payment is excluded from the definition of Eligible Collateral Loans for the purpose of calculating the Borrowing Base.

“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of removal and remedial actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and Attorney Costs) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.

“Equipment” means all “equipment,” as such term is defined in the UCC, now owned or hereafter acquired by any Credit Party, wherever located.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Credit Party, any Subsidiary of a Credit Party, and any Person under common control or treated as a single employer with, any Credit Party or any Subsidiary of a Credit Party, within the meaning of Section 414(b) or (c) of the Code, and solely with respect to Section 412 of the Code (and other provisions of the Code significantly related thereto (e.g., Sections 430 through 436 of the Code)), under Section 414(m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) or (c) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination, or treatment of a plan amendment as termination, under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan, or treatment of a plan amendment as termination, under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition  that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for contributions to Title IV Plans and Multiemployer Plans in the ordinary course and PBGC premiums due but not delinquent.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency liabilities” as defined in Section 11.6. “Event of Default” as defined in Section 8.1.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; or (b) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excess Availability” means, as of any date of determination, the result of (a) the Maximum Loan Cap, minus (b) the Total Loan Balance.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Rate Contract Obligation” means, with respect to any Guarantor, any guarantee of any Swap Obligations under a Secured Rate Contract if, and only to the extent that and for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation under a Secured Rate Contract (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract. If a Swap Obligation under a Secured Rate Contract arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation under a Secured Rate Contract that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Tax” means with respect to any Secured Party: (a) Taxes measured by net income (including branch profit Taxes) and franchise Taxes imposed in lieu of net income Taxes, in each case (i) imposed on any Secured Party as a result of being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) withholding Taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a Secured Party under this Agreement in the capacity under which such Person makes a claim under Section 11.1(b) or designates a new Lending Office, except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 10.20) of any other Secured Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 11.1(b); (c) Taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to Section 11.1(g); and (d) any United States federal withholding Taxes imposed under FATCA.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by Agent, including Syndtrak®, Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Facility Termination Date” means the date on which (a) the Revolving Loan Commitments have terminated, (b) all Loans, all L/C Reimbursement Obligations, and all other Obligations (excluding Secured Rate Contract Obligations and Secured Bank Product Obligations unless Agent has theretofore been notified in writing by the holder thereof that such Secured Rate Contract Obligations or Secured Bank Product Obligations are then due and payable) have been paid and satisfied in full in cash, and (c) there shall have been deposited cash collateral with respect to all contingent Obligations (or, as an alternative to cash collateral, in the case of any Letter of Credit Obligation, Agent shall have received a back-up letter of credit) in amounts and on terms and conditions and with parties satisfactory to Agent and each Indemnitee that is, or may be, owed such Obligations (excluding contingent Obligations (other than L/C Reimbursement Obligations) as to which no claim has been asserted, Secured Rate Contract Obligations and Secured Bank Product Obligations).

“FATCA” means Sections 1471, 1472, 1473 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future United States Treasury Regulations promulgated thereunder and published guidance with respect thereto, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements with respect thereto.

“FCPA” as defined in Section 4.22(c).

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as determined by Agent in a commercially reasonable manner, but in no event less than 0.0% per annum.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” as defined in Section 2.9(a).

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Final Availability Date” means the earlier of (a) one (1) Business Day prior to the date specified in  clause (a) of the definition of Revolving Termination Date and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“Fiscal Quarter” means any of the quarterly accounting periods of the Borrowers and their Subsidiaries ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Borrowers and their Subsidiaries ending on December 31 of each year.

“Flood Insurance” means, for any Real Estate (including any personal property Collateral located on such Real Estate) located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance reasonably satisfactory to Agent, in either case, that (a) meets the requirements of FEMA and any other applicable federal agencies, (b) includes a deductible not to exceed $50,000 and (c) has a coverage amount equal to the lesser of (i) the insurable value of the buildings and any personal property Collateral located on the Real Estate as determined by Agent or (ii) the maximum policy limits set under the National Flood Insurance Program.

“Flood Insurance Requirements” means, with respect to any Mortgages, Agent shall have received: (i) evidence as to whether the applicable Real Estate is located in a Special Flood Hazard Area pursuant to a standard flood hazard determination form ordered and received by Agent, and (ii) if such Real Estate is located in a Special Flood Hazard Area, (A) evidence as to whether the community in which such Real Estate is located is participating in the National Flood Insurance Program, (B) the applicable Credit Party’s written acknowledgment of receipt of written notification from Agent as to the fact that such Real Estate is located in a Special Flood Hazard Area and as to whether the community in which such Real Estate is located is participating in the National Flood Insurance Program and (C) copies of the applicable Credit Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to Agent and naming Agent as sole loss payee on behalf of the Secured Parties.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination. Subject to Section 1.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 5.1(a).

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising  executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantor” means any Person that has guaranteed any Obligations.

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of even date herewith, in form and substance reasonably acceptable to Agent and the Borrowers, made by the Credit Parties in favor of Agent, for the benefit of the Secured Parties.

“Guidelines” means sound underwriting principles relating to the originating and servicing of the Collateral Loans, as may be approved of by Agent.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the ordinary course of business); (c) the face amount of all letters of credit issued for the account of such Person (or for which such Person is liable) and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person (or for which such Person is liable); (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations of such Person, whether or not contingent, in respect of Disqualified Stock, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; (j) all direct or indirect liability, contingent or otherwise, of that Person with respect to any other Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (k) all direct or indirect liability, contingent or otherwise, of that Person under any Rate Contracts; (l) all direct or indirect liability, contingent or otherwise, of that Person to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (m) all direct or indirect liability, contingent or otherwise, of that Person for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Indebtedness under the foregoing clauses (j) through (m) shall be equal to the amount of the obligation so guarantied or otherwise supported or, if not a fixed and determined amount, the maximum amount so guarantied or supported.

“Indemnified Matter” as defined in Section 10.6.

“Indemnified Tax” means (a) any Tax other than an Excluded Tax and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” as defined in Section 10.6.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors;

in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all rights, title and interests in or relating to (a) intellectual property and industrial property arising under any Requirement of Law, including all Copyrights, Patents, Software, Trademarks, Internet Domain Names, Trade Secrets, (b) all IP Ancillary Rights relating thereto and (c) IP Licenses.

“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan the last day of each Interest Period, and (b) with respect to Base Rate Loans the last day of each calendar quarter.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one month thereafter; provided that:

(a)          if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b)          any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)          no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.

“Inventory” means all “inventory” (as such term is defined in the UCC) of the Borrowers and their Subsidiaries.

“Investment” as defined in Section 6.4.

“IP Ancillary Rights” means, with respect to any Intellectual Property (of the type described in clauses (a) and (c) of the definition of Intellectual Property), as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property of the type described in clause (a) of the definition of Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any  Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time as extended in accordance with this Agreement from time to time.

“L/C Issuer” means any Lender or an Affiliate thereof or a bank or other legally authorized Person, in each case, reasonably acceptable to Agent, in such Person’s capacity as an issuer of Letters of Credit hereunder.

“L/C Reimbursement Agreement” as defined in Section 2.1(c)(i)(C). “L/C Reimbursement Date” as defined in Section 2.1(c)(v).

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrowers to the L/C Issuer thereof or to Agent, as and when matured, to pay all amounts drawn under such Letter of Credit.

“L/C Request” means a request submitted in writing or by Electronic Transmission substantially in the form of Exhibit 2.1(c) duly completed or in any other written form acceptable to such L/C Issuer.

“L/C Sublimit” means $0.00.

“Lead Arranger” means Capital One, National Association. “Lender” as defined in the preamble hereto.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower Representative and Agent.

“Letter of Credit” means documentary or standby letters of credit Issued for the account of the Borrowers by L/C Issuers, and bankers’ acceptances issued by a Borrower in connection therewith, for which Agent and Lenders have incurred Letter of Credit Obligations.

“Letter of Credit Fee” as defined in Section 2.9(c).

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of the Borrowers or the Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the Issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 2.1(c) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, for each Interest Period, the higher of (a) 0.00% per annum, and (b) the offered rate per annum (but not less than 0.00%) for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page (or the applicable successor page) as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period. Subjection to Section 11.5, if no such offered rate exists, such rate will be the rate of interest per annum, as determined by Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“LIBOR Margin” has the meaning assigned to such term in the definition of Applicable Margin.

“LIBOR Rate Loan” means a Loan that bears interest based on LIBOR.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” means any loan made or deemed made by any Lender hereunder.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Collateral Documents, all agreements entered into with respect to the Letters of Credit, and all documents delivered to Agent and/or any Lender in connection with any of the foregoing (excluding any Secured Rate Contract or any Secured Bank Product Agreement).

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Master Agreement for Documentary Letters of Credit” means that certain Master Agreement for Documentary Letters of Credit, dated as of the Closing Date between the Borrower Representative on behalf of all Credit Parties and Capital One, as an L/C Issuer.

“Master Agreement for Standby Letters of Credit” means that certain Master Agreement for Standby Letters of Credit, dated as of the Closing Date between the Borrower Representative on behalf of all Credit Parties and Capital One, as an L/C Issuer.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (a) the condition (financial or otherwise), business, performance, operations, liabilities or Property of the Credit Parties and their Subsidiaries taken as a whole; (b) the ability of any Credit Party, any Subsidiary of any Credit Party or any other Person (other than Agent or Lenders) to perform its obligations under any Loan Document; or (c) the validity or enforceability of any Loan Document or the rights and remedies of Agent, the Lenders and the other Secured Parties under any Loan Document.

“Material Environmental Liabilities” means Environmental Liabilities exceeding $1,000,000 in the aggregate.

“Material Indebtedness” means any Indebtedness (other than the Obligations but including Secured Rate Contract Obligations and Secured Bank Product Obligations) of any Credit Party or any of its Subsidiaries having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of $1,000,000 or more.

“Maximum Loan Cap” means, as of any date of determination, the lesser of (A) the Consolidated Borrowing Base (as calculated pursuant to the Consolidated Borrowing Base Certificate) in effect from time to time and (B) the Aggregate Revolving Loan Commitment then in effect.

“Maximum Lawful Rate” as defined in Section 2.3(d). “MNPI” as defined in Section 10.10(a).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on Real Estate or any interest in Real Estate made by any Credit Party in favor of, or for the benefit of, Agent (or a nominee or sub-agent therefor) for the benefit of the Secured Parties (or any one or more of them), in form and substance reasonably satisfactory to Agent and the Borrower Representative.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or Liabilities.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that, among other things, mandates the purchase of flood insurance to cover real property improvements and contents located in Special Flood Hazard Areas in participating communities and may provide protection to property owners through a federal insurance program.

“Net Issuance Proceeds” means, in respect of any issuance of equity or incurrence of Indebtedness, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of a Borrower.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition, as well as insurance proceeds and condemnation and similar awards received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to a Borrower or any Affiliate of a Borrower, (ii) sales, use or other transaction Taxes paid or payable as a result thereof, (iii) amounts required to be applied to pay principal, interest and prepayment premiums and penalties on Indebtedness (other than the Obligations) secured by a Lien on the asset which is the subject of such Disposition and prior to the Lien securing the Obligations and (iv) any escrow or reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of the applicable Disposition undertaken by any Borrower or any of their respective Subsidiaries or other liabilities in connection with such Disposition (provided that upon release of any such escrow or reserve, the amount released shall be considered Net Proceeds) and (b) in the event of an Event of Loss, (i) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“Non-U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.”

“Note” means any Revolving Note, and “Notes” means all such Notes.

“Notice of Borrowing” means a notice given by the Borrower Representative to Agent pursuant to Section 2.5, in substantially the form of Exhibit 1.1(b) hereto.

“Notice of Conversion/Continuation” as defined in Section 2.6(a).

“Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, L/C Reimbursement Obligations, covenants and duties owing by any Credit Party to any Lender, Agent, any L/C Issuer, any Secured Swap Provider, any Secured Bank Product Bank or any Person required to be indemnified, that arises under any Loan Document, Secured Rate Contract or Secured Bank Product Agreement, or letter of credit reimbursement or similar agreement, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired (whether or not accruing after the filing of any case under the Bankruptcy Code and whether or not a claim for post-filing or post-petition interest, fees and charges is allowed or allowable in any such proceeding); provided, that Obligations of any Guarantor shall not include any Excluded Rate Contract Obligations solely of such Guarantor.

“OFAC” as defined in Section 4.22(a).

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) for any other entity, any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of such entity.

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax, other than any such connection arising solely from the Secured Party having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected as a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or sold or assigned an interest in any Loan or Loan Document.

“Other Taxes” as defined in Section 11.1(c).

“Overadvance” means, at any time, Revolving Loans outstanding in excess of the Consolidated Borrowing Base.

“Participant Register” as defined in Section 10.9(f). “Participating Lender” as defined in Section 10.20.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto. “Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means any Acquisition by a Credit Party of all of the Stock of a Target or all or substantially all of the assets of a Target, in each case, to the extent that each of the following conditions shall have been satisfied:

(a)          the Borrower Representative shall have delivered to Agent at least ten (10) Business Days prior to the consummation thereof (or such shorter period as Agent may accept):

(i)           (A) notice of such Acquisition setting forth in reasonable detail the terms and conditions of such Acquisition, (B) pro forma financial statements of Borrowers and their respective Subsidiaries after giving effect to the consummation of such Acquisition and the incurrence or assumption of any Indebtedness in connection therewith, (C) audited financial statements or a review (which may be in the form of a quality of earnings report) by a nationally or regionally-recognized accounting firm (which may be BKD, LLP) and (D) executed counterparts of the respective acquisition agreement and copies of all other material agreements, documents, consents and approvals pursuant to which such Acquisition is to be consummated;

(ii)          a certificate of a Responsible Officer of the Borrower Representative demonstrating, on a pro forma basis after giving effect to the consummation of such Acquisition calculated as of the last day of the most recent Fiscal Quarter preceding the date on which the Acquisition is consummated for which financial statements have been delivered that the Consolidated Total Leverage Ratio does not exceed the Consolidated Total Leverage Ratio in effect immediately prior to the consummation of such Acquisition;

(iii)         if required by Agent, environmental assessments satisfactory to Agent;

(b)          such Acquisition shall not be hostile and have been approved by the board of directors (or other similar body) of the Target; and

(c)          the total consideration paid or payable (including all transaction costs, Indebtedness incurred, assumed and/or reflected on a consolidated balance sheet of the Credit Parties and their Subsidiaries after giving effect to such Acquisition and the maximum amount of all deferred payments, including Contingent Acquisition Obligations) (such amounts, collectively, the “Acquisition Consideration”) for such Acquisition shall not exceed $5,000,000, unless approved by Agent, such approval not to be unreasonably withheld or delayed; and

Notwithstanding the foregoing, no Collateral Loan acquired by a Credit Party in a Permitted Acquisition shall be included as Eligible Collateral Loans until a field examination with respect thereto has been completed to the satisfaction of Agent, including the establishment of Reserves required in Agent’s Permitted Discretion; provided that field examinations and appraisals in connection with Permitted Acquisitions shall not count against the limited number of field examinations or appraisals for which expense reimbursement may be sought.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Liens” as defined in Section 6.1.

“Permitted Overadvances” means Overadvances made or outstanding under Section 2.1(b)(ii), so long as (A) the Total Loan Balance does not exceed the Aggregate Revolving Loan Commitment, (B) the aggregate amount of all Overadvances does not exceed 10% of the Aggregate Revolving Loan Commitment and (C) no Overadvance remains outstanding for more than thirty (30) consecutive days during any one hundred eighty (180) consecutive day period.

“Permitted Real Property Debt” means any Indebtedness for borrowed money which is secured by real property described on Schedule 6.5 attached hereto.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness permitted under Section 6.5(b), 6.5(c), and 6.5(j) that:

(a)          has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, except by an amount equal to the unpaid accrued interest and premium thereon, defeasance costs and other reasonable amounts paid and fees and expenses incurred in connection therewith;

(b)          has a Weighted Average Life to Maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended;

(c)          is not entered into as part of a sale leaseback transaction;

(d)          is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended;

(e)          the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended;

(f)           is payment and/or lien subordinated to the Obligations at least to the same extent and in the same manner as the Indebtedness being refinanced or extended; and

(g)          is otherwise on terms no less favorable to the Credit Parties and their Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced or extended.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Prior Indebtedness” means the Indebtedness owed to Capital One, National Association pursuant to that certain Loan and Security Agreement dated December 14, 2011, as thereafter amended.

“Private Side Information” as defined in Section 10.10(a)(iii).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible. For the avoidance of doubt, “Property” of the Borrower shall not include the Stock  in the Borrower.

“Public Lender” as defined in Section 10.10(a)(i).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation under a Secured Rate Contract, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy  Code) designed to provide protection against fluctuations in interest or currency exchange rates and commodity prices and any other agreements or arrangements designed to provide such protection.

“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party.

“Register” as defined in Section 2.4(b).

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III) and other consultants and agents of or to such Person or any of its Affiliates.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Replacement Lender” as defined in Section 10.20.

“Reports” as defined in Section 10.26(b).

“Required Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitment then in effect, or (b) if the Aggregate Revolving Loan Commitments have terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of Loans and then outstanding Letter of Credit Obligations. Such portion of the Aggregate Revolving Loan Commitment (or Revolving Loans, as applicable) then outstanding, as applicable, held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders at any time.

“Requirement of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserves” means, with respect to the Consolidated Borrowing Base (a) reserves established by Agent from time to time against Eligible Collateral Loans pursuant to Section 2.13, (b) dilution reserves determined by Agent, (c) Cash Management/Hedge Reserves and (d) such other reserves against Eligible Collateral Loans, that Agent may, in its Permitted Discretion, establish from time to time. Without limiting the generality  of  the foregoing, Reserves established to ensure the payment of accrued interest expenses or Indebtedness shall be deemed to be an exercise of Agent’s Permitted Discretion.

“Responsible Officer” means the chief executive officer, the president, the chief financial officer or general counsel of a Borrower or the Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of a Borrower or the Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility.

“Restricted Debt Payments” as defined in Section 6.12.

“Restricted Payments” as defined in Section 6.8.

“Revolving Lender” means each Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who hold Revolving Loans or participations in Letter of Credit Obligations).

“Revolving Loan” means a Loan made or deemed to have been made pursuant to Section 2.1(b),  Section 2.1(c)(vi)(B),  Section 2.1(d)(iii)(B).

“Revolving Loan Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and acquire interests in Letter of Credit Obligations, which initial commitments are set forth on Schedule 2.1(b) opposite such Lender’s name under the heading “Revolving Loan Commitments”, as such commitment may be (a) reduced from time to time pursuant to this Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Revolving Lender pursuant to an Assignment.

“Revolving Note” means a promissory note of the Borrowers payable to a Lender in substantially the form of Exhibit 1.1(c) hereto, evidencing Indebtedness of the Borrowers under the Revolving Loan Commitment of such Lender.

“Revolving Termination Date” means the earlier to occur of: (a) March 30, 2024 and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.

“Sale” as defined in Section 10.9(b).

“Sanctioned Country” as defined in Section 4.22(a). “Sanctions” as defined in Section 4.22(a).

“SDN List” as defined in Section 4.22(a).

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., or its legal successor.

“Secured Bank Product Agreement” means any Bank Product Agreement between any Credit Party and  a Secured Bank Product Bank, in effect on the Closing Date or entered into thereafter, to the extent that (x) Capital One, National Association or any of its Affiliates is the Secured Bank Product Bank or (y) the Borrower Representative and such Secured Bank Product Bank have notified Agent in writing of the intent to include the obligations of such Credit Party arising under such Bank Product Agreement as Secured Bank Product Obligations, and such Secured Bank Product Bank shall have acknowledged and agreed to the terms contained herein applicable to Secured Bank Product Obligations, including the provisions of Sections 2.10, 9.13 and 10.24.

“Secured Bank Product Bank” means a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Bank Product Agreement) who has entered into a Bank Product Agreement with a Credit Party.

“Secured Bank Product Obligation” means, as to any Person, all obligations, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), of a Credit Party arising under any Secured Bank Product Agreement.

“Secured Party” means Agent, each Lender, each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Credit Party (including each Secured Swap Provider and each Secured Bank Product Bank).

“Secured Rate Contract” means any Rate Contract between a Credit Party and a Secured Swap Provider, in effect on the Closing Date or entered into thereafter, to the extent that (x) Capital One, National Association or any of its Affiliates is the Secured Swap Provider or (y) the Borrower Representative and such Secured Swap Provider have notified Agent in writing of the intent to include the obligations of such Credit Party arising under such Rate Contract as Secured Rate Contract Obligations, and such Secured Swap Provider shall have  acknowledged and agreed to the terms contained herein applicable to Secured Rate Contract Obligations, including the provisions of Sections 2.10, 9.13 and 10.24.

“Secured Rate Contract Obligations” means as to any Person, all obligations, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), of a Credit Party arising under any Secured Rate Contract.

“Secured Swap Provider” means a Lender or an Affiliate of a Lender (or a Person who was a Lender or  an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Rate Contract with a Credit Party.

“Settlement Date” as defined in Section 2.11(b).

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA has designated as an area subject to special flood hazards, the current standard for which is at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year, as per the applicable flood maps.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent. “Stock” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting; and (b) all securities convertible into or exchangeable for any other Stock and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any other Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” means Indebtedness of any Credit Party or any Subsidiary of any Credit Party which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such subordination and other terms as are, in each case, reasonably satisfactory to Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than fifty percent (50%) of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Target” means any other Person or business unit or asset group of any other Person acquired or proposed to be acquired in an Acquisition that is organized in the United States or one of the states thereof or substantially all of whose assets are located in the United States.

“Tax Affiliate” means, (a) each Borrower and its Subsidiaries. (b) each other Credit Party and (c) any Affiliate of a Borrower with which such Borrower files or is eligible to file consolidated, combined or unitary Tax returns.

“Tax Return” as defined in Section 4.10. “Taxes” as defined in Section 11.1(a).

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or Liabilities.

“Trade Date” as defined in Section 10.9(g).

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of Texas.

“United States” and “U.S.” each means the United States of America.

“U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments made on such Indebtedness prior to the date of the applicable extension shall be disregarded.

“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person, all of the Stock of which (other than directors’ qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write- down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield Differential” as defined in Section 2.1(e)(iii)(B).

1.2            Other Interpretive Provisions.

(a)             Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b)             The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c)             Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”

(d)             Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. For the avoidance of doubt, the initial payments of interest and fees relating to the Obligations under the Loan Documents (other than amounts due on the Closing Date) shall be due and payable on the last day of the first month or quarter, as applicable, following the entry of the Obligations onto the operations systems of Agent, but in no event later than the last day of the second month or quarter, as applicable, following the Closing Date. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” All references to the time of day shall be a reference to Dallas, Texas time. If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e)             Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan

Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f)             Laws. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and, except as otherwise provided with respect to FATCA, are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(g)             Divisions. Any reference herein to (i) a merger, transfer, consolidation, amalgamation, dissolution, liquidation, consolidation, assignment, sale, conveyance, disposition, distribution or transfer, or similar term, shall be deemed to apply to a division of or by a Person, or an allocation of assets to a Person or series of Persons (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, dissolution, liquidation, consolidation, assignment, sale, conveyance, disposition, distribution or transfer, or similar term, in each case as applicable, to, of or with a separate Person and (ii) the establishment or creation of a Subsidiary shall be deemed to apply to a division of or by a Person, or an allocation of assets to a Person or series of Persons (or the unwinding of such a division or allocation), as if it were the establishment or creation of a Subsidiary.

1.3            Accounting Terms and Principles.

(a)             All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Borrowers and their respective Subsidiaries shall be given effect for purposes of measuring compliance with any provision of Article VI or VII, calculating the Applicable Margin or otherwise determining any relevant ratios and baskets which govern whether any action is permitted hereunder unless the Borrowers, Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other Liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value” and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. A breach of a financial covenant contained in Article VII shall be deemed to have occurred as of the last day of any specified measurement period, regardless of when the financial  statements reflecting such breach are delivered to Agent.

(b)             For purposes of determining pro forma compliance with any financial covenant as of any date prior to the first date on which such financial covenant is to be tested hereunder, the level of any such financial covenant shall be deemed to be the covenant level for such first test date.

(c)             If the availability of Indebtedness under this Agreement, or other incurrence of Indebtedness in compliance with this Agreement, is subject to a maximum leverage ratio, then, solely for the purposes of determining such availability or compliance, the cash proceeds of such Indebtedness, shall not be included in the calculation, if applicable, of cash or cash equivalents included in the determination of such leverage ratio.

1.4            Payments. Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer. Any such determination or redetermination by Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

ARTICLE II

THE CREDITS

2.1          Amounts and Terms of Commitments.

(a)          Reserved.

(b)          The Revolving Credit.

(i)             Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Revolving Lender severally and not jointly agrees to make Loans to the Borrowers (each such Loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date through the Final Availability Date, in an aggregate amount not to exceed at any time outstanding such Lender’s Revolving Loan Commitment, which Revolving Loan Commitments, as of the Closing Date, are set forth on Schedule 2.1(b) opposite such Lender’s name under the heading “Revolving Loan Commitments”; provided, however, that, after giving effect to any Borrowing of Revolving Loans, the Total Loan Balance shall not exceed the Maximum Loan Cap. Subject to the other terms and conditions hereof, amounts borrowed under this Section 2.1(b) may be repaid and reborrowed from time to time. If at any time the then outstanding Total Loan Balance (excluding Permitted Overadvances) exceeds the Maximum Loan Cap, then the Borrowers shall immediately prepay outstanding Revolving Loans in an amount sufficient to eliminate such excess.

(ii)            If the Borrower Representative requests that Revolving Lenders make Overadvances, or permit Overadvances to remain outstanding, Agent may, in its sole discretion, elect to make, or permit to remain outstanding Permitted Overadvances, whether or not the conditions set forth in Section 3.2 are satisfied. If a Permitted Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Revolving Lenders shall be bound to make, or permit to remain outstanding, such Permitted Overadvance based upon their Commitment Percentage of the Aggregate Revolving Loan Commitment in accordance with the terms of this Agreement, regardless of whether the conditions to lending set forth in Section 3.2 have been met. All Overadvances shall constitute Base Rate Loans and shall bear interest at the Base Rate plus the Applicable Margin for Revolving Loans and the default rate under Section 2.3(c).

(c)          Letters of Credit.

(i)           Conditions. On the terms and subject to the conditions contained herein, the Borrower Representative may request that one or more L/C Issuers Issue, in accordance with such L/C Issuers’ usual and customary business practices, and for the account of any Credit Party, Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Closing Date through the earlier of (x) seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date and (y) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement; provided, however, that no L/C Issuer shall Issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:

(A)         (i) Excess Availability would be less than zero, or (ii) the Letter of Credit Obligations for all Letters of Credit would exceed the L/C Sublimit;

(B)         the expiration date of such Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of Issuance thereof or (iii) is later than seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor any Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (iii) above.

(C)         (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be Issued in a form that is not acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrower Representative on behalf of the Credit Parties, the documents that such L/C Issuer generally uses in the ordinary course of business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

For each Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letters of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Agent or the Required Lenders that any condition precedent contained in Section 3.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

Notwithstanding anything else to the contrary herein, if any Lender is a Defaulting Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless (w) the Defaulting Lender has been replaced in accordance with Section 10.9 or 10.20, (x) the Letter of Credit Obligations of such Defaulting Lender have been cash collateralized, (y) the Revolving Loan Commitments of the other Lenders have been increased by an amount sufficient to satisfy Agent that all future Letter of Credit Obligations will be covered by all Revolving Lenders that are not Defaulting Lenders, or (z) the Letter of Credit Obligations of such Defaulting Lender have been reallocated to other Revolving Lenders in a manner consistent with Section 2.11(e)(ii).

(ii)          Notice of Issuance. The Borrower Representative shall give the relevant L/C Issuer and Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and Agent not later than 2:00 p.m. on the third Business Day prior to the date of such requested Issuance. Such notice shall be made in a writing or Electronic Transmission substantially in the form of Exhibit 2.1(c) duly completed or in any other written form acceptable to such L/C Issuer (an “L/C Request”).

(iii)         Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide Agent, in form and substance satisfactory to Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by any Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment and Agent shall provide copies of such notices to each Revolving Lender reasonably promptly after receipt thereof; (B) upon the request of Agent (or any Revolving Lender through Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to Agent, setting forth the Letter of Credit

Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(iv)         Acquisition of Participations. Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Letter of Credit Obligations.

(v)          Reimbursement Obligations of the Borrowers. The Borrowers agree to pay to the L/C Issuer of any Letter of Credit, or to Agent for the benefit of such L/C Issuer, each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after the Borrowers or the Borrower Representative receive notice from such L/C Issuer or from Agent that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below. In the event that any L/C Reimbursement Obligation is not repaid by the Borrowers as provided in this clause (v) (or any such payment by the Borrowers is rescinded or set aside for any reason), such L/C Issuer shall promptly notify Agent of such failure (and, upon receipt of such notice, Agent shall notify each Revolving Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable by the Borrowers on demand with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans and (B) thereafter  until payment in full, at the interest rate specified in Section 2.3(c) to past due Revolving Loans that are Base Rate Loans (regardless of whether or not an election is made under such Section).

(vi)         Reimbursement Obligations of the Revolving Lenders.

(A)         Upon receipt of the notice described in clause (v) above from Agent, each Revolving Lender shall pay to Agent for the account of such L/C Issuer its Commitment Percentage of such Letter of Credit Obligations (as such amount may be increased pursuant to Section 2.11(e)(ii)).

(B)         By making any payment described in clause (A) above (other than during the continuation of an Event of Default under Section 8.1(f) or 8.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Borrowers, which, upon receipt thereof by Agent for the benefit of such L/C Issuer, the Borrowers shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related L/C Reimbursement Obligations. Such participation shall not otherwise be required to be funded. Following receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay to Agent, for the benefit of such Lender, all amounts received by such L/C Issuer (or to the extent such amounts shall have been received by Agent for the benefit of such L/C Issuer, Agent shall promptly pay to such Lender all amounts received by Agent for the benefit of such L/C Issuer) with respect to such portion.

(vii)        Obligations Absolute. The obligations of the Borrowers and the Revolving Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of  Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person,  whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Revolving Lender, (i) the failure of any condition precedent set forth in Section 3.2 to be satisfied (each of which conditions precedent the Revolving Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of L/C Issuer, Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of any obligation of the Borrowers or any Revolving Lender hereunder. No provision hereof shall be deemed to waive or limit the Borrowers’ right to seek repayment of any payment of any L/C Reimbursement Obligations from the L/C Issuer under the terms of the applicable L/C Reimbursement Agreement or applicable law.

(d)          Reserved.

2.2          Evidence of Loans; Notes.

(a)          The Revolving Loans made by each Revolving Lender, respectively, are evidenced by this Agreement and, if requested by such Lender, a Note payable to such Lender in an amount equal to such Lender’s Revolving Loan Commitment.

2.3          Interest.

(a)          Subject to Sections 2.3(c) and 2.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made, and all interest which is not paid when due shall bear interest, at a rate per annum equal to LIBOR or the Base Rate, as the case may be, plus the Applicable Margin. Each determination of an interest rate by Agent shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error. All computations of fees and interest (other than interest accruing on Base Rate Loans) payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. All computations of interest accruing on Base Rate Loans payable under this Agreement shall be made on the basis of a 365-day year (366 days in the case of a leap year) and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b)          Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the Revolving Termination Date.

(c)          At the election of Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) exists), the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Loans and past due interest thereon, if any, from and after the date of occurrence of such Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus the LIBOR or Base Rate, as the case may be. All such interest shall be payable in cash on demand of Agent or the Required Lenders.

(d)          Anything herein to the contrary notwithstanding, the obligations of the Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrowers shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

2.4          Loan Account; Register.

(a)          Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Revolving Loans (including Overadvances) made by to Borrower or for its account, the Letters of Credit issued or arranged for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses. The Loan Account will be credited with all payments received by Agent from Borrower or for its account. Agent shall deliver to the Borrower Representative on a monthly basis a loan statement setting forth such record for the immediately preceding calendar month. The Loan Account shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.

(b)          Agent, acting as a non-fiduciary agent of the Borrowers solely for tax purposes and solely with respect to the actions described in this Section 2.4(b), shall establish and maintain at its address referred to in Section 10.2 (or at such other address as Agent may notify the Borrower Representative) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent, each Lender and each L/C Issuer in the Revolving Loans, L/C Reimbursement Obligations and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit, Letter of Credit Obligations and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 10.9 and  10.20), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, and for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by Agent from a Borrower or other Credit Party and its application to the Obligations under the Loan Documents.

(c)          Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit Obligations) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.4 and Section 10.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d)          The Credit Parties, Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrowers, the Borrower Representative, Agent, such Lender or such L/C Issuer during normal business hours and from time to time upon at least one Business Day’s prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by the Agent.

2.5          Procedure for Revolving Credit Borrowing

(a)          Agent reserves the right to require that each Borrowing of a Revolving Loan be made upon the Borrower Representative’s irrevocable (subject to Section 11.5) written notice delivered to Agent substantially in the form of a Notice of Borrowing or in a writing in any other form acceptable to Agent, which notice must be received by Agent prior to 2:00 p.m. (i) on the date which is one (1) Business Day prior to the requested Borrowing date in the case of each LIBOR Rate Loan and (ii) on the date which is one (1) Business Day  prior to the requested Borrowing date of each Base Rate Loan. Such Notice of Borrowing shall specify:

(i)           the amount of the Borrowing (which Agent reserves the right to require be in an aggregate minimum principal amount of at least $100,000);

(ii)          the requested Borrowing date, which shall be a Business Day;

(iii)         whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and

(iv)         if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans.

(b)          Upon receipt of a Notice of Borrowing, Agent will promptly notify each Revolving Lender of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.

2.6          Conversion and Continuation Elections

(a)          The Borrowers shall have the option to (i) request that any Revolving Loan be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of outstanding Loans from Base Rate Loans to LIBOR Rate Loans, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 11.4  if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period. Any such election must be made by Borrower Representative by 2:00 p.m. on the third Business Day prior to (1) the date of any proposed Loan which is to bear interest at LIBOR, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which the Borrowers wish to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by the Borrower Representative in such election. If no election is received with respect to a LIBOR Rate Loan by 2:00 p.m. on the third Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be automatically continued as a LIBOR Rate Loan at the end of its Interest Period. The Borrower Representative must make such election by notice to Agent in writing, including by Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 2.6 or in a writing in any other form acceptable to Agent. No Loan shall be made, converted into or continued as a LIBOR Rate Loan, if (x) an Event of Default has occurred and is continuing and Agent or Required Lenders have determined not to make or continue any Loan as a LIBOR Rate Loan as a result thereof or (y) Agent is or Required Lenders are stayed by the Bankruptcy Code from making such determination.

(b)          Upon receipt of a Notice of Conversion/Continuation, Agent will promptly notify each Lender thereof. In addition, Agent will, with reasonable promptness, notify the Borrower Representative and the Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve any Borrower of any liability hereunder or provide the basis for any claim against Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.

2.7          Optional Prepayments

(a)          Optional Prepayments Generally. The Borrowers may at any time prepay the Loans in whole or in part, without penalty or premium except as provided in Section 11.4. Optional partial prepayments of Revolving Loans shall be applied in accordance with Section 2.10(a).

(b)          Notices. Notice of prepayment pursuant to clause (a) above shall not thereafter be revocable by the Borrowers or the Borrower Representative (unless such notice expressly conditions such prepayment upon consummation of a transaction which is contemplated to result in prepayment of the Loans, in which event such notice may be revocable or conditioned upon such consummation) and Agent will promptly notify each Lender thereof. The payment amount specified in a notice of prepayment shall  be due and payable on the date specified therein. Together with each prepayment under this Section 2.7,  the Borrowers shall pay any amounts required pursuant to Section 11.4.

2.8          Mandatory Prepayments of Loans and Commitment Reductions

(a)          Reserved.

(b)          Revolving Loan.  The Borrowers shall repay to the Lenders in full on the date specified  in clause (a) of the definition of “Revolving Termination Date” the aggregate principal amount of the Revolving Loans outstanding on the Revolving Termination Date.

(c)          Asset Dispositions; Events of Loss. If a Credit Party or any Subsidiary of a Credit Party shall at any time or from time to time:

(i)           make a Disposition (other than sales or other dispositions expressly permitted under Sections 6.2(a), 6.2(c) through 6.2(l)); or

(ii)          suffer an Event of Loss;

and the aggregate amount of the Net Proceeds received by the Credit Parties and their Subsidiaries in connection with such Disposition or Event of Loss and all other such Dispositions and Events of Loss occurring during the Fiscal Year exceeds $1,000,000, then (A) the Borrower Representative shall promptly notify Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by a Credit Party and/or such Subsidiary in respect thereof) and (B) promptly upon receipt by a Credit Party and/or such Subsidiary of the Net Proceeds of such Disposition or Event of Loss, the Borrowers shall deliver, or cause to be delivered, such excess Net Proceeds to Agent for distribution to the Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with Section 2.8(f) hereof. Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing, such prepayment shall not be required to the extent a Credit Party or such Subsidiary reinvests the Net Proceeds of such Disposition or Event of Loss in productive assets (other than Inventory (except to the extent Inventory was subject to such an Event of Loss)) of a kind then used or usable in the business of a Borrower or such Subsidiary, within one hundred eighty (180) days after the date of such Disposition or Event of Loss, or enters into a binding commitment thereof within said one hundred eighty (180) day period and subsequently makes such reinvestment within an additional one hundred eighty (180) days thereafter; provided that the Borrower Representative notifies Agent of such Borrower’s or such Subsidiary’s intent to reinvest and of the completion of such reinvestment at the time such proceeds are received and when such reinvestment occurs, respectively.

(d)          Reserved.

(e)           Excess Outstandings. On any date on which the Total Loan Balance (other than Permitted Overadvances) exceeds the Maximum Loan Cap, Borrowers shall immediately pay to Agent an amount equal to such excess, together with the other Obligations then due and payable directly related thereto (including the Obligations set forth in Section 11.3), such amount to be applied first to Revolving Loans until paid in full and then to cash collateralize L/C Reimbursement Obligations.

(f)           Application of Prepayments. Subject to Section 2.10, any prepayments pursuant to Section 2.8 shall be applied first to prepay outstanding Revolving Loans without permanent reduction of the Aggregate Revolving Loan Commitment and second to cash collateralize Letters of Credit in an amount determined in accordance with Section 8.4. To the extent permitted by the foregoing, amounts prepaid  shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods remaining. Together with each prepayment under this Section 2.8, the Borrowers shall pay any amounts required pursuant to Section 11.4 hereof.

(g)          No Implied Consent. Provisions contained in this Section 2.8 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.

2.9          Fees.

(a)          Fees. The Borrowers shall pay to Agent, for Agent’s own account or as otherwise provided therein, fees in the amounts and at the times set forth in a letter agreement between the Borrowers and Agent dated of even date herewith (as amended, modified and/or supplemented from time to time in accordance with its terms, the “Fee Letter”).

(b)          [Reserved].

(c)          Letter of Credit Fee. The Borrowers agree to pay to Agent for the ratable benefit of the Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to Agent or Lenders hereunder or fees otherwise paid by the Borrowers, all reasonable costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each calendar month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the daily undrawn face amount of all Letters of Credit Issued, guarantied or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Margin with respect to Revolving Loans which are LIBOR Rate Loans; provided, however, such rate shall automatically be increased by two percent (2.00%) per annum at any time that the interest rate is increased by 2% pursuant to Section 2.3(c).  Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on  the last day of each calendar month and on the date on which all L/C Reimbursement Obligations have been discharged. In addition, the Borrowers shall pay to Agent, any L/C Issuer or any prospective L/C Issuer, as appropriate, on demand, such L/C Issuer’s or prospective L/C Issuer’s customary fees at then prevailing rates, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer or prospective L/C Issuer in respect of the application for, and the Issuance, negotiation, acceptance, amendment, transfer and payment of, each Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is Issued.

(d)          All fees payable pursuant to this Section 2.9 shall be applied in accordance with Section 2.10(a).

2.10        Payments by the Borrowers

(a)          All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Agent and for the ratable account of the Persons holding the applicable Obligations at the address for payment, including wire instructions, as Agent may from time to time specify in writing to Borrower Representative in accordance with Section 10.2, including payments utilizing the ACH system, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 1:00 p.m. on the date due. Any payment which is received by Agent later than 1:00 p.m. may in Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. Each Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral. Each Borrower hereby authorizes Agent, from time to time without prior notice to any Borrower, to charge the Loan Account (as a Revolving Loan that is a Base Rate Loan) to pay (i) interest, principal, L/C Reimbursement Obligations, fees payable under the Fee Letter, and Letter of Credit Fees, in each instance, on the date due, or (ii) after five (5) days’ prior notice to the Borrower Representative, other fees, costs or expenses payable by a Borrower or any of its Subsidiaries hereunder or under the other Loan Documents.

(b)          Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be excluded in the computation, and if applicable, payment, of interest or fees, as the case may be, on such  next succeeding Business Day; provided that such extension of time shall be included in the next succeeding computation and payment of interest and fees; provided further that if the scheduled payment date is the maturity date of any Loan such extension of time shall include such interest and fees, which shall be payable on such next succeeding Business Day.

(c)           Notwithstanding any contrary provision set forth herein or in any other Loan Document, (i) during the continuance of an Event of Default, Agent may, and shall upon the direction of Required Lenders apply any and all payments received by Agent in respect of any Obligation in accordance with clauses first through seventh below; and (ii) all payments made by Credit Parties to Agent after any or all of the Obligations under the Loan Documents have been accelerated (so long as such acceleration has not been rescinded) or have otherwise matured, including proceeds of Collateral, shall be applied as follows:

first, to payment of costs, expenses and indemnities, including Attorney Costs, of Agent payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of Attorney Costs of Lenders payable or reimbursable by the Credit Parties under this Agreement;

third, to payment of all accrued unpaid interest on the Obligations and fees owed to Agent, Lenders and L/C Issuers (whether or not accruing after the filing of any case under the Bankruptcy Code with respect to any Obligations and whether or not a claim for such post-filing or post-petition interest, fees, and charges is allowed or allowable in any such proceeding);

fourth, to (x) the payment of principal of the Obligations (including L/C Reimbursement Obligations, Overadvances and Protective Advances) then due and payable, (y) cash collateralization of unmatured L/C Reimbursement Obligations to the extent not then due and payable, and (z) the payment of the Secured Rate Contract Obligations and the Secured Bank Product Obligations then due and payable (exclusive of Secured Rate Contract Obligations and the Secured Bank Product Obligations to the extent that a Cash Management/Hedge Reserve has not been taken by the Agent in respect thereof), ratably;

fifth, to payment of any remaining Secured Rate Contract Obligations and Secured Bank Product Obligations;

sixth, to payment of any other amounts owing constituting Obligations; and

seventh, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied to each category in the numerical order provided until exhausted prior to the application to the immediately succeeding category, (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above and (iii) no payments by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to Obligations, the guaranty of which by such Guarantor would constitute an Excluded Rate Contract Obligation. Notwithstanding the foregoing, Secured Rate Contract Obligations and Secured Bank Product Obligations with parties that are not Affiliates of Agent shall be excluded from the application described above unless at least three Business Days prior to any distribution, Agent has received written notice from the applicable Secured Swap Provider or Secured Bank Product Bank of the amount of Secured Rate Contract Obligations or Secured Bank Product Obligations then due and payable, together with such supporting documentation as Agent may request.

2.11        Payments by the Lenders to Agent; Settlement

(a)          Payments. Agent may, on behalf of Lenders, disburse funds to the Borrowers for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Commitment Percentage of any Loan before  Agent disburses same to the Borrowers. If Agent elects to require that each Lender make funds available to Agent prior to disbursement by Agent to the Borrowers, Agent shall advise each Lender by telephone or other electronic means of the amount of such Lender’s Commitment Percentage of the Loan requested by the Borrower Representative no later than the Business Day prior to the scheduled Borrowing date applicable thereto, and each such Lender shall pay Agent such Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Agent’s account, as designated in writing by the Agent to Borrower from time to time, no later than 1:00 p.m. on such scheduled Borrowing date. Nothing in this Section 2.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 2.11, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Agent any Lender or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(b)          Settlement. At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or other electronic means of the amount of such Lender’s Commitment Percentage of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Agent shall pay to each Lender such Lender’s Commitment Percentage (except as otherwise provided in Section 2.1(c)(vi) and Section 2.11(e)(iv)) of principal, interest and fees paid by the Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender) not later than 2:00 p.m. on the next Business Day following each Settlement Date.

(c)          Availability of Lender’s Commitment Percentage. Agent may assume that each Revolving Lender will make its Commitment Percentage of each Revolving Loan available to Agent on each Borrowing date. If such Commitment Percentage is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Commitment Percentage forthwith upon Agent’s demand, Agent shall promptly notify the Borrower Representative and the Borrowers shall immediately repay such amount to Agent. Nothing in this Section 2.11(c) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrowers may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. Without limiting the provisions of Section 2.11(b), to the extent that Agent advances funds to the Borrowers on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such advance is made,

Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Revolving Lender.

(d)          Return of Payments.

(i)           If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)          If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(e)          Defaulting Lenders.

(i)           Responsibility. The failure of any Defaulting Lender to make any Revolving Loan, or to fund any purchase of any participation to be made or funded by it (including with respect to any Letter of Credit), or to make any payment required by it under any Loan Document on the date specified therefor shall not relieve any other Lender of its obligations to make such loan, fund the purchase of any such participation, or make any other such required payment on such date, and neither Agent nor, other than as expressly set forth herein, any other Lender shall be responsible for the failure of any Defaulting Lender to make a loan, fund the purchase of a participation or make any other required payment under any Loan Document.

(ii)          Reallocation. If any Revolving Lender is a Defaulting Lender, all or a portion of such Defaulting Lender’s Letter of Credit Obligations (unless such Lender is the L/C Issuer that Issued such Letter of Credit) shall, at Agent’s election at any time or upon any L/C Issuer’s  written request delivered to Agent (whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the Revolving Lenders that are not Defaulting Lenders pro rata in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment (calculated as if the Defaulting Lender’s Commitment Percentage was reduced to zero and each other Revolving Lender’s (other than any other Defaulting Lender’s) Commitment Percentage had been increased proportionately), provided that no Revolving Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Revolving Loans or outstanding Letter of Credit Obligations to exceed its Revolving Loan Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iii)         Voting Rights. Notwithstanding anything set forth herein to the contrary, including Section 10.1, a Defaulting Lender (other than a Defaulting Lender who holds no unfunded Commitment) shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to Section 10.1) for any voting or consent rights under or with respect to any Loan Document, provided that (A) the Commitment of a Defaulting Lender may not be increased, extended or reinstated, (B) the principal of a Defaulting Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations under the Loan Documents owing to a

Defaulting Lender may not be reduced in such a manner that by its terms affects such Defaulting Lender more adversely than other Lenders, in each case, without the consent of such Defaulting Lender. Moreover, for the purposes of determining Required Lenders, the Loans, Letter of Credit Obligations, and Commitments held by Defaulting Lenders shall be excluded from the total Loans and Commitments outstanding.

(iv)         Borrower Payments to a Defaulting Lender. Agent shall be authorized to use all payments received by Agent for the benefit of any Defaulting Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties. Agent shall be entitled to hold as cash collateral in a non-interest bearing account up to an amount equal to such Defaulting Lender’s pro rata share, without giving effect to any reallocation pursuant to Section 2.11(e)(ii), of all Letter of Credit Obligations until the Facility Termination Date. Upon any such unfunded obligations owing by a Defaulting Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Defaulting Lender. With respect to such Defaulting Lender’s failure to fund Revolving Loans or purchase participations in Letters of Credit or Letter of Credit Obligations, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Revolving Lenders shall be deemed to have sold, and such Defaulting Lender shall be deemed to have purchased, Revolving Loans or Letter of Credit participation interests from the other Revolving Lenders until such time as the aggregate amount of the Revolving Loans and participations in Letters of Credit and Letter of Credit Obligations are held by the Revolving Lenders in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment. Any amounts owing by a Defaulting Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans. In the event that Agent is holding cash collateral of a Defaulting Lender that cures pursuant to clause (v) below or ceases to be a Defaulting Lender pursuant to the definition of Defaulting Lender, Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Defaulting Lender shall be the aggregate amount of (A) all unpaid obligations owing by such Lender to Agent, L/C Issuers, and other Lenders  under the Loan Documents, including such Lender’s pro rata share of all Revolving Loans and Letter of Credit Obligations, plus, without duplication, (B) all amounts of such Defaulting Lender’s Letter of Credit Obligations reallocated to other Lenders pursuant to Section 2.11(e)(ii).

(v)          Cure. A Lender may cure its status as a Defaulting Lender under clause (a) of the definition of Defaulting Lender if such Lender fully pays to Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder and shall not constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(vi)         Fees. A Lender that is a Defaulting Lender pursuant to clause (a) of the definition of Defaulting Lender shall not earn and shall not be entitled to receive, and the Borrowers shall not be required to pay, such Lender’s portion of any fee owing to the Lenders during the time such Lender is a Defaulting Lender pursuant to clause (a) thereof. In  the event  that any reallocation of Letter of Credit Obligations occurs pursuant to Section 2.11(e)(ii), during the period of time that such reallocation remains in effect, the Letter of Credit Fee payable with respect to such reallocated portion shall be payable to (A) all Revolving Lenders based on their pro rata share of such reallocation or (B) to the L/C Issuer for any remaining portion not reallocated to any other Revolving Lenders. So long as a Lender is a Defaulting Lender, the Letter of Credit Fee payable with respect to any Letter of Credit Obligation of such Defaulting Lender that has not been reallocated pursuant to Section 2.11(e)(ii) shall be payable to the L/C Issuer.

(f)           Procedures. Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto.   Without limiting the generality of the

foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion, on E-Systems.

(g)          Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans or Commitments in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, Agent and such Lender.

2.12        Borrower Representative. LHC hereby (i) is designated and appointed by each Borrower as its representative and agent on its behalf (the “Borrower Representative”) and (ii) accepts such appointment as the Borrower Representative, in each case, for the purposes of issuing Notices of Borrowings, Notices of Conversion/Continuation and L/C Requests, delivering certificates including Compliance Certificates, Borrowing Base Certificates, Consolidated Borrowing Base Certificates, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants, but without relieving any other Borrower of its joint and several obligations to pay and perform the Obligations) on behalf of any Borrower or the Borrowers under the Loan Documents. Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from all Borrowers. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

2.13        Eligible Collateral Loans . Agent shall have the right to establish, modify or eliminate Reserves against Eligible Collateral Loans from time to time in its Permitted Discretion (including Dilution Reserves and reserves with respect to amounts owing by any Credit Party or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral). In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria and to establish new criteria with respect to Eligible Collateral Loans, in its Permitted Discretion, subject to the approval of Required Lenders in the case of adjustments or new criteria which have the effect of making more credit available.

ARTICLE III

CONDITIONS PRECEDENT

3.1          Conditions of Initial Loans. The obligation of each Lender to make its initial Loans and of each L/C Issuer to Issue, or cause to be Issued, the initial Letters of Credit hereunder is subject to satisfaction of the following conditions in a manner satisfactory to Agent:

(a)          Loan Documents. Agent shall have received on or before the Closing Date this Agreement duly executed by Agent, all Lenders named on the signature pages hereto, and each Borrower and their respective Subsidiaries (other than Excluded Subsidiaries) as Borrowers and Guarantors, together with all other agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Exhibit 3.1, including (i) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations and (ii) the Flood Insurance Requirements in the case of any Mortgages to be delivered on the Closing Date, each in form and substance reasonably satisfactory to Agent;

(b)          Evidence of Insurance. Agent shall have received a certificate from Borrowers’  insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.6 is in full force and effect, together with endorsements naming the Agent, for the benefit of Lenders, as additional insured and loss payee thereunder to the extent required under Section 5.6;

(c)           Refinancing of Existing Indebtedness. After giving effect to the consummation of the transactions contemplated hereby, payment of all costs and expenses in connection therewith, funding of the initial Loans and Issuance of the initial Letters of Credit, no Credit Party and no Subsidiary of any Credit Party shall have any material Indebtedness for borrowed money other than the Obligations and other Indebtedness for borrowed money acceptable to the Agent in its reasonable discretion; Agent shall have received such payoff letters and Lien releases as it may reasonably request with respect to other material Indebtedness for borrowed money;

(d)          No Litigation. There shall not exist any order, injunction or decree of any Governmental Authority restraining or prohibiting the funding of the Loans hereunder;

(e)          Fees and Expenses. The Agent and Lenders shall have received payment for all fees and expenses required to be paid on the Closing Date pursuant to any Loan Document or other applicable Contractual Obligation; and

(f)           KYC Information. At least five days prior to the Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower.

(g)          Material Adverse Effect. Since September 30, 2019, there shall not have occurred any Material Adverse Effect; and

(h)          Field Examination. The Agent and Lenders shall have received a satisfactory field examination from an examiner acceptable to Agent.

(i) Borrowing Base Certificate. The Agent and Lenders shall have received a Consolidated Borrowing Base Certificate, setting forth the Borrowing Base as of December 31, 2019.

For the purpose of determining satisfaction with the conditions specified in this Section 3.1, each Lender that has signed and delivered this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 3.1 unless Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

3.2          Conditions to All Borrowings. Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Loan (other than Permitted Overadvances) or incur any Letter of Credit Obligation, if, as of the date thereof:

(a)          any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly  relates to an earlier date (in which event such representations and warranties were untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such earlier date), and with respect to Revolving Loans or Issuances of Letters of Credit, Agent or Required Lenders have determined not to make such Loan or incur such Letter of Credit Obligation as a result of the fact that such representation or warranty is untrue or incorrect; or

(b)          with respect to Revolving Loans or Issuances of Letters of Credit, any Default or Event of Default has occurred and is continuing or would reasonably be expected to result immediately after giving effect to (and as a result of) any Loan (or the incurrence of any Letter of Credit Obligation), and Agent or Required Lenders shall have determined not to make such Revolving Loan or incur such Letter of Credit Obligation as a result of that Default or Event of Default; or

(c)          after giving effect to any Revolving Loan (or the incurrence of any Letter of Credit Obligations), the Total Loan Balance would not exceed the sum of Maximum Loan Cap.

The request by the Borrower Representative and acceptance by the Borrowers of the proceeds of any Loan or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrowers that (x) each representation and warranty by any Credit Party contained herein or in any other Loan Document is true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date) and

(y) the conditions in this Section 3.2 (without regard to any determination or agreement made or to be made by Agent or Required Lenders under Section 3.2(a)) have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent’s Liens, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to Agent and each Lender that the following are, and after giving effect to the transactions contemplated hereby will be, true, correct and complete:

4.1          Corporate Existence and Power. Each Credit Party and each of their respective Subsidiaries: (a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable; (b) has the power and authority and all governmental licenses, authorizations, Permits, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver, and perform its obligations under the Loan Documents to which it is a party; (c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and (d) is in compliance with all Requirements of Law; except, in each case referred to in clause (b)(i), (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.2          Corporate Authorization; No Contravention. The execution, delivery and performance by the Credit Parties of this Agreement and by each Credit Party of any other Loan Document to which such Person is party, have been duly authorized by all necessary action, and do not and will not (a) contravene the terms of any of that Person’s Organization Documents; (b) conflict with or result in any material breach or contravention of, or result in the creation of any Lien (other than Liens in favor of Agent created under the Loan Documents) under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or (c) violate any material Requirement of Law in any material respect.

4.3          Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document except (a) for recordings and filings in connection with the Liens granted to Agent under the Collateral Documents and (b) those obtained or made on or prior to the Closing Date.

4.4          Binding Effect. This Agreement and each other Loan Document to which any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

4.5          Litigation. Except as specifically disclosed in Schedule 4.5 or, with respect to matters arising after the date hereof, hereafter disclosed to Agent in writing, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party or any of their respective Properties which:

(a)          purport to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b)          would reasonably be expected to result in monetary judgment(s) or relief, individually or in the aggregate, in excess of $1,000,000; or

(c)          seek an injunction or other equitable relief which would reasonably be expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, no Credit Party or any Subsidiary of any Credit Party is the subject of an audit or, to each Credit Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any Requirement of Law.

4.6          No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Agent’s Liens on the Collateral or the consummation of the transactions contemplated hereby. No Credit Party and no Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

4.7          ERISA Compliance.  Schedule 4.7 sets forth, as of the  Closing Date, a complete and  correct list of, and that separately identifies, (a) all Title IV Plans and (b) all Multiemployer Plans. (i) Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies, (ii) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, except where a failure to be in compliance could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) there are no existing or pending (or to the knowledge of any Credit Party or any Subsidiary of a Credit Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party or any Subsidiary of a Credit Party incurs or otherwise has or could have an obligation or any Liability, that could, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iv) no ERISA Event has occurred or is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which material obligations or material Liabilities of a Credit Party or a Subsidiary of a Credit Party remain outstanding. LHC may in the future create a 401(k) or other employer-sponsored retirement savings plan for its employees.

4.8          Use of Proceeds; Margin Regulations. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 5.10. No Credit Party and no Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. As of the Closing Date, no Credit Party and no Subsidiary of any Credit Party owns any Margin Stock.

4.9          Ownership of Property; Liens. Each of the Credit Parties and each of their respective Subsidiaries has good record title or valid leasehold interests in all Real Estate and personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses. None of the Property of any Credit Party or any Subsidiary of any Credit Party is subject to any Liens other than Permitted Liens.

4.10        Taxes. All federal, state, local and foreign income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. As of the Closing Date, no Tax Return is under audit or examination by any Governmental Authority and no notice of any audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the Tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

4.11        Financial Condition.

(a)          Each of (i) the audited consolidated balance sheet of the Borrowers and their Subsidiaries dated December 31, 2018, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Year ended on that date and (ii) the unaudited interim consolidated balance sheet of the Borrowers and their Subsidiaries dated September 30, 2019 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the nine (9) fiscal months then ended:

(x)          were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(y)          present fairly in all material respects the consolidated financial condition of the Borrowers and their Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b)          Since September 30, 2019, there has been no Material Adverse Effect or any event or circumstance which would reasonably be expected to result in a Material Adverse Effect.

(c)          All financial performance projections delivered to Agent, including the financial performance projections delivered on or prior to the Closing Date, represent the Borrowers’ good faith estimate of future financial performance and are based on assumptions believed by the Borrowers to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.

4.12        Environmental Matters. Except where any failures to comply would not reasonably be expected to result in, either individually or in the aggregate, Material Environmental Liabilities to the Credit Parties and their Subsidiaries, each Credit Party and each Subsidiary of each Credit Party (a) are and have been in compliance with all applicable Environmental Laws, including obtaining and maintaining all Permits required by any applicable Environmental Law, (b) is not party to, and no Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending or, to the knowledge of any Credit Party, threatened, order, action, investigation, suit, proceeding, audit, Lien, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law, (c) has not caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate, (d) currently (or to the knowledge of any Credit Party, previously) own, lease, sublease, operate or otherwise occupy no Real Estate that is contaminated by any Hazardous Materials and (e) is not, and has not been, engaged in, and has not permitted any current or former tenant to engage in, operations in violation of any Environmental Law and knows of no facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act or similar Environmental Laws.

4.13        Regulated Entities. None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its obligations under the Loan Documents.

4.14        Solvency. Both before and after giving effect to (a) the Loans made and Letters of Credit Issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans to or as directed by the Borrower Representative, (c) the consummation of the transactions contemplated hereby and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Credit Parties taken as a whole are Solvent.

4.15        Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party or any Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.15, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary of any Credit Party and (c) no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary of any Credit Party.

4.16        Intellectual Property. Each Credit Party and each Subsidiary of each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Subsidiary of each Credit Party does not infringe, misappropriate, dilute or violate any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Credit Party or any Subsidiary of any Credit Party in, or relating to, any Intellectual Property, other than, in each case, as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.17        Brokers’ Fees; Transaction Fees. Except for fees payable to Agent and Lenders, none  of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

4.18        Ventures, Subsidiaries and Affiliates; Outstanding Stock. Except as set forth in Schedule 4.18, as of the Closing Date, no Credit Party and no Subsidiary of any Credit Party (a) has any Subsidiaries, or (b) is engaged in any joint venture or partnership with any other Person. All issued and outstanding Stock of each of the Credit Parties and each of their respective Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens. All such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. All of the issued and outstanding Stock of each Credit Party (other than LHC) and each Subsidiary of each Credit Party is owned by each of the Persons and in the amounts set forth in Schedule 4.18. Except as set forth in Schedule 4.18, there are no pre-emptive or other outstanding rights  to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or any Stock of its Subsidiaries.

4.19        Jurisdiction of Organization; Chief Executive Office; Locations of Collateral and Books and Records.  Schedule 4.19(a) lists each Credit Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business, in each case as of the date hereof, and such Schedule 4.19(a) also lists all jurisdictions of organization and legal names of such Credit Party for the five years preceding the Closing Date. The Collateral and each Credit Party’s books and records concerning the Collateral are kept at the locations listed in Schedule 4.19(b) (which Schedule

4.19(b) shall be promptly updated by the Credit Parties upon notice to Agent as permanent Collateral locations change).

4.20        Deposit Accounts and Other Accounts.  Schedule 4.20 lists all deposit, securities, commodities or similar accounts of the Credit Parties maintained as of the Closing Date, and such Schedule correctly identifies the name, address and any other relevant contact information reasonably requested by Agent with respect to each depository or intermediary, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

4.21        Full Disclosure; Beneficial Ownership. (a) None of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party or any of their Subsidiaries in connection with the Loan Documents and the Transactions (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to Agent or the Lenders prior to the Closing Date, but excluding any financial performance projections), when taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered.

(b)    As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

4.22        Foreign Assets Control Regulations; Anti-Money Laundering; Anti-Corruption Practices.

(a)          Each Credit Party and each Subsidiary of each Credit Party is in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations (“Sanctions”) as administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the U.S. State Department. No Credit Party and no Subsidiary of a Credit Party (i) is a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”), (ii) is a person who is otherwise the target of U.S. economic sanctions laws such that a U.S. person cannot deal or otherwise engage in business transactions with such person, (iii) is a Person organized or resident in a country or territory subject to comprehensive Sanctions (a “Sanctioned Country”), or (iv) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a government of a Sanctioned Country such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited by U.S. law.

(b)          Each Credit Party and each Subsidiary of each Credit Party is in compliance with all laws related to terrorism or money laundering (“Anti-Money Laundering Laws”) including: (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), any other enabling legislation, executive order or regulations issued pursuant or relating thereto  and (iv) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations. No action, suit or proceeding by or before any court or Governmental Authority with respect to compliance with such Anti-Money Laundering Laws is pending or threatened to the knowledge of each Credit Party and each Subsidiary of each Credit Party.

(c)          Each Credit Party and each Subsidiary of each Credit Party is in compliance in all material respects with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) and the U.K. Bribery Act 2010 (“Anti-Corruption Laws”). None of the Credit Party  or any Subsidiary, nor to the knowledge of the Credit Party, any director, officer, agent, employee, or other person acting on behalf of the Credit Party or any Subsidiary, has taken any action, directly or indirectly, that would result in a violation of applicable Anti-Corruption Laws.

(d)          The Credit Party and each Subsidiary has instituted and will continue to maintain policies and procedures designed to ensure compliance by the Credit Parties, their Subsidiaries and their respective directors, officers, employees and agents with Sanctions, Anti-Money Laundering Laws and Anti- Corruption Laws.

4.23        Status of the Collateral Loans and Other Collateral. With respect to each Collateral Loan at the time the Collateral Loan becomes subject to a lien in favor of Agent, for the benefit of the Secured Parties, the  Credit Party originating such Collateral Loan covenants, represents and warrants: (i) it shall be the sole owner of the Collateral Loan, free and clear of all liens and shall be fully authorized to sell, transfer, pledge and/or grant a security interest in each and every Collateral Loan; (ii) each Collateral Loan shall be a good and valid loan representing an undisputed bona fide indebtedness incurred or an amount indisputably owed by the Collateral Loan Obligor therein named, for a fixed sum as set forth in the Collateral Loan Documents; (iii) no Collateral Loan shall be subject to any defense, offset, counterclaim, discount or allowance, and each Credit Party shall use commercially reasonable efforts to collect each Collateral Loan when due; (iv) none of the transactions underlying or giving rise to any Collateral Loan shall violate any applicable state or federal laws or regulations, and all documents relating thereto shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms; (v) all agreements, instruments and other documents relating to any Collateral Loan shall be true and correct and in all material respects what they purport to be; (vi) all signatures and endorsements that appear on all material agreements, instruments and other documents relating to any Collateral Loan shall be genuine and all signatories and endorsers shall have full capacity to contract; (vii) each Credit Party shall maintain books and records pertaining to each Collateral Loan it originates in such detail, form and scope as Agent shall reasonably require; and (viii) Agent, for the benefit of the Secured Parties, has a first perfected lien on the Collateral.

4.24        Compliance with Laws; Enforceability; Modification; Required Documents, Etc. Each Collateral Loan and the Collateral Loan Documents related thereto (i) has been made and serviced in compliance, in all respects, with all requirements of applicable laws, rules and regulations (such as OFAC checks, red flag rules, privacy notifications, usury laws, and GPS disclosures, to the extent applicable), (ii) is genuine, valid, duly authorized, properly executed and enforceable in accordance with the terms set forth therein, without defense or offset, (iii) has not been modified or amended and has not had any requirements thereof waived except for modifications in compliance with a material and substantial portion of the Guidelines, (iv) complies with the terms of this Agreement, and (v) such Collateral Loan has been fully advanced in the respective face amounts thereof.

4.25        Underwriting. No Collateral Loan was underwritten in violation of a material and substantial portion of the Guidelines.

4.26        Collection Practices. The Guidelines and practices used with respect to a Collateral Loan have been in all respects legal, proper, prudent and customary for the servicing of the Collateral Loans.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that until the Facility Termination Date:

5.1          Financial Statements. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that unaudited interim financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). The Borrower Representative shall deliver to Agent and each Lender by Electronic Transmission and in detail reasonably satisfactory to Agent and the Required Lenders:

(a)          as soon as available, but not later than one-hundred and twenty (120) days after the end  of each Fiscal Year, a copy of the audited consolidated and consolidating balance sheets of the Borrowers and their Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the report of any “Big Four” or other nationally or regionally-recognized independent certified public accounting firm reasonably acceptable to Agent (which may include BKD, LLP) which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material  respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern; and

(b)          as soon as available, but not later than forty-five (45) days after the end of each fiscal quarter of each year, a copy of the unaudited consolidated and consolidating balance sheets of the Borrowers and their Subsidiaries, and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows as of the end of such fiscal quarter and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrowers by an appropriate Responsible Officer of the Borrower Representative as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of the Borrowers and their Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.

5.2          Appraisals; Certificates; Other Information. The Borrower Representative shall furnish to Agent (and Agent shall thereafter make available to each Lender) by Electronic Transmission:

(a)          [Reserved.]

(b)          concurrently with the delivery of the financial statements pursuant to Section 5.1(a) and 5.1(b), a fully and properly completed certificate in the form of Exhibit 5.2(b) (a “Compliance Certificate”), certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative;

(c)          promptly after the same are sent, copies of all financial statements and reports which any Credit Party sends to its shareholders or other equity holders, as applicable, generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

(d)          [Reserved.]

(e)          as soon as available and in any event within twenty (20) days after the end of each calendar month, and at such other times as Agent may reasonably require, a Consolidated Borrowing Base Certificate, certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative, setting forth the Borrowing Base of each Borrower and the Consolidated Borrowing Base as at the end of the most-recently ended fiscal month or as at such other date as Agent may reasonably require;

(f)           [Reserved.]

(g)          concurrently with the delivery of the Consolidated Borrowing Base Certificate, a monthly trial balance showing outstanding balances of the Collateral Loans, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(h)          concurrently with the delivery of the Consolidated Borrowing Base Certificate, an aging of accounts payable classifying the accounts payable in categories of 0-30, 31-60, 61-90 and over 90 days from date of invoice of such account payable, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(i)           concurrently with the delivery of the Consolidated Borrowing Base Certificate, a past due report for the Collateral Loans, classifying such Collateral Loans (i) in categories of 0-30, 31-60, 61-90 and over 90 days from date such payment was due and (ii) as either commercial Collateral Loans or consumer Collateral Loans, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(j)           [Reserved.]

(k)          [Reserved.]

(l)           [Reserved.]

(m)         promptly upon receipt thereof, copies of any reports submitted by the Borrowers’ certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants;

(n)          [Reserved.]

(o)          promptly, such additional business, financial, collateral, corporate affairs, perfection certificates and other information as Agent may from time to time reasonably request.

5.3          Notices. The Borrower Representative shall notify promptly Agent (and Agent shall thereafter notify each Lender) of each of the following (and in no event later than three (3) Business Days after a Responsible Officer becomes aware thereof):

(a)          the occurrence or existence of any Default or Event of Default;

(b)          any breach or non-performance of, or any default under, (x) any agreement or document governing Material Indebtedness or (y) any Contractual Obligation of any Credit Party or any Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law that in the case of this clause (y) would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, and in the case of clauses (x) and (y) including a description of such breach, non- performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

(c)          any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(d)          the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party, any Subsidiary of any Credit Party or any of their respective property (i) in which the amount of damages claimed is $1,000,000 or more, (ii) which would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement, or any other Loan Document; or the receipt of any subpoena from, or notice of an investigation by, any Governmental Authority;

(e)          (i) the receipt by any Credit Party of any notice of violation of or potential liability or similar notice under Environmental Law, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law which in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in Material Environmental Liabilities, (iii) the receipt by any Credit Party of notification that any Property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease would have a reasonable likelihood of resulting in Material Environmental Liabilities;

(f)           (i) on or prior to any filing by any Credit Party or a Subsidiary of a Credit Party, or promptly upon a Credit Party obtaining knowledge of the filing by any ERISA Affiliate, of any notice of any reportable event under Section 4043 of ERISA or intent to terminate any Title IV Plan, a copy of such notice, (ii) promptly, and in any event within ten (10) days, after any officer of any Credit Party or a Subsidiary of a Credit Party knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with  respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, and (iii) promptly, and in any event within ten (10) days after any officer of any Credit Party or a Subsidiary of a Credit Party knows or has reason to know that an ERISA Event will or has occurred that would reasonably be expected to result in material liability to a Credit Party or a Subsidiary of a Credit Party, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto;

(g)          any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Agent and Lenders pursuant to this Agreement;

(h)          any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary of any Credit Party; and

(i)           any event reasonably expected to result in a mandatory prepayment of the Obligations pursuant to Section 2.8.

Each notice pursuant to this Section shall be an Electronic Transmission accompanied by a statement by a Responsible Officer of the Borrower Representative, on behalf of the Borrowers, setting forth details of the occurrence referred to therein, and stating what action the Borrowers or other Person proposes to take with respect thereto and at what time. Each notice under Section 5.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

5.4          Preservation of Corporate Existence, Etc. Each Credit Party shall, and shall cause each of its Subsidiaries to:

(a)          preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except as permitted by Section 6.3; and

(b)          preserve and maintain its rights (charter and statutory), privileges, franchises and Permits necessary or desirable in the normal conduct of its business except as permitted by Sections 6.2 and 6.3 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.5          Maintenance of Property. Each Credit Party shall, except as otherwise permitted by this Agreement, maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.6          Insurance. The Credit Parties shall, and shall cause each of their Subsidiaries to, maintain with financially sound and reputable insurance companies, insurance with respect to their assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as Agent may reasonably deem necessary, including Flood Insurance. Each such policy of insurance shall (i) in the case of each liability policy, name Agent  on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy contain a loss payable clause or endorsement that names Agent, on behalf of the Secured Parties, as the loss payee thereunder and, to the extent available, provide for at least thirty (30) days’ prior written notice to Agent of any modification or cancellation of such policy (or ten (10) days’ prior written notice in the case of the failure to pay any premiums thereunder). A true and complete listing of such insurance, including issuers, coverages and deductibles, shall be provided to Agent promptly following Agent’s request.

5.7          Payment of Tax and Certain Secured Obligations. Each Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed (a) all Tax liabilities, assessments and governmental charges or levies upon it or its Property, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person and (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person.

5.8          Compliance with Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to,  comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Each Credit Party shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Credit Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

5.9          Inspection of Property and Books and Records. Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof): (a) provide access to such property to Agent and any of its Related Persons, as frequently as Agent determines to be appropriate; and (b) permit Agent and any of its Related Persons to conduct field examinations, audit, appraise, inspect, and make extracts and copies (or take originals if reasonably necessary) from all of such Credit Party’s books and records, and evaluate and make physical verifications of the Collateral, and conduct evaluations in any manner and through any medium that Agent considers advisable, in each instance, at the Credit Parties’ expense; provided the Credit Parties shall only be obligated to reimburse Agent for the expenses for two such field examinations, audits and inspections per calendar year or more frequently if an Event of Default has occurred and is continuing. Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender’s expense.

5.10        Use of Proceeds. The Borrowers shall use the proceeds of the Loans solely as follows: (a) first, to refinance on the Closing Date, Prior Indebtedness, (b) to pay costs and expenses required to be paid pursuant to Section 3.1, (c) for working capital, capital expenditures and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock.

5.11        Cash Management Systems.

(a)          Each Credit Party shall maintain its primary depository banking relationship, including all of its principal operating and depository accounts and its lockbox administration, at Capital One.

(b)          Each Credit Party shall (A) establish and maintain cash management services of a type and on terms reasonably satisfactory to Agent at Capital One, and shall take reasonable steps to ensure that all of its Collateral Loan Obligors forward payment of the amounts owed by them directly to a Collection Account at Capital One (each, a “Controlled Account”) (by wire transfer to Capital One or to a lockbox maintained by Capital One for deposit into such Collection Account), and (B) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof,  all of their Collections (including those sent directly by their Collateral Loan Obligors to a Credit Party) and proceeds of Collateral into a Controlled Account.

(c)          Each Credit Party shall establish and maintain Control Agreements with Agent, with respect to all deposit accounts where payments on Collateral Loans by Collateral Loan Obligors will be deposited, in form and substance reasonably acceptable to Agent and Capital One, with respect to all deposit accounts in form and substance reasonably acceptable to Agent. Agent agrees not to issue an

Activation Instruction with respect to the Controlled Accounts unless a Cash Dominion Period is continuing at the time such Activation Instruction is issued.

(d)          Each Credit Party hereby grants to Agent, for the benefit of the Secured Parties,  a security interest in each Collection Account and all checks, drafts, instruments, certificates of deposit, cash and other items at any time received for deposit in the such Collection Account.

(e)          No Credit Party will make, acquire, or permit to exist investments consisting of cash, Cash Equivalents, or amounts credited to deposit, securities, commodity or similar account maintained by such Person that is not subject to a Control Agreement.

5.12        Servicing of Collateral Loans. Each Credit Party shall (at the sole cost and expense of the Credit Parties) (i) hold the Collateral Loan Documents for the benefit of Agent, and (ii) cause each Collateral Loan to be (at the sole cost and expense of the Credit Parties) serviced in accordance with the Guidelines. Each Credit Party shall service the Collateral Loans in compliance with the Collateral Loan Documents and all applicable laws, rules and regulations.

5.13        Further Assurances.

(a)          Each Credit Party shall ensure that all written information, exhibits and reports furnished to Agent or the Lenders, when taken as a whole, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b)          Promptly upon request by Agent, the Credit Parties shall (and, subject to the limitations set forth herein and in the Collateral Documents, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and (to the extent required hereby) priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, grant, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document. Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Credit Parties shall cause each of their Domestic Subsidiaries (other than Excluded Domestic Subsidiaries) and Foreign Subsidiaries (other than Excluded Foreign Subsidiaries) promptly after formation or acquisition thereof, to guaranty the Obligations and to cause each such Subsidiary to grant to Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Collateral Documents, all of such Subsidiary’s Collateral Loans to secure such guaranty. The Credit Parties shall deliver, or cause to be delivered, to Agent, appropriate resolutions, secretary certificates, certified Organization Documents and, if requested by Agent, legal opinions relating to the matters described in this Section 5.13 (which opinions shall be in form and substance reasonably acceptable to Agent), in each instance with respect to each Credit Party formed or acquired.

(c)          [Reserved.]

(d)          [Reserved.]

(e)          [Reserved.]

(f)           [Reserved.]

(g)          Without limiting the foregoing, in the event that any Credit Party Divides itself into two or more Persons, any Persons formed as a result of such Division, unless otherwise consented to by the Agent, shall be required to comply with the requirements and obligations set forth in this Section 5.13 and the other future assurances obligations set forth in in the Loan Documents and become a Borrower or Guarantor as required by this Agreement or the other Loan Documents.

5.14        Environmental Matters. Each Credit Party shall, and shall cause each of its Subsidiaries  to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with all applicable Environmental Laws or that is required by orders and directives of any Governmental Authority except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Environmental Liability.

ARTICLE VI

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that until the Facility Termination Date:

6.1          Limitation on Liens. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)          any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 6.1 securing Indebtedness outstanding on such date and permitted by Section 6.5(b), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 6.5(b);

(b)          any Lien created under any Loan Document;

(c)          Liens for Taxes provided in compliance with Section 5.7 and statutory Liens for Taxes not yet due and payable;

(d)          carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent for more than thirty (30) days or remain payable without penalty or which (i) are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained or (ii) do not in the aggregate materially detract from the value of such property or materially impair the use thereof in the operation of the business of a Credit Party;

(e)          Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Consolidated Funded Indebtedness) or to secure liability to insurance carriers;

(f)           Liens consisting of judgment or judicial attachment liens (other than for payment of Taxes), provided that the enforcement of such Liens is effectively stayed and the existence of such judgment does not constitute an Event of Default under Section 8.1(h);

(g)          easements, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances already existing on property or incurred in the ordinary course of business which, either individually or in the aggregate, do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Subsidiary of any Credit Party;

(h)          Liens on any Property acquired or held by any Credit Party or any Subsidiary of any Credit Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property and permitted under Section 6.5(c); provided that (i) such Lien attaches solely to the Property so acquired in such transaction and the proceeds thereof and (ii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such Property;

(i)           Liens securing Capital Lease Obligations permitted under Section 6.5(c);

(j)           any interest or title of a lessor or sublessor under any lease not prohibited by this Agreement;

(k)          Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease not prohibited by this Agreement;

(l)           non-exclusive licenses and sublicenses granted by a Credit Party or any Subsidiary of a Credit Party and leases and subleases (by a Credit Party or any Subsidiary of a Credit Party as lessor or sublessor) to third parties in the ordinary course of business not interfering with the business of the Credit Parties or any of their Subsidiaries;

(m)         Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC or, with respect to collecting banks located in the State of Texas, under Section 4-208 of the UCC;

(n)          Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(o)          Liens arising out of consignment or similar arrangements for the sale of goods entered into by a Borrower or any Subsidiary of a Borrower in the ordinary course of business;

(p)          Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(q)          Liens on Property acquired pursuant to a Permitted Acquisition, or on Property of a Subsidiary of a Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 6.5(f), and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any Property of a Borrower or any of its Subsidiaries, in each instance other than any Collateral Loan.

(r)           Liens on unearned insurance premiums securing the financing thereof to the extent permitted under Section 6.5(i);

(s)           Liens solely on cash earnest money deposits made by the Borrowers or any of their Subsidiaries in connection with any letter of intent or purchase agreement for an Acquisition or other Investment that would be permitted hereunder;

(t)           other Liens securing Permitted Real Property Debt permitted under Section 6.5(m); and

(u)          other Liens encumbering assets which do not constitute Collateral securing obligations otherwise permitted hereunder not exceeding $1,000,000 in the aggregate.

6.2          Disposition of Assets. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly Dispose of (whether in one or a series of transactions) any Property (including the Stock of any Subsidiary of any Credit Party, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse), except:

(a)          Dispositions of Inventory, goods or services or of worn-out obsolete, damaged or surplus equipment, all in the ordinary course of business;

(b)          Dispositions of assets (other than Collateral Loans and related Collateral) not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of the Net Proceeds of such disposition is made if and to the extent required by Section 2.8; provided, that (i) at the time of any Disposition, no Event of Default shall exist or shall result from such Disposition, (ii) not less than 75% of the aggregate sales price from such disposition shall be paid in cash, (iii) the aggregate  fair market value of all assets so sold by the Credit Parties and their Subsidiaries, together, shall not exceed in any Fiscal Year $1,000,000 and (iv) after giving effect to such Disposition, the Consolidated Total Leverage Ratio does not exceed the Consolidated Total Leverage Ratio in effect immediately prior to the consummation of such Disposition.

(c)          (i) Dispositions of Cash Equivalents in the ordinary course of business made to a Person that is not an Affiliate of any Credit Party and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents;

(d)          transactions permitted under Section 6.1(l);

(e)          Investments permitted under Section 6.4, to the extent such Investment constitutes a Disposition;

(f)           the sale or issuance of (i) the Stock in a Borrower or a Subsidiary to any Credit Party or (ii) the Stock of a Foreign Subsidiary that is not a Credit Party to another Foreign Subsidiary that is not a Credit Party;

(g)          the transfer of Property (i) by a Credit Party to a Credit Party or (ii) by a Subsidiary that is not a Credit Party to (A) a Credit Party for no more than fair market value or (B) any other Subsidiary;

(h)          any Foreign Subsidiary may issue Stock to qualified directors where required by or to satisfy any applicable Requirement of Law, including any Requirement of Law with respect to ownership of Stock in Foreign Subsidiaries;

(i)           Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(j)           transactions permitted by Section 6.3;

(k)          Dispositions of past due accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or, in the case of accounts receivable in default, in connection with the collection or compromise thereof and in any event, not involving any securitization thereof;

(l)           (i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business; and

(m)         Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding).

Any reference in this Section 6.2 or in Section 6.3 to a combination, merger, consolidation, Disposition, dissolution, liquidation or transfer shall be deemed to apply to a Division (or the unwinding of such a Division) as if it were a combination, merger, consolidation, Disposition, dissolution, transfer or similar term, as applicable, to or with a separate Person.

6.3          Consolidations and Mergers. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, merge with, consolidate with or into, dissolve or liquidate into or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except upon not less than five (5) Business Days prior written notice to Agent, (a) any Subsidiary of a Borrower may merge with, consolidate with or into, dissolve or liquidate into a Borrower or a Wholly-Owned Subsidiary of a Borrower which is a Domestic Subsidiary, provided that a Borrower or such Wholly-Owned Subsidiary which is a Domestic Subsidiary shall be the continuing or surviving entity and all actions reasonably required by Agent, including actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent, shall have been completed; provided, if a Credit Party is a constituent entity in such merger, dissolution or liquidation, a Credit Party must be the continuing or surviving entity, (b) any Foreign Subsidiary may merge with or dissolve or liquidate into another Foreign Subsidiary provided if a Foreign Subsidiary which is not an Excluded Foreign Subsidiary is a constituent entity in such merger, dissolution or liquidation, a Foreign Subsidiary which is not an Excluded Foreign Subsidiary shall be the continuing or surviving entity, (c) any other Subsidiary of a Borrower (other than another Borrower) may liquidate or dissolve if (i) the Borrower Representative determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers and it is not materially disadvantageous to the Lenders and (ii) to the extent such Subsidiary is a Guarantor, any assets or business not otherwise Disposed of in accordance with Section 6.2 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution and (d) the transactions contemplated hereby may be consummated.

6.4          Loans and Investments. No Credit Party shall and no Credit Party shall suffer or permit any of its Subsidiaries to (i) purchase or acquire any Stock, or any obligations or other securities of, or any interest in, any Person (except that the Borrower may repurchase Stock in the Borrower so long as no Change of Control results), including the establishment or creation of a Subsidiary, or (ii) make any Acquisitions, or (iii) make, purchase or acquire any advance, loan, extension of credit (other than trade payables in the ordinary course of business) or capital contribution to or any other investment in, any Person including a Borrower, any Affiliate of a Borrower or any Subsidiary of a Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a)          Investments in cash and Cash Equivalents;

(b)          Investments consisting of (i) extensions of credit or capital contributions by any Credit Party to or in any other then existing Credit Party, (ii) extensions of credit or capital contributions by a Borrower or any other Credit Party to or in any then existing Subsidiaries of a Borrower which are not Credit Parties not to exceed $250,000 in the aggregate at any time outstanding for all such extensions of credit and capital contributions; provided, if the Investments described in foregoing clauses (i) and (ii) are evidenced by notes, such notes shall be pledged to Agent, for the benefit of the Secured Parties, and have such terms as Agent may reasonably require;

(c)          loans and advances to employees (excluding any employee that is an Affiliate of a Credit Party) in the ordinary course of business not to exceed $250,000 in the aggregate at any time outstanding;

(d)          Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 6.2(b);

(e)          Investments acquired in connection with the settlement of delinquent Collateral Loans in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;

(f)           Investments consisting of non-cash loans made by Holdings to officers, directors and employees of a Credit Party which are used by such Persons to purchase simultaneously Stock of Holdings;

(g)          Investments existing on the Closing Date and set forth on Schedule 6.4;

(h)          Investments comprised of Indebtedness permitted by Section 6.5(o);

(i)           Subsidiaries of a Borrower may be established or created so long as the Credit Parties and such Subsidiary comply with the provisions of Section 5.13 to the extent applicable;

(j)           term loans to consumers secured in whole or in part by manufactured housing, including the Collateral Loans;

(k)          loans to Dealerships up to $500,000 each, up to an aggregate of $5,000,000 at any time;

(l)           accounts receivable for sales of inventory and other products and services provided by a Credit Party to its respective customers in the ordinary course of business of such Credit Party;

(m)         Permitted Acquisitions; and

(n)          other Investments not to exceed $100,000 in the aggregate at any time outstanding; provided that before and immediately after giving effect to such Investment, no Default or Event of Default has occurred and is continuing.

6.5          Limitation on Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)          the Obligations;

(b)          Indebtedness existing on the Closing Date and set forth in Schedule 6.5 including Permitted Refinancings thereof;

(c)          Indebtedness not to exceed $500,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted by Section 6.1(h) or Section 6.1(i) and Permitted Refinancings thereof;

(d)          unsecured intercompany Indebtedness permitted pursuant to Section 6.4(b);

(e)          Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(f)           Indebtedness of a Subsidiary of a Borrower acquired pursuant to a Permitted Acquisition (or a similar Investment permitted by Section 6.4) or Indebtedness of a Target assumed at the time of a Permitted Acquisition of or such other Investment in such Target), in each instance, other than revolving credit facilities or commitments therefor; provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or other Investment and

(ii) the aggregate principal amount of all Indebtedness permitted by this Section 6.5(f) shall not at any time outstanding exceed $1,000,000;

(g)          endorsements for collection or deposit in the ordinary course of business;

(h)          Rate Contracts entered into in the ordinary course of business for bona fide hedging purposes and not for speculation with Agent’s prior written consent;

(i)           Indebtedness arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies;

(j)           Indebtedness arising with respect to customary indemnification obligations and purchase price adjustments in favor of (i) sellers in connection with Acquisitions or similar Investments permitted hereunder and (ii) purchasers in connection with Dispositions permitted under Section 6.2(b);

(k)          Indebtedness arising under guaranties made in the ordinary course of business of obligations of any Credit Party, which obligations are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent;

(l)           Indebtedness incurred in the ordinary course of business with respect to surety and appeals bonds, performance bonds and other similar obligations; and

(m)         Permitted Real Property Debt not exceeding in the aggregate at any time outstanding $5,000,000.

In addition to the foregoing list of permitted Indebtedness, the Agent shall consider any proposed financing by Borrower that will be secured by its Inventory and may permit such inventory financing on terms reasonably acceptable to Agent in its Permitted Discretion. Such additional Indebtedness shall be subject to the approval of the Required Lenders, such approval not to be unreasonably withheld.

6.6          Transactions with Affiliates. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (w) enter into any transaction with any Affiliate of a Credit Party or any director (or similar official) of any Credit Party, (x) pay any management, consulting or similar fees to any of the foregoing, or (y) pay or reimburse any of the foregoing for any costs, expenses and similar items, except:

(a)          (i) with respect to transactions between or among the Credit Parties and (ii) with respect to any other Affiliate or any other such Person as expressly permitted by Sections 6.4(f) of this Agreement;

(b)          in the ordinary course of business and pursuant to the reasonable requirements of the business of such Credit Party or such Subsidiary upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of a Borrower or such Subsidiary and that are disclosed in advance in writing to Agent; provided, further, that in no event shall a Credit Party or any Subsidiary of a Credit Party perform or provide any management, consulting, administrative or similar services to or for any Person other than another Credit Party, a Subsidiary of a Credit Party or a customer in the ordinary course of business; and

(c)          payment of directors’ fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings not to exceed in the aggregate, with respect to all such items, $500,000 in any Fiscal Year of the Borrowers.

6.7          Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that  could result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.8          Restricted Payments. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any of its Stock or (ii) purchase, redeem or otherwise acquire for value any of its Stock now or hereafter outstanding (the items described in clauses (i) and (ii) above are referred to as “Restricted Payments”); except that any Wholly-Owned Subsidiary of a Borrower may declare and pay dividends to  a Borrower or any Wholly-Owned Subsidiary of a Borrower, and except that so long as no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment:

(a)          each Credit Party may declare and make dividend payments or other distributions payable solely in its Stock;

(b)          LHC may purchase, redeem or otherwise acquire Stock issued by it with the proceeds received from the substantially concurrent issue of new shares of its common Stock; and

(c)          if after giving effect to such Restricted Payment, the Consolidated Total Leverage Ratio is less than 4.00:1.00, LHC may declare and make cash dividends and purchase, redeem or otherwise acquire its Stock.

6.9          Change in Business. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any line of business other than those lines of business carried on by it on the Closing Date and any business reasonably related, complementary or ancillary thereto.

6.10        Change in Structure. Except as expressly permitted under Section 6.3, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, amend any of its Organization Documents in any respect materially adverse to Agent or Lenders.

6.11        Changes in Accounting, Name and Jurisdiction of Organization. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party, (iii) change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization or formation, in the case of clauses (iii) and (iv), without at least thirty (30) days’ prior written notice to Agent (or such shorter period as may be agreed by Agent in its sole discretion).

6.12        Limitation on Payments of Certain Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness (the items described above are referred to as “Restricted Debt Payments”); except that:

(a)          the Credit Parties may pay, as and when due and payable, Subordinated Indebtedness solely to the extent permitted under the applicable subordination provisions applicable thereto that were approved by the Agent at the time such Subordinated Indebtedness was issued; and

(b)          make payments of intercompany Indebtedness permitted under Section 6.5.

6.13        Reserved.

6.14        No Negative Pledges. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party or Subsidiary to pay dividends or make any other distribution on any of such Credit Party’s or Subsidiary’s Stock or to pay fees, including management fees, or make other payments and distributions to a Borrower or any other Credit Party, in each case except pursuant to this Agreement as in effect on the Closing Date. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired except in connection with any document or instrument governing Liens permitted pursuant to Sections 6.1(h) and 6.1(i) provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens.

6.15        OFAC; USA Patriot Act; Anti-Corruption Laws. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Section 4.22. No Credit Party or Subsidiary, nor to the knowledge of the Credit Party, any director, officer, agent, employee, or other person acting on behalf of the Credit Party or any Subsidiary, will request or use the proceeds of any Loan or Letter of Credit, directly or indirectly, (A) for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person on the SDN List or a government of a Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to  any party hereto. Furthermore, the Credit Parties will not, directly or indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person participating in the transaction of any Sanctions.

6.16        Sale-Leasebacks. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

6.17        Hazardous Materials. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate or form the basis of Liability under any Environmental Law, other than such violations or liabilities that would not, in the aggregate, reasonably be expected to result in Material Environmental Liabilities.

6.18        Impairment of Security Interest. No Credit Party shall take any action that would in any manner impair the enforceability of Agent’s security interest in any Collateral. No Credit Party shall, without the prior written consent of Agent, amend, modify settle, compromise or adjust any rights of such Credit Party under any Collateral Loan Documents.

6.19        Compromise of Collateral. No Credit Party shall adjust, settle, compromise, amend or modify any Collateral, except an adjustment, settlement, compromise, amendment or modification in good faith and in the ordinary course of business and not in a manner adverse to the interests of Agent and the Lenders; provided, however, this exception shall terminate following written notice from Agent upon the occurrence and during the continuation of a Default or Event of Default. Each Credit Party shall provide to Agent in writing such information concerning (i) any adjustment, settlement, compromise, amendment or modification of any Collateral Loan, and (ii) any claim asserted by any Collateral Loan Obligor for credit, allowance, adjustment, dispute, setoff or counterclaim, as Agent may reasonably request from time to time.

6.20        Certain Agreements. No Credit Party shall permit any material amendment or other material change to or material waiver of any of its rights under any Collateral Loan except in good faith and in the ordinary course of business and not in a manner adverse to the interests of Agent and the Lenders.

6.21        Limitations on Credit and Collection Policies. No Credit Party shall make any change in the Guidelines without the prior written consent of Agent (which consent shall not be unreasonably withheld or delayed).

ARTICLE VII

FINANCIAL COVENANTS

Each Credit Party covenants and agrees that until the Facility Termination Date:

7.1          Consolidated Total Leverage Ratio. The Credit Parties shall not suffer or permit the Consolidated Total Leverage Ratio as of the end of any quarter of any Fiscal Year to be greater than 4.00:1.00.

7.2            Consolidated Tangible Net Worth. The Credit Parties maintain a Consolidated Tangible Net Worth of not less than $120,000,000, to be tested as of the end of each quarter of each Fiscal Year.

ARTICLE VIII

EVENTS OF DEFAULT

8.1            Event of Default. Any of the following shall constitute an “Event of Default”:

(a)             Non-Payment. Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligation or (ii) to pay within five (5) days after the same shall become due, interest on any Loan, any fee or any other amount payable hereunder or pursuant to any other Loan Document; or

(b)             Representation or Warranty. Any material representation, warranty or certification by or on behalf of any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made; or

(c)             Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 1.3, 5.1, 5.2(b), or 5.2(e), 5.3(a), 5.6, 5.10, 5.11 or Article VI or Article VII hereof;  or

(d)             Other Defaults. Any Credit Party or Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower Representative by Agent or Required Lenders; or

(e)             Cross-Default. Any Credit Party or any Subsidiary of any Credit Party (i) fails to make any payment in respect of any Material Indebtedness when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Material Indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Material Indebtedness or beneficiary or beneficiaries of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable (or otherwise required immediately to be prepaid, redeemed, purchased or defeased) prior to its stated maturity (without regard to any subordination terms with respect thereto) or cash collateral in respect thereof to be demanded; or

(f)             Insolvency; Voluntary Proceedings. A Borrower, individually, ceases or fails, or the Credit Parties and their Subsidiaries on a consolidated basis, cease or fail, to be Solvent, or any Credit Party or any Subsidiary of any Credit Party: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) except as expressly permitted under Section 6.3, voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g)             Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Subsidiary of any Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such Person’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party or any Subsidiary of any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Subsidiary of any Credit Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

(h)             Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Subsidiaries involving in the aggregate a liability of $1,000,000 or more (excluding amounts covered by insurance to the extent the relevant independent third-party insurer has not denied coverage therefor), and the same shall remain unsatisfied, unvacated and unstayed pending appeal on the date on which such judgment could be executed upon; or

(i)             Non-Monetary Judgments. One or more non-monetary judgments, orders  or decrees  shall be rendered against any one or more of the Credit Parties or any of their respective Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j)             Collateral. Any material provision of any Loan Document shall for any reason (unless caused by Agent) cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party party thereto or any Credit Party or any Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral (to the extent that such perfection or priority is required hereby) purported to be covered thereby or such security interest shall for any reason (other than the failure of Agent to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens; or

(k)             Ownership. A Change of Control shall occur, unless consented to by Agent; or

(l)             Invalidity of Subordination Provisions. Any provisions of any Subordination Agreement or any agreement or instrument governing any Indebtedness thereunder shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations or the Liens securing the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions.

(m)           Reserved.

8.2            Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent may, and shall at the request of the Required Lenders:

(a)             declare all or any portion of any one or more of the Commitments of each Lender to make Loans or of the L/C Issuer to Issue Letters of Credit to be suspended or terminated, whereupon all or such portion of such Commitments shall forthwith be suspended or terminated;

(b)             declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(c)             exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; and/or

(d)             replace any Credit Party as the servicer of the Collateral Loans and appoint a replacement servicer to service the Collateral Loans;

provided, however, that upon the occurrence of any event specified in Section 8.1(f) or 8.1(g) above (in the case of clause (i) of Section 8.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and the obligation of the L/C Issuer to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent, any Lender or the L/C Issuer.

8.3            Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

8.4            Cash Collateral for Letters of Credit. If an Event of Default has occurred and is continuing, this Agreement (or the Revolving Loan Commitment) shall be terminated for any reason or if otherwise required by the terms hereof, Agent may, and upon request of Required Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 8.2), and the Borrowers shall thereupon deliver to Agent, to be held for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, an amount of cash equal to 105% (or such greater percentage as the L/C Issuer may require in the case of any Letter of Credit with an expiration date later than one year after the date of providing such cash collateral) of the amount of Letter of Credit Obligations as additional collateral security for Obligations in respect of any outstanding Letter of Credit. Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations in respect of any Letters of Credit. Pending such application, Agent may (but shall not be obligated to) invest the same in an interest bearing account in Agent’s name, for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, under which deposits are available for immediate withdrawal, at such bank or financial institution as the L/C Issuer and Agent may, in their discretion, select.

ARTICLE IX

AGENT

9.1            Appointment and Duties.

(a)             Appointment of Agent. Each Secured Party hereby appoints Capital One (together with any successor Agent pursuant to Section 9.9) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such other actions on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b)             Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Secured Parties), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Sections 8.1(f) or 8.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 8.1(f) or 8.1(g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Credit Parties and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Secured Party to act as collateral sub-agent for Agent, the Secured Parties for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Secured Party, and may further authorize and direct the Secured Parties to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Secured Party hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)              Limited Duties. Under the Loan Documents, Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in Section 2.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming and shall not have any actual or implied obligations, functions, responsibilities, duties, under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Secured Party or any other Person, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert  any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) and (ii) above.

9.2            Binding Effect. Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken (or omitted to be taken) by Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken (or omitted to be taken) by Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

9.3            Use of Discretion.

(a)             No Action without Instructions. Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)             Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Agent,  any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any Related Person thereof or (ii) that is, in the opinion of Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

(c)             Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with the Loan Documents for the benefit of all the Secured Parties; provided that the foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.11 and this Section 9.3 or (iv) any Secured Party from filing proofs of claim (and thereafter appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor  relief law), but in the case of this clause (iv) if, and solely if, Agent has not filed such proof of claim or other instrument of similar character in respect of the Obligations under the Loan Documents within five (5) days before the expiration of the time to file the same.

9.4            Delegation of Rights and Duties. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article IX to the extent provided by Agent.

9.5            Reliance and Liability. Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.9, (ii) rely on the Register to the extent set forth in Section 2.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(a)             None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, each Borrower and each other Credit Party hereby waive and shall not assert (and each of the Borrowers shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non- appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Agent and its Related Persons:

(i)             shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(ii)            shall not be responsible to any Secured Party or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)           makes no warranty or representation, and shall not be responsible, to any Secured Party or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents;

(iv)           shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower Representative or any Secured Party describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders); and

(v)             shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

and, for each of the items set forth in clauses (i) through (iv) above, each Secured Party, and each Borrower hereby waives and agrees not to assert (and each Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.

(b)             Each Lender and L/C Issuer (i) acknowledges that it has performed and will continue to perform its own diligence and has made and will continue to make its own independent investigation of the operations, financial conditions and affairs of the Credit Parties and (ii) agrees that is shall not rely on any audit or other report provided by Agent or its Related Persons (an “Agent Report”). Each Lender and L/C Issuer further acknowledges that any Agent Report (i) is provided to the Lenders and L/C Issuers solely as  a courtesy, without consideration, and based upon the understanding that such Lender or L/C Issuer will not rely on such Agent Report, (ii) was prepared by Agent or its Related Persons based upon information provided by the Credit Parties solely for Agent’s own internal use, (iii) may not be complete and may not reflect all information and findings obtained by Agent or its Related Persons regarding the operations and condition of the Credit Parties. Neither Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Agent Report or in any related documentation, (iii) the scope or adequacy of Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Agent Report or in any related documentation, and (iv) any work performed by Agent or Agent’s Related Persons in connection with or using any Agent Report or any related documentation.

(c)             Neither Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender or L/C Issuer receiving a copy of any Agent Report. Without limiting the generality of the forgoing, neither Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Agent Report, or the appropriateness of any Agent Report for any Lender’s or L/C Issuer’s purposes, and shall have no duty or responsibility to correct or update any Agent Report or disclose to any Lender or L/C Issuer any other information not embodied in any Agent Report, including any supplemental information obtained after the date of any Agent Report. Each Lender and L/C Issuer releases, and agrees that it will not assert, any claim against Agent or its Related Persons that in any way relates to any Agent Report or arises out of any Lender or L/C Issuer having access to any Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Lender or L/C Issuer arising out of such Lender’s or L/C Issuer’s access to any Agent Report or any discussion of its contents.

9.6            Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Lender or one of the Required Lenders, respectively.

9.7            Lender Credit Decision. Each Secured Party acknowledges that it shall, independently  and without reliance upon Agent, any other Secured Party or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders or L/C Issuers, Agent shall not have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.

9.8            Expenses; Indemnities; Withholding.

(a)             Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under any Loan Document.

(b)             Each Lender further agrees to indemnify Agent, each L/C Issuer and each of their respective Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including, to the extent not indemnified pursuant to Section 9.8(c), Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent, any L/C Issuer or any of their respective Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document, any Letter of Credit or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent, any L/C Issuer or any of their respective Related Persons under or with respect to any of the foregoing; provided, that with respect to any indemnification owed to any L/C Issuer or any of its Related Persons in connection with any Letter of Credit, only Revolving Lenders shall be required to indemnify, such indemnification to be made severally and ratably based on such Revolving Lender’s Commitment Percentage of the Aggregate Revolving Loan Commitment (determined as of the time the applicable indemnification is sought by such L/C Issuer or Related Person from the Revolving Lenders); provided, further, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non- appealable judgment or order.

(c)             To the extent required by any Requirement of Law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax (including withholding Taxes imposed under Chapters 3 and 4 of Subtitle A of the Code). If the IRS or any other Governmental Authority asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding Tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, failed to maintain a Participant Register or for any other reason), or Agent reasonably determines that it  was required to withhold Taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this Section 9.8(c).

9.9            Resignation of Agent or L/C Issuer.

(a)             Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower Representative, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 9.9. If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, after 30 days after the date of the retiring Agent’s notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each appointment under this clause (a) (other than an appointment by Agent) shall be subject to the prior consent of the Borrower Representative, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b)             Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 9.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

(c)             Any L/C Issuer may resign at any time by delivering notice of such resignation to Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective. Upon such resignation, the L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any L/C Reimbursement Obligation thereof) with respect to Letters of Credit Issued by such L/C Issuer on or prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.

9.10          Release of Collateral or Guarantors. Each Secured Party hereby consents to the release and hereby directs Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a)             any Subsidiary of a Borrower from its guaranty of any Obligation if all of the Stock of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 5.13; and

(b)             any Lien held by Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 5.13 after giving effect to such transaction have been  granted, (ii) any Property subject to a Lien permitted hereunder in reliance upon Section 6.1(h) or 6.1(i) and (iii) all of the Collateral and all Credit Parties, upon (A) the occurrence of the Facility Termination Date and (B) to the extent requested by Agent, receipt by Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance reasonably acceptable to Agent.

Each Secured Party hereby directs Agent, and Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower Representative, to execute and deliver or file such documents and to perform other actions reasonably necessary at the Borrowers’ expense to release the guaranties and Liens when and as directed in this Section 9.10.

9.11          Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, shall confirm such agreement in a writing in form and substance acceptable to Agent). Section 2.10, this Article IX, Section 10.3, Section 10.9, Section 10.10, Section 10.11, Section 10.15, Section 10.16, Section 10.17, Section 10.20, Section 10.23 and Section 11.1 (and, solely with respect to L/C Issuers, Section 2.1(c)), all terms and provisions contained herein applicable to Secured Swap Providers or Secured Bank Product Banks, as applicable, and the decisions and actions of Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 9.8 only to the  extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

9.12          Additional Titles. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Lead Arranger shall not have any duties or responsibilities, nor  shall the Lead Arranger have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Lead Arranger.

9.13          Credit Bid. Each of the Lenders hereby irrevocably authorizes (and by entering into a Secured Rate Contract or Secured Bank Product Agreement, each Secured Swap Provider or Secured Bank Product Bank, as the case may be, hereby authorizes and shall be deemed to authorize) Agent, on behalf of all Secured Parties to take any of the following actions upon the instruction of the Required Lenders:

(a)             consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof;

(b)             credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof;

(c)             credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d)             credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e)             estimate the amount of any contingent or unliquidated Obligations of such Lender or other Secured Party;

it being understood that no Lender shall be required to fund any amount (other than by means of offset) in connection with any purchase of all or any portion of the Collateral by Agent pursuant to the foregoing clauses (b), (c)   or (d) without its prior written consent.

Each Secured Party agrees that Agent is under no obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clauses (b), (c) or (d) of the preceding paragraph, the Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by Agent on a ratable basis.

With respect to each contingent or unliquidated claim that is an Obligation, Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of Agent to credit bid the Obligations or purchase the Collateral in the relevant Disposition. In the event that Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Obligations that were credit bid in such credit bid or other Disposition.

ARTICLE X

MISCELLANEOUS

10.1        Amendments and Waivers.

(a)             Amendments Generally. Subject to the provisions of Section 10.1(c) and (d) hereof, no amendment or waiver of, or supplement or other modification (which shall include any direction to Agent pursuant) to, any Loan Document (other than the Fee Letter, any Control Agreement, any Mortgage, or any letter of credit reimbursement or similar agreement or any landlord, bailee or mortgagee agreement) or any provision thereof, and no consent with respect to any departure by any Credit Party from any such Loan Documents, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent with the consent of the Required Lenders), and the Borrower Representative and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, supplement (including any additional Loan Document) or consent shall, unless in writing and signed by all the Lenders directly and adversely affected thereby (or by Agent with the consent of all the Lenders directly and adversely affected thereby), in addition to the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrowers, do any of the following:

(i)             increase or extend the Commitment of such Lender (or reinstate any Commitment terminated pursuant to Section 8.2(a));

(ii)            postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal)

due to the Lenders (or any of them) or L/C Issuer hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 2.8 (other than scheduled installments under Section 2.8(a)) may be postponed, delayed, reduced, waived or modified with the consent of the Required Lenders);

(iii)         reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the default interest margin shall only require the consent of Required Lenders) or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations;

(iv)         (A) change or have the effect of changing the priority or pro rata treatment of any payments (including voluntary and mandatory prepayments), Liens, proceeds of Collateral or reductions in Commitments (including as a result in whole or in part of allowing the issuance or incurrence, pursuant to this Agreement or otherwise, of new loans or other Indebtedness having any priority over any of the Obligations in respect of payments, Liens, Collateral or proceeds of Collateral, in exchange for any Obligations or otherwise), or (B) advance the date fixed for, or increase, any scheduled installment of principal due to any of the Lenders under any Loan Document;

(v)          change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(vi)         amend this Section 10.1 or, subject to the terms of this Agreement, the definition of Required Lenders, or any provision providing for consent or other action by all Lenders; or

(vii)        discharge any Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;

it being agreed that (X) all Lenders shall be deemed to be directly and adversely affected by an amendment, waiver or supplement described in the preceding clauses (iv)(B), (v), (vi) or (vii) and (Y) notwithstanding the preceding clause (X), only those Lenders that have not been provided a reasonable opportunity, as determined in the good  faith judgment of Agent, to receive the most-favorable treatment under or in connection with the applicable amendment, waiver or supplement described in the preceding clause (iv) (other than the right to receive customary administrative agency, arranging, underwriting and other similar fees) that is provided to any other  Person, including the opportunity to participate on a pro rata basis on the same terms in any new loans or other Indebtedness permitted to be issued as a result of such amendment, waiver or supplement, shall be deemed to be directly and adversely affected by such amendment, waiver or supplement.

(b)             Agent and L/C Issuer. No amendment, waiver or consent shall, unless in writing and signed by Agent or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent or the L/C Issuer, as applicable, under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Secured Rate Contract Obligations or Secured Bank Product Obligations resulting in such Secured Rate Contract Obligations or Secured Bank Product Obligations being junior in right of payment to principal on the Loans or resulting in such Secured Rate Contract Obligations or Secured Bank Product Obligations becoming unsecured (other than releases of Liens applicable to all Lenders permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider or any Secured Bank Product Bank, shall be effective without the written consent of such Secured Swap Provider or such Secured Bank Product Bank,  as the case may be.

(c)             Schedules; Corrections; Liens. Notwithstanding anything to the contrary contained in this Section 10.1, (i) the Borrower Representative may amend Schedules 4.19(a), 4.19(b) and 4.20 upon notice to Agent, (ii) Agent may amend Schedule 2.1(b) to reflect Sales entered into pursuant to Section 10.9, and (iii) Agent and the Borrower Representative may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein and (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional Property for the benefit of the Secured Parties or join additional Persons as Credit Parties; provided; that no Collateral Loan of such Person shall be included as Eligible Collateral Loans until a field examination with respect thereto has been completed to the satisfaction of Agent, including the establishment of Reserves required in Agent’s Permitted Discretion.

(d)          Certain other Loan Documents. The Fee Letter, any Control Agreement, any Mortgage, any letter of credit reimbursement or similar agreement or any landlord, bailee or mortgagee agreement may be amended as provided therein and if not provided therein, by each of the parties thereto.

10.2        Notices.

(a)          Addresses. All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to Syndtrak® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.syndtrak.com or using such other means of posting to Syndtrak® as may be available and reasonably acceptable to Agent prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrowers and Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrower Representative and Agent. Transmissions made by electronic mail or E-Fax to Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to the Borrower Representative, and (z) if receipt of such transmission is acknowledged by Agent.

(b)          Effectiveness.

(i)           All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E- System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article I shall be effective until received by Agent.

(ii)          The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.

(c)          Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

10.3                         Electronic Transmissions.

(a)          Authorization. Subject to the provisions of Section 10.2(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)          Signatures. Subject to the provisions of Section 10.2(a), (i)(A) no posting to any E- System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each other Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E- Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c)          Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 10.2 and this Section 10.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.

(d)          LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON- INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of the Borrowers, the other Credit Parties executing this Agreement and the Secured Parties agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

10.4        No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part  of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any

Credit Party, any Affiliate of any Credit Party, Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

10.5          Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, the Borrowers agree to pay or reimburse upon demand (a) Agent for all reasonable out-of- pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction  contemplated therein, in each case including Attorney Costs of Agent (including in-house legal counsel), the cost of environmental audits, syndication, distribution, Collateral audits and appraisals, background checks and similar expenses, to the extent permitted hereunder, (b) Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners), (c) each of Agent, its Related Persons, and L/C Issuer for all costs and expenses incurred in connection with (i) the creation, perfection and maintenance of the perfection of Agent’s Liens upon the Collateral, including Lien search, filing and recording fees, (ii) any refinancing or restructuring of  the credit arrangements provided hereunder in the nature of a “work-out” in any insolvency or bankruptcy proceeding or otherwise and whether or not consummated, (iii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or any attempt to inspect, verify, protect, insure, collect, sell, liquidate or otherwise dispose of any Collateral or (iv) the commencement, defense, conduct of, intervention in, or the taking of any other action (including preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document, Obligation or transactions contemplated hereby, including Attorney Costs, (d) the cost of purchasing insurance that the Credit Parties fail to obtain as required by the Loan Documents and (e) fees  and disbursements of Attorney Costs of one law firm on behalf of all Lenders (other than Agent) incurred in connection with any of the matters referred to in clause (c) above. Agent agrees not to seek a syndication fee, unless agreed to by Borrower Representative, in connection with a new Lender becoming a party to this Agreement.

10.6        Indemnity.

(a)          Each Credit Party agrees to indemnify, hold harmless and defend Agent, each Lender, each L/C Issuer and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including Attorney Costs, brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee (whether brought by a Credit Party, an Affiliate of a Credit Party or any other Person) in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Target, any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including Attorney Costs in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 10.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), (a) to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order or (b) such Indemnitee is in material breach of its duties hereafter. Furthermore, each Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person. This Section 10.6(a) shall not apply with respect to Taxes other than any Taxes that represent Liabilities arising from  any non-Tax claim. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE INTENTION OF THE CREDIT PARTIES AND EACH CREDIT PARTY AGREES THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO OUT OF POCKET LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR), ACTUALLY INCURRED BY THE INDEMNITEE WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNITEE.

(b)          Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities imposed on, incurred by or asserted against any Indemnitee, including those arising from, or otherwise involving, any Property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Property or natural resource or any Property on or contiguous to any Real Estate of any Credit Party or any Related Person of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any Property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.

10.7          Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any Property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from a Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

10.8        Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 10.9, and provided further that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

10.9        Binding Effect; Assignments and Participations.

(a)          Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers, the other Credit Parties signatory hereto and Agent and when Agent shall have been notified by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Borrowers, the other Credit Parties hereto (in each case except for Article VIII), Agent, each Lender and each L/C Issuer receiving the benefits of the Loan Documents and, to the extent provided in Section 9.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 9.9), none of any Borrower, any other Credit Party, any L/C Issuer or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)          Right to Assign. Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to:

(i)           any existing Lender (other than a Defaulting Lender);

(ii)          any Affiliate or Approved Fund of any existing Lender (other than a natural Person or a Defaulting Lender); or

(iii)         any other Person (other than a natural Person, a Defaulting Lender or any Borrower or any of any Borrower’s Affiliates or Subsidiaries) who is an “accredited investor” (as defined in Regulation D of the Securities Act of 1933) acceptable (which acceptances shall not be unreasonably withheld or delayed) to (x) Agent, (y) as long as no Event of Default is continuing, the Borrower Representative, and (z) in the case of any Sale of a Revolving Loan, Letter of Credit or Revolving Loan Commitment, each L/C Issuer that is a Lender; provided that the acceptances of L/C Issuer and the Borrower Representative shall be deemed to have been given unless an objection is delivered to Agent within five (5) Business Days after notice of a proposed Sale is delivered to the L/C Issuer and the Borrower Representative, as applicable. Notwithstanding any provision herein to the contrary:

(A)         such Sales must be ratable among the obligations owing to and owed by such Lender with respect to the Revolving Loans;

(B)         for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of

$1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrower Representative (to the extent the Borrower Representative’s consent is otherwise required) and Agent;

(C)         interest accrued, other than any interest that is payable-in-kind, prior to and through the date of any such Sale may not be assigned;

(D)         such Sales by Lenders who are Defaulting Lenders due to clause (a) of the definition of Defaulting Lender shall be subject to Agent’s prior written consent in all instances, unless in connection with such sale, such Defaulting Lender cures, or causes the cure of, its Defaulting Lender status as contemplated in Section 2.11(e)(v); and

(E)          assignments and participations to Disqualified Institutions shall be subject to the terms and conditions in Section 10.9.

Agent’s refusal to accept a Sale to a Credit Party, a Subsidiary of a Credit Party or a Person that would be a Defaulting Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable. In the event of any purported assignment or transfer by a Lender of its rights or obligations under this Agreement and the other Loan Documents to any Affiliate of a Borrower does not comply with the terms hereof, the Borrowers shall, within ten (10) Business Days cause the applicable Affiliate to contribute such Loans to the common equity of the Borrowers (which such Loans and all rights and obligations as a Lender related thereto, immediately and automatically, without any further action on the part of any Borrower, any Lender, Agent or any other Person, upon such contribution shall, for all purposes under this Agreement, the other Loan Documents and otherwise, be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and the Borrowers shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such assignment). Without limitation of Section 2.7(d)(iii), any Loan acquired by Credit Party shall immediately upon such acquisition be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect. Any purported assignment or transfer by a Lender of its rights or obligations under this Agreement and the other Loan Documents to any Person not Affiliated with the Borrowers that does not comply with the terms hereof shall be treated for purposes of this Agreement as a sale by such Lender of a participation of such rights and obligations in accordance with Section 10.9(f) (subject to Section 10.9 in the case of a purported transfer to a Disqualified Institution), provided that such treatment shall not relieve any assigning Lender from any Liabilities arising as a consequence of its breach of this Agreement.

(c)          Procedure. The parties to each Sale made in reliance on clause (b) above (other than  those described in clause (e) or (f) below) shall execute and deliver to Agent an Assignment via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to Agent), any Tax forms required to be delivered pursuant to Section 11.1 and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent; provided that (i) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Agent). Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iv) of Section 10.9(b), upon Agent (and, if applicable, the Borrower Representative and L/C Issuer) consenting to such Assignment, from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d)          Effectiveness. Subject to the recording of an Assignment by Agent in the Register pursuant to Section 2.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(e)          Grant of Security Interests. In addition to the other rights provided in this Section 10.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f)           Participants and SPVs. In addition to the other rights provided in this Section 10.9, but subject to the provisions of Section 10.9(g), each Lender may, (x) with notice to Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Agent or the Borrowers, sell participations to one or more Persons (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural

Person, or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article XI, but, with respect to Section 11.1, only to the extent such participant or SPV delivers the Tax forms such Lender is required  to collect pursuant to Section 11.1(g) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation except to the extent such entitlement to receive a greater amount results from any change in, or in the interpretation of, any Requirement of Law that occurs after the date such grant or participation is made (and in consideration of the foregoing, each such Participant and SPV shall be deemed to have acknowledged and agreed to be bound by the provisions of Section 10.20) and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of Section 10.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vii) of Section 10.1(a). No party hereto shall institute (and each Borrower shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to be reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any  obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person other than Agent except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent shall have  no responsibility for maintaining a Participant Register.

(g)          Disqualified Institutions.

(i)           No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning or transferring Lender entered into a binding agreement to sell and assign, or grant a participation in, all or a portion of its rights and obligations under this Agreement, as applicable, to such Person unless Agent and the Borrower Representative (unless an Event of Default has occurred and is continuing, in which case no consent from the Borrower Representative is required) have consented in writing in their sole and absolute discretion to such assignment or participation, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation. For the avoidance of doubt, (x) no assignment or participation shall  be retroactively invalidated pursuant to this Section 10.9(g) if the Trade Date therefor occurred prior to the assignee’s or participant’s becoming a Disqualified Institution (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), and (y) the execution by the Borrower Representative or Agent of an Assignment with respect to such an assignment will not by itself result in such assignee no longer being considered a Disqualified Institution.

(ii)          Agent and each assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution. The Agent shall have the right, and the Borrowers hereby expressly authorize Agent, to (A) post the list of Disqualified Institutions provided by the Borrower Representative and any updates thereto from time to time (collectively, the “DQ List”) on an E- System, including that portion of such E-System that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same. Any assignment to a Disqualified Institution or grant or sale of participation to a Disqualified Institution in violation of Section 10.9(g) shall not be void, but the other provisions of this Section 10.9(g) shall apply.

(iii)         If any assignment or participation is made to any Disqualified  Institution without the consents required by this Section 10.9(g) and/or Section 10.9(b), or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower Representative may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and Agent, terminate the Revolving Loan Commitment of such Disqualified Institution and pay or cause to be paid all Obligations of the Borrowers owing to such Disqualified Institution in connection with such Revolving Loan Commitment.

(iv)         Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (1) will not have the right to (x) receive information, reports or other materials provided to Agent or Lenders by the Borrowers, Agent or any other Lender, (y) attend or participate (including by telephone) in meetings attended by any of the Lenders and/or Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of Agent or the Lenders and (2) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization pursuant to Section 1126 of the Bankruptcy Code or any similar plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan, (2) if such Disqualified Institution does vote on such plan notwithstanding the restriction in the immediately foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other similar federal, state or foreign law affecting creditor’s rights), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other similar federal, state or foreign law affecting creditor’s rights) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(h)          Waiver. No Disqualified Institution shall (i) be entitled to bring actions against Agent, in its role as such, (ii) receive advice of counsel or other advisors to Agent or any other Lenders or (iii) challenge the attorney client privilege of Agent or any Lender and their respective counsel.

10.10     Non-Public Information; Confidentiality.

(a)          Non-Public Information.

(i)           Distribution of Materials to Lenders and L/C Issuers. The Credit Parties acknowledge and agree that (A) the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available, to the Lenders and the L/C Issuers by posting such Borrower Materials on an E-System; and (B) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information (“MNPI”) with respect to the Credit Parties, or the respective securities of any of the foregoing, and who may be engaged in  investment and other market-related activities with respect to such Persons’ securities. The Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System.

(ii)          Material Non-Public Information. The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the United States, they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (A) identify in writing, and (B) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain MNPI for purposes of United States federal and state securities laws as “MNPI”. The Credit Parties agree that unless such Borrower Materials are identified as “MNPI”, then Agent, the Lenders and the L/C Issuers shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of United States federal and state securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (I) the Loan Documents, including the schedules and exhibits attached thereto, and (II) administrative materials of a customary nature prepared by the Credit Parties or Agent (including, Notices of Borrowing, Notices of Conversion/Continuation, L/C Requests and any similar requests or notices posted on or through an E-System). Before distribution of Borrower Materials, the Credit Parties agree to execute and deliver to Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein. The Credit Parties acknowledge and agree that the list of Disqualified Institutions does not constitute MNPI and may be posted to all Lenders by Agent (including any updates thereto).

(iii)         Each of Agent, each Lender and each L/C Issuer acknowledges and agrees that it may receive MNPI hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state securities laws and regulations). Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to LHC or its securities for purposes of United States Federal or state securities laws.

(b)          Confidential Information. Each of Agent, each Lender and each L/C Issuer agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document, except that such information may be disclosed (i) with the Borrower Representative’s consent, (ii) to Related Persons of such Lender, L/C Issuer or Agent, as the case may be, or to any Person that any L/C Issuer causes to Issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 10.10 or (B) available to or in the possession of such Lender, L/C Issuer or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority or any other regulatory or self- regulatory authority having jurisdiction over such Person or its Affiliates, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants, financing sources, direct or contractual counterparties to any Secured Rate Contracts, Secured Bank Product Agreements, or direct or contractual counterparties (including insurers and reinsurers) to any other transactions under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder and to their respective Related Persons, in each case to the extent such assignees, investors, participants, financing sources, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 10.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under  any Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer, Secured Swap Provider, Secured Bank Product Bank or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, L/C Issuer, Secured Swap Provider, Secured Bank Product Bank or Agent or any of their Related Persons. In addition, Agent and the Lenders may disclose this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments and for purposes of general portfolio, benchmarking and market data analysis.  In the event of any conflict between the terms of this Section 10.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 10.10 shall govern.

(c)          Tombstones. Each Credit Party consents to the publication by Agent, Arranger or any Lender of any press releases, tombstones, advertising or other promotional materials (including via any Electronic Transmission) relating to the financing transactions contemplated by this Agreement using such Credit Party’s name, product photographs, logo or trademark.

(d)          Press Release and Related Matters. No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party or as required under any Requirement of Law) using the name, logo or otherwise referring to Capital One or of any of its Affiliates, the Loan Documents or any transaction contemplated herein or therein to which Capital One or any of its Affiliates is party without the prior written consent of Capital One or such Affiliate, which shall not be unreasonably withheld, except to the extent required to do so under applicable Requirements of Law and then, only after consulting with Capital One.

10.11     Set-off; Sharing of Payments.

(a)          Right of Setoff. Each of Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default (after giving effect to any applicable grace or cure period) and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrowers or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender or L/C Issuer shall exercise any such right of setoff without the prior consent of Agent or Required Lenders. Each of Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower Representative and Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 10.11 are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders, the L/C Issuer, their Affiliates and the other Secured Parties, may have.

(b)          Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) (and other than pursuant to Section 10.9, Section 10.20, and Article XI) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though  it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (ii) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation.  If a Defaulting Lender receives any such payment as described  in the previous sentence, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in Section 2.11(e).

10.12     Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

10.13     Severability; Captions; Independence of Provisions. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

10.14      Interpretation.  This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agent merely because of Agent’s or Lenders’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 10.16 and 10.17.

10.15     No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Lenders, the L/C Issuers party hereto,  Agent and, subject to the provisions of Section 9.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

10.16     Governing Law and Jurisdiction.

(a)          Governing Law. The laws of the State of Texas shall govern all matters arising out of, in connection with or relating to this Agreement, including its validity, interpretation, construction, performance and enforcement (including any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

(b)          Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document may be brought in the courts of the State of Texas located in Tarrant County, or of the United States of America sitting in the Northern District of Texas (Fort Worth Division) and, by execution and delivery of this Agreement, each Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c)          Service of Process. Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrowers specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d)          Non-Exclusive Jurisdiction. Nothing contained in this Section 10.16 shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

10.17     Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PERSON OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS, AS APPLICABLE, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.18     Entire Agreement; Release; Survival.

(a)          THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS

AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS  ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH). THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(b)          Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)          (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 10.18, Sections 10.5 (Costs and Expenses), and 10.6 (Indemnity), and Article IX (Agent) and Article XI (Taxes, Yield Protection and Illegality), and (ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

10.19     USA Patriot Act. Each Lender that is subject to the USA Patriot Act (and Agent (for itself and not on behalf of any Lender)) hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Agent to identify each Credit Party in accordance with the USA Patriot Act.

10.20     Replacement of Lender. Within forty-five (45) days after: (i) receipt by the Borrower Representative of written notice and demand from (A) any Lender (an “Affected Lender”) for payment of additional costs as provided in Sections 11.1, 11.3 and/or 10.6 or that has become a Defaulting Lender or (B) any SPV or participant (an “Affected SPV/Participant”) for payment of additional costs as provided in Section 10.9(f), unless the option or participation of such Affected SPV/Participant shall have been terminated prior to the exercise by the Borrowers of their rights hereunder; or (ii) any failure by any Lender (other than Agent or an Affiliate of Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrower Representative may, at its option, notify (A) in the case of clause (i)(A) or (ii) above, Agent and such Affected Lender (or such non- consenting Lender) of the Borrowers’ intention to obtain, at the Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such non-consenting Lender), or (B) in the case of clause (i)(B) above, Agent, such Affected SPV/Participant, if known, and the applicable Lender (such Lender, a “Participating Lender”) that (1) granted to such Affected SPV/Participant the option to make all or any part of any Loan that such Participating Lender would otherwise be required to make hereunder or (2) sold to such Affected SPV/Participant a participation in or to all or a portion of its rights and obligations under the Loan Documents, of the Borrowers’ intention to obtain, at the Borrowers’ expense, a Replacement Lender for such Participating Lender, in each case, which Replacement Lender shall be reasonably satisfactory to Agent. In the event the Borrowers  obtain a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or such non-consenting Lender) or Participating Lender, as the case may be, shall sell and assign its Loans and Commitments to such Replacement Lender, at par, provided that the Borrowers have reimbursed such Affected Lender or Affected SPV/Participant, as applicable, for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment, and in the case of a Participating Lender being replaced by a Replacement Lender, (x) all right, title and interest in and to the Obligations and Commitments so assigned to the Replacement Lender shall be assigned free and clear of all Liens or other claims (including pursuant to the underlying option or participation granted or sold to the Affected SPV/Participant, but without affecting any rights, if any, of the Affected SPV/Participant to the proceeds constituting the purchase price thereof) of the  Affected SPV/Participant, and (y) to the extent required by the underlying option or participation documentation, such Participating Lender shall apply all or a portion of the proceeds received by it as a result of such assignment, as applicable, to terminate in full the option or participation of such Affected SPV/Participant. In the event that a replaced Lender does not execute an Assignment pursuant to Section 10.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 10.20 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 10.20, the Borrower Representative shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrower Representative, the Replacement Lender and Agent, shall be effective for purposes of this Section 10.20 and Section 10.9. Notwithstanding the foregoing, with respect to a Lender that is a Defaulting Lender, Agent may, but shall not be obligated to, obtain a Replacement Lender and execute an Assignment on behalf of such Defaulting Lender at any time with three (3) Business Days’ prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par. Upon any such assignment and payment and compliance with  the other provisions of Section 10.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.

10.21     Joint and Several. The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several. Without limiting the generality of the foregoing, reference is hereby made to Article II of the Guaranty and Security Agreement, to which the obligations of Borrowers and the other Credit Parties are subject.

10.22     Creditor-Debtor Relationship. The relationship between Agent, each Lender and the L/C Issuer,  on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party  has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

10.23     Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under the Guaranty and Security Agreement in respect of Swap Obligations under any Secured Rate Contract (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.23 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.23, or otherwise under the Guaranty and Security Agreement, voidable under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10.23 shall remain in full force and effect until the guarantees in respect of Swap Obligations under each Secured Rate Contract have been discharged, or otherwise released or terminated in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 10.23 constitute, and this Section 10.23 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

10.24     Secured Swap Providers and Secured Bank Product Banks. No Secured Swap Provider or Secured Cash Management Bank that obtains the benefits of the Guaranty and Security Agreement or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Agent shall not be required to verify the existence, amount or payment of any Secured Rate Contract Obligations or Secured Bank Product Obligations. Upon the request of Agent, each Secured Swap Provider and Secured Bank Product Bank will promptly provide Agent with such information and supporting documentation with respect to its Secured Rate Contract Obligations and Secured Bank Product Obligations as Agent shall request, including the amounts (contingent and/or due and payable) thereof.

10.25     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.26     Lender Acknowledgments regarding Reporting. By signing this Agreement,

(a)          each Secured Bank Product Bank and each Secured Swap Provider agrees to furnish the Agent (and thereafter at such frequency as the Agent may reasonably request) with a summary of all obligations arising out of Secured Rate Contract Obligations and Secured Bank Product Obligations due or to become due to such Person. In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any Secured Bank Product Bank or Secured Swap Provider on account of such obligations unless the Agent has received written  notice thereof from such Person;

(b)          each Lender is deemed to have requested that the Administrative Agent furnish such Person, promptly after they become available, copies of all Borrowing Base Certificates and financial statements required to be delivered by the Borrower hereunder and all commercial finance examinations and  appraisals of the Collateral received by the Agent (collectively, the “Reports”);

(c)          each Lender expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d)          each Lender expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Credit Parties and will rely significantly upon the Credit Parties’ books and records, as well as on representations of the Credit Parties' personnel;

(e)          agrees to keep all Reports confidential in accordance with the provisions of Section 10.10; and

(f)           without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Loans or Letters of Credit that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender as a consequence of such Lender's breach of Section 10.26(e) above.

10.27     Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Rate Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Texas and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)          As used in this Section 10.27, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)           a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)          a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)         a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and interpreted in accordance with, 12

C.F.R. § § 252.81, 47.2 or 382.1 as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE XI

TAXES, YIELD PROTECTION AND ILLEGALITY

11.1        Taxes.

(a)          Except as required by a Requirement of Law, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, penalties or other Liabilities) with respect thereto (collectively, “Taxes”).

(b)          If any Taxes shall be required by any Requirement of Law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) if such Tax is an Indemnified Tax, such amount payable shall be increased as necessary to ensure that, after all required deductions for Indemnified Taxes are made (including deductions applicable to any increases to any amount under this Section 11.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Agent.

(c)          In addition, the Borrowers agree to pay, and authorize Agent to pay in their name, any stamp, documentary, excise or property Tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). Within 30 days after the date of any payment of Other Taxes by any Credit Party, the Borrowers shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to Agent.

(d)          The Credit Parties hereby acknowledge and agree that (i) neither Capital One nor any Affiliate of Capital One has provided any Tax advice to any Tax Affiliate in connection with the transactions contemplated hereby or any other matters and (ii) the Credit Parties have received appropriate Tax advice to the extent necessary to confirm that the structure of any transaction contemplated by the Credit Parties in connection with the Loan Documents complies in all material respects with applicable federal, state and foreign Tax laws.

(e)          The Borrowers shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to Agent), each Secured Party for all Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 11.1) paid or payable by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not  such Indemnified Taxes were correctly or legally asserted. A certificate of the Secured Party (or of Agent on behalf of such Secured Party) claiming any compensation under this clause (e), setting forth the amounts to be paid thereunder and delivered to the Borrower Representative with copy to Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, Agent and such Secured Party may use any reasonable averaging and attribution methods.

(f)           Any Lender claiming any additional amounts payable pursuant to this Section 11.1 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(g)          (i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding Tax or, after a change in any Requirement of Law, is subject to such withholding Tax at a reduced rate under an applicable Tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower Representative or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with executed copies of each of the following, as applicable: (A) Forms W- 8ECI (claiming exemption from U.S. withholding Tax because the income is effectively connected with a U.S. trade or business), W-8BEN or W-8BEN-E (claiming exemption from, or a reduction of, U.S. withholding Tax) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN or W-8BEN-E (claiming exemption from U.S. withholding Tax) or any successor form and a certificate in form and substance acceptable to Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding Tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower Representative and Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding Tax or are subject to such Tax at a rate reduced by an applicable Tax treaty, the Credit Parties and Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii)          Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (g) and (D) from time to time if requested by the Borrower Representative or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) executed copies of Form W-9 (certifying  that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding Tax) or any successor form.

(iii)         Each Lender having sold a participation in any of its Obligations or identified an SPV as such to Agent shall collect from such participant or SPV the documents described in this clause (g) and provide them to Agent.

(iv)         If a payment made to a Non-U.S. Lender Party would be subject to United States federal withholding Tax imposed by FATCA if such Non-U.S. Lender Party fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender Party shall deliver to Agent and the Borrower Representative any documentation under any Requirement of Law or reasonably requested by Agent or the Borrower Representative sufficient for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)          If any Secured Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 11.1  (including by the payment of additional amounts pursuant to Section 11.1(b)), it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 11.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Secured Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Credit Party, upon the request of such Secured Party, shall repay to such Secured Party the amount paid over pursuant to this Section 11.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Secured Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 11.1(h), in no event shall the Secured Party be required to pay any amount to a Credit Party pursuant to this Section 11.1(h) the payment of which would place the Secured Party in a less favorable net after-Tax position than the Secured Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never  been paid. This Section 11.1(h) shall not be construed to require any Secured Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Credit Party or any other Person.

11.2        Illegality. If after the date hereof any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrowers through Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exists.

(a)          Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrowers shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 11.4.

(b)          If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower Representative may elect, by giving notice to such Lender through Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

(c)          Before giving any notice to Agent pursuant to this Section 11.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

11.3        Increased Costs and Reduction of Return.

(a)          If any Lender or L/C Issuer shall determine that, due to either (i) the adoption or taking effect of, or any change in, or in the interpretation of, any Requirement of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, (x) there shall be any increase in the cost to such Lender or L/C Issuer of agreeing to make or making, funding or maintaining any LIBOR Rate Loans or of Issuing or maintaining any Letter of Credit or (y) the Lender or L/C Issuer shall be subject to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then the Borrowers shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender or L/C Issuer (with a copy of such demand to Agent), pay to  Agent for the account of such Lender or L/C Issuer, additional amounts as are sufficient to compensate such Lender or L/C Issuer for such increased costs or such Taxes; provided, that the Borrowers shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 11.3(a) for any increased costs incurred more than 120 days prior to the date that such Lender or L/C Issuer notifies the Borrower

Representative, in writing of the increased costs and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)          If any Lender or L/C Issuer shall have determined that:

(i)           the introduction of any Capital Adequacy Regulation;

(ii)          any change in any Capital Adequacy Regulation;

(iii)         any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv)         compliance by such Lender or L/C Issuer (or its Lending Office) or any entity controlling the Lender or L/C Issuer, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Lender or L/C Issuer or any entity controlling such Lender or L/C Issuer and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s or L/C Issuer’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender or L/C Issuer (with a copy to Agent), the Borrowers shall pay to such Lender or L/C Issuer, from time to time as specified by such Lender or L/C Issuer, additional amounts sufficient to compensate such Lender or L/C Issuer (or the entity controlling the Lender or L/C Issuer) for such increase; provided, that the Borrowers shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 11.3(b) for any amounts incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower Representative, in writing of the amounts and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c)          Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, shall, in each case, be deemed to be a change in a Requirement of Law under Section 11.3(a) above and/or a change in Capital Adequacy Regulation under Section 11.3(b) above, as applicable, regardless of the date enacted, adopted or issued.

11.4        Funding Losses. The Borrowers agree to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a)          the failure of the Borrowers to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

(b)          the failure of the Borrowers to borrow, continue or convert a Loan after the Borrower Representative has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c)          the failure of the Borrowers to make any prepayment after the Borrowers have given a notice in accordance with Section 2.7;

(d)          the prepayment (including pursuant to Section 2.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e)          the conversion pursuant to Section 2.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified Agent of any such expense within two (2) Business Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 10.4 and under Section 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit  or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

11.5        Inability to Determine Rates; Alternative Interest Rate Election Event.

(a)          If Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to Section 2.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, Agent will forthwith give notice of such determination to the Borrower Representative and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until Agent revokes such notice in writing. Upon receipt of such notice, the Borrower Representative may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower Representative does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower Representative, in the amount specified in the applicable notice submitted by the Borrower Representative, but such Loans shall be made, converted or continued as Base Rate Loans.

(b)          Notwithstanding the other provisions of this Agreement, if Agent shall have determined (which determination shall be conclusive absent manifest error), or the Borrower Representative or Required Lenders shall notify the Agent in writing, that either (i) the circumstances set forth in clause (a) have arisen and such circumstances are unlikely to be temporary, (ii) syndicated or comparable loans are currently being executed and/or amended to include or adopt a new benchmark rate or rates (including, without limitation, credit or similar adjustments, in each case, to such rate or rates) or (iii) the circumstances set forth in clause (a) have not arisen but the supervisor for the administrator of LIBOR (or any component thereof) or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which LIBOR (or any component thereof) shall no longer be published for use in determining interest rates for loans (in the case of either such clause (i), (ii) or (iii), an “Alternative Interest Rate Election Event”), then reasonably promptly thereafter the Agent and Borrower Representative shall endeavor in good faith to establish, and if Agent and Borrower Representative are not able to agree on such rate within sixty (60) days of an Alternative Interest Rate Election Event, then Agent shall select, an alternate rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for leveraged comparable loans in the United States at such time (which may include such credit adjustments or other adjustments, in each case, to such rate as are present in the market for leveraged comparable loans in the United States at such time), and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (including, without limitation operational, term, conforming and other changes as may  be reasonably determined by the Agent). Notwithstanding anything to the contrary in Section 10.1 or any other provision of this Agreement, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five (5) Business Days after the date notice of such alternate rate of interest is provided to the Lenders, a written notice from Required Lenders stating that they object to such amendment (which amendment shall not be effective prior to the end of such five (5) Business Day notice period). To the extent an alternate rate of interest is adopted as contemplated hereby, the approved rate shall be applied in a manner consistent with prevailing market convention; provided that, to the extent such prevailing market convention is not administratively feasible for the Agent, such approved rate shall be applied in a manner  as otherwise reasonably determined by the Agent and the Borrower Representative. From such time as an Alternative Interest Rate Election Event has occurred and continuing until an alternate rate of interest has been determined in accordance with the terms and conditions of this paragraph, (A) any Notice of Borrowing that requests the conversion of any Loan to, or continuation of any Loan as, a LIBOR Rate Loan shall be ineffective, and (B) if any Notice of Borrowing requests a LIBOR Rate Loan, such Loan shall be made as a Base Rate Loan; provided that, to the extent such Alternative Interest Rate Election Event is as a result of clause (ii) above, then clauses (A) and (B) of this sentence shall apply during such period only if LIBOR for such Interest Period is not available or published at such time on a current basis. Notwithstanding anything contained herein to the contrary, if such alternate rate of interest as determined in this paragraph is determined to be less than 0.00% per annum, such rate shall be deemed to be 0.00% percent per annum for the purposes of this Agreement.

11.6        Reserves on LIBOR Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan provided the Borrower Representative shall have received at least fifteen (15) days’ prior written notice (with a copy to Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

11.7        Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article XI shall deliver to the Borrower Representative (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.

[Signature Pages Follow.]

IN WITNESS WHEREOF,  the parties hereto have caused this Agreement to be  duly  executed  and delivered by their duly authorized officers as of the day and year first above written.

BORROWER(S):

LEGACY HOUSING CORPORATION,
a Texas corporation

By:	/s/ Kenneth Shipley
Name:	Kenneth Shipley
Title:	CEO

FEIN:

BORROWER REPRESENTATIVE:

LEGACY HOUSING CORPORATION,
a Texas corporation

By:	/s/ Kenneth Shipley
Name:	Kenneth Shipley
Title:	CEO

Address for notices:
Legacy Housing Corporation
1600 Airport Freewsy, Suite 100
Bedford, Texas 76022
Attn: Curtis Hodgson
Facsimile:

Signature Page of Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to  be  duly  executed  and delivered by their duly authorized officers as of the day and year first above written.

LEGACY HOUSING OF GEORGIA, LLC,
a Georgia limited liability company

By:	/s/ Kenneth Shipley
Name:	Kenneth Shipley
Title:

FEIN:

Address for notices:

Address for notices:
Legacy Housing Corporation
1600 Airport Freewsy, Suite 100
Bedford, Texas 76022
Attn: Curtis Hodgson
Facsimile:

Signature Page of Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly  executed  and  delivered by their duly authorized officers as of the day and year first above written.

CAPITAL ONE, NATIONAL ASSOCIA TION,
as Agent and as a Lender

By:	/s/ Kurt Schaal
Name:	Kurt Schaal
Title:	Its Duly Authorized Signatory

Address for notices:

Capital One, National Association
505 Main Street, Suite 300
Fort Worth, Texas 76102
Attn: Kurt Schaal

Signature Page of Credit Agreement

Schedule 2.1(b)

Revolving Loan Commitments

Revolving Loan Commitments

Capital One, National Association	$70,000,000

Schedule 4.5

Litigation

None

Schedule 4.7

ERISA

(i)     Legacy Housing Corporation does not currently have a Benefit Plan intended to qualify for tax exempt status under Section 401 or 501 of the Code; however, it may create a 401(k) plan or other employer-sponsored retirement plan and/or ESOP in the future for its employees;

(ii)     LHC maintains the following Benefit Plans in compliance with applicable provisions of ERISA and Section 125 of the IRC:

1.      Dental PPO Benefit Plan Effective 01/01/20 - United HealthCare

2.      Dental HMO Benefit Plan Effective 01/01/20 - National Pacific Dental, Inc.

3.      MEC Plus Health Plan Effective 01/01/20 - Legacy Housing Corporation

4.      MVP Health Plan Effective 01/01/20 - Legacy Housing Corporation

5.      Vision PPO Benefit Plan Effective 01/01/20 - Legacy Housing Corporation

(iii)     To LHC's knowledge, there are no existing or pending claims, sanctions, actions, lawsuits, or other proceedings or investigation involving any of the plans listed above in response to (ii) other than routine claims for benefits in the normal course.

(iv)     Not applicable. LHC does not sponsor a plan to which the ERISA reporting requirements of 29 CFR 4041 or 4050 applies.

Schedule 4.15

Labor Relations

None

Schedule 4.18

Ventures, Subsidiaries and Affiliates; Outstanding Stock

Subsidiaries
Legacy Housing of Georgia, LLC, a Georgia limited liability company

Joint Ventures and Partnerships
None

Outstanding Stock (other than LHC)
None

Required Stock Issue, Sale, Repurchase, or Redemption Rights
None

Schedule 4.19(a)

Jurisdiction of Organization; Chief Executive Office

Legacy Housing Corporation

Texas Corporation (Delaware Corporation Jan. 1, 2018-December 30, 2019)
ID#: 20-2897516
1600 Airport Freeway, Suite 100, Bedford, Texas 76022
Prior Name: Legacy Housing, Ltd. (Texas partnership 2005-2017)

Legacy Housing of Georgia, LLC

Georgia Limited Liability Company
ID#: 37-1824823
101 Industrial Blvd., Eatonton, GA, 31024
Prior Name: N/A (formed 2016)

Schedule 4.19(b)

Locations of Books and Records

Legacy Housing Corporation:

1600 Airport Freeway, Suite 100
Bedford, Texas 76022

4801 Mark IV Parkway
Fort Worth, Texas 76106

Legacy Housing of Georgia, LLC:

5950 Live Oak Parkway
Suite 225
Norcross, GA 30093

101 Industrial Blvd.
Eatonton, Georgia 31024

Schedule 4.20

Deposit Accounts and Other Accounts

Bank Name	Address	Address 2	Phone	Entity Name on Account	Account Num	Description/Purpose
AimBank Albany	PO Box 999	Levelland TX 79336	806-894-2265	Legacy Housing Corporation	1596	Albany GA operating account
AimBank Asheboro	PO Box 999	Levelland TX 79336	806-894-2265	Legacy Housing Corporation	0338	Asheboro NC operating account
AimBank Asheboro escrow	PO Box 999	Levelland TX 79336	806-894-2265	Legacy Housing Corporation	4902	Asheboro NC escrow account
AimBank Athens	PO Box 999	Levelland TX 79336	806-894-2265	Legacy Housing Corporation	1229	Athens GA operating account
AimBank Augusta	PO Box 999	Levelland TX 79336	806-894-2265	Legacy Housing Corporation	1602	Augusta GA operating account
AimBank Canton	PO Box 999	Levelland TX 79336	806-894-2265	Legacy Housing Corporation	7626	Canton TX operating account
AimBank Consignment	PO Box 999	Levelland TX 79336	806-894-2265	Legacy Housing Corporation	611883	Consignment Division operating account
AimBank GA Tiny House	PO Box 999	Levelland TX 79336	806-894-2265	Legacy Housing Corporation	7516	Atlanta GA Tiny Home operating account
AimBank Gainesville	PO Box 999	Levelland TX 79336	806-894-2265	Legacy Housing Corporation	2233	Gainesville TX operating account
AimBank GPLH	PO Box 999	Levelland TX 79336	806-894-2265	GPLH LC	643068	GPLH Division operating account
AimBank Jennings	PO Box 999	Levelland TX 79336	806-894-2265	Legacy Housing Corporation	0729	Jennings LA operating account
AimBank Minden	PO Box 999	Levelland TX 79336	806-894-2265	Legacy Housing Corporation	3302	Minden LA operating account
AimBank Mobile	PO Box 999	Levelland TX 79336	806-894-2265	Legacy Housing Corporation	5135	Mobile AL operating account
AimBank Mt Pleasant	PO Box 999	Levelland TX 79336	806-894-2265	Legacy Housing Corporation	1180	Mount Pleasant TX operating account
AimBank OKC	PO Box 999	Levelland TX 79336	806-894-2265	Legacy Housing Corporation	0702	Oklahoma City OK operating account
AimBank Tiny House	PO Box 999	Levelland TX 79336	806-894-2265	Legacy Housing Corporation	1512	Greenville TX account
Capital One Consignment	505 Main St., Ste 300	Fort Worth TX 76102	817-334-7365	Legacy Housing LTD	00003620927219	Consignment Division operating account
Capital One Lock Box	505 Main St., Ste 300	Fort Worth TX 76102	817-334-7365	Legacy Housing Corporation dba Federal Investors	00003620927200	Loan Servicing/Lockbox
Capital One Plant	505 Main St., Ste 300	Fort Worth TX 76102	817-334-7365	Legacy Housing LTD	00003620977828	Plant Division operating account
Farmers and Merchants Bank	PO Box 4450	Eatonton GA 31024	706-485-9941	Legacy Housing LTD	0771632	Deposit account for Eatonton GA plant sales
Wells Fargo Business Choice Checking	PO Box 6995	Portland OR 97228-6995	800-225-5935	Legacy Housing LTD	9246005467	Debit card expenses

Schedule 6.1

Liens

Veritex Bank has liens on Legacy Housing Corporation inventory. This loan will be paid off upon closing this Credit Agreement, and the liens will be released within 30 days of that closing.

Schedule 6.4

Investments

Legacy is negotiating a new financial arrangement with a series of entities of common ownership with whom Legacy has an ongoing business relationship . Legacy is negotiating a new arrangement under which Legacy would loan an amount of up to $4M for certain specific purposes, including but not limited to certain real estate development. Under this proposed arrangement, Legacy is being provided collateral in the form of a 55-acre manufactured home park and twenty (20) manufactured homes. In addition, the borrowers are agreeing to a cross- collateralization agreement encumbering any new promissory note and all existing notes, as well as providing personal guaranties. This transaction is expected to close by mid-April.

Schedule 6.5

Indebtedness

Veritex Bank Line of Credit: $2,001,074.05 as of March 19, 2020. This loan will be repaid in full upon closing of this Credit Agreement with Capital One.

EXHIBIT 1.1(a)

TO

CREDIT AGREEMENT

FORM OF ASSIGNMENT

This ASSIGNMENT (this “Assignment”), dated as of the Effective Date, is entered into between                       (the “Assignor”) and                       (the “Assignee”).

The parties hereto hereby agree as follows:

Borrowers:	Legacy Housing Corporation, a Texas corporation (together with each other entity that from time to time becomes a borrower under the Credit Agreement defined below, collectively the “Borrowers”)

Agent:	Capital One, National Association, as administrative agent for the Lenders and L/C Issuers (in such capacity and together with its successors and permitted assigns, “Agent”)

Credit Agreement:

Credit Agreement, dated as of March 30, 2020, among the Borrowers, the other Credit Parties party thereto, the Lenders and L/C Issuers party thereto and Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition are used as defined in the Credit Agreement)

[Trade Date:	, ][1]

Effective Date:	, [2]

[1]	Insert for informational purposes only if needed to determine other arrangements between the Assignor and the Assignee.
[2]	To be filled out by Agent upon entry in the Register.

	Aggregate amount of	Aggregate amount of
	Commitments or principal	Commitments[3] or
Revolving Loan	amount of Loans for all	principal amount of
Assigned	Lenders[4]	Loans Assigned[4]	Percentage Assigned[5]
	$	$	. %
	$	$	. %
	$	$	. %

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

[3]	In the case of the Revolving Loan Commitment, including Revolving Loans and interests, participations and obligations to participate in Letter of Credit Obligations.
[4]

Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the  Trade Date and the Effective Date. The aggregate amounts are inserted for informational purposes only to help in calculating the percentages assigned which, themselves, are for informational purposes only.

[5]

Set forth, to at least 9 decimals, the Assigned Interest as a percentage of the aggregate Commitment or Loans. This percentage is set forth for informational purposes only and is not intended to be binding. The assignments are based on the amounts assigned not on the percentages listed in this column.

Section 1.       Assignment. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, Assignor’s rights and obligations in its capacity as Lender under the Credit Agreement (including Liabilities owing to or by Assignor thereunder) and the other Loan Documents, in each case to the extent related to the amounts identified above (the “Assigned Interest”).

Section 2.       Representations, Warranties and Covenants of Assignor. Assignor:

(a)       represents and warrants to Assignee and Agent that (i) it has full power and authority, and has taken all actions necessary for it, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (ii) it is the legal and beneficial owner of its Assigned Interest and that such Assigned Interest is free and clear of any Lien and other adverse claims and (iii) by executing, signing and delivering this Assignment via ClearPar® or any other electronic settlement system designated by Agent, the Person signing, executing and delivering this Assignment on behalf of the Assignor is an authorized signer for the Assignor and is authorized to execute, sign and deliver this Assignment;

(b)       makes no other representation or warranty and assumes no responsibility, including with respect to the aggregate amount of the Loans and Commitments, the percentage of the Loans and Commitments represented by the amounts assigned, any statements, representations and warranties made in or in connection with any Loan Document or any other document or information furnished pursuant thereto, the execution, legality, validity, enforceability or genuineness of any Loan Document or any document or information provided in connection therewith and the existence, nature or value of any Collateral; and

(c)       assumes no responsibility (and makes no representation or warranty) with respect to the financial condition of any Credit Party or the performance or nonperformance by any Credit Party of any obligation under any Loan Document or any document provided in connection therewith.

Section 3.       Representations, Warranties and Covenants of Assignees. Assignee:

(a)       represents and  warrants to Assignor and Agent that (i) it has full power and authority,  and has    taken all actions necessary for Assignee, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (ii) except for obtaining the consents, if any, required under the Credit Agreement, it meets all the requirements and is otherwise a Person eligible to be (and not disqualified from being) an assignee under Section 10.9 of the Credit Agreement, (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest assigned to it hereunder and either Assignee or the Person exercising discretion in making the decision for such assignment is experienced in acquiring assets of such type, (iv) by executing, signing and delivering this Assignment via ClearPar® or any other electronic settlement system designated by Agent, the Person signing, executing and delivering this Assignment on behalf of the Assignee is an authorized signer for the Assignee and is authorized to execute, sign and deliver this Assignment, (v) the representations and warranties required to be made by it under the Credit Agreement are true, correct and complete and (vi) it is not a Disqualified Institution;

(b)       irrevocably appoints and authorizes Agent to take such action as administrative agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto;

(c)       shall perform in accordance with their terms all obligations that, by the terms of the Loan Documents, are required to be performed by it as a Lender;

(d)       confirms it has received such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and shall continue to make its own credit decisions in taking or not taking any action under any Loan Document independently and without reliance upon Agent, any L/C Issuer, any Lender or any other Indemnitee and based on such documents and information as it shall deem appropriate at the time;

(e)       acknowledges and agrees that, as a Lender, it may receive material non-public information and confidential information concerning the Credit Parties and their Affiliates and their Stock and agrees to use such information in accordance with Section 10.10 of the Credit Agreement;

(f)       specifies as its applicable Lending Offices (and addresses for notices) the offices at the addresses set forth beneath its name on the signature pages hereof;

(g)       shall pay to Agent an assignment fee in the amount of $3,500 to the extent such fee is required to be paid under Section 10.9 of the Credit Agreement;

(h)       attaches all documentation required to be delivered by it pursuant to Section 10.1(g) of the Credit Agreement, duly completed and executed by Assignee;

(i)       agrees to execute and deliver to Agent any document or instrument reasonably requested by Agent to effect any of the foregoing.

Section 4.       Determination of Effective Date; Register. Following the due execution and delivery of this Assignment by Assignor, Assignee and, to the extent required by Section 10.9 of the Credit Agreement, the Borrowers and/or each L/C Issuer that is a Lender, this Assignment (including its attachments) will be delivered to Agent for its acceptance and recording in the Register. The effective date of this Assignment (the “Effective Date”) shall be the later of (i) the acceptance of this Assignment by Agent and (ii) the recording of this Assignment in the Register. Agent shall insert the Effective Date when known in the space provided therefor at the beginning of this Assignment.

Section 5.       Effect. As of the Effective Date, (a) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and the Credit Agreement, have the rights and obligations of a Lender under the Credit Agreement and (b) Assignor shall, to the extent provided in this Assignment, relinquish its rights (except those surviving the termination of the Commitments and payment in full of the Obligations) and be released from its obligations under the Loan Documents other than those obligations relating to events and circumstances occurring prior to the Effective Date.

Section 6.       Distribution of Payments. On and after the Effective Date, Agent shall make all  payments under the Loan Documents in respect of the Assigned Interest (a) in the case of amounts accrued to but excluding the Effective Date, to Assignor and (b) otherwise, to Assignee.

Section 7.       Miscellaneous.

(a)       The parties hereto, to the extent permitted by law, waive all right to trial by jury in any action, suit, or proceeding arising out of, in connection with or relating to, this Assignment and any other transaction contemplated hereby. This waiver applies to any action, suit or proceeding whether sounding in tort, contract or otherwise.

(b)       On and after the Effective Date, this Assignment shall be binding upon, and inure to the benefit of, the Assignor, Assignee, Agent and their Related Persons and their successors and assigns.

(c)       This Assignment shall be governed by, and be construed and interpreted in accordance with, the law of the State of Texas.

(d)       This Assignment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(e)       Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Assignment by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart of this Assignment.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR]
as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE]
as Assignee

By:
Name:
Title:

Lending Office for LIBOR Rate Loans:

[Insert Address (including contact name, fax number and e- mail address)]

Lending Office (and address for notices) for any other purpose:

[Insert Address (including contact name, fax number and e- mail address)]

[SIGNATURE PAGE FOR ASSIGNMENT FOR LEGACY HOUSING CORPORATION’S CREDIT AGREEMENT]

ACCEPTED and AGREED

this       day of             , 20      :

CAPITAL ONE, NATIONAL ASSOCIATION
as Agent

By:
Name:
Title:

[LEGACY HOUSING CORPORATION, as the Borrower Representative][6]

By:
Name:
Title:

[NAME OF L/C ISSUER][7]

By:
Name:
Title:

6         Include only if required pursuant to Section 10.9 of the Credit Agreement.

7         Include only if applicable.

[SIGNATURE PAGE FOR ASSIGNMENT FOR LEGACY HOUSING CORPORATION’S CREDIT AGREEMENT]

EXHIBIT 1.1(b)

TO

CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

CAPITAL ONE, NATIONAL ASSOCIATION,

as Agent under the Credit Agreement referred to below

                         ,

Attention:

Re: Legacy Housing Corporation (together with each other entity that  from time to  time  becomes a borrower under the Credit Agreement defined below, collectively the “Borrowers”)

Reference is made to the Credit Agreement, dated as of March 30, 2020 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, Legacy Housing Corporation, as Borrower Representative, the other Credit Parties, the Lenders and L/C Issuers party thereto and Capital One, National Association, as administrative agent for such Lenders and L/C Issuers. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Borrower Representative, on behalf of Borrowers, hereby gives you irrevocable notice, pursuant to Section 2.5 of the Credit Agreement of its request of a Borrowing (the “Proposed Borrowing”) under the Credit Agreement and, in that connection, sets forth the following information:

A.          The  date  of  the  Proposed  Borrowing  is                 ,          (the “Funding Date”).

B.          The  aggregate  principal amount of requested  Revolving Loans is $                                   , of which $                                    consists of Base Rate Loans  and $                                    consists of LIBOR Rate Loans having an initial Interest Period of               months.

The undersigned hereby certifies that, except as set forth on Schedule A attached hereto, the following statements are true on the date hereof and will be true on the Funding Date, both before and after giving effect to the Proposed Borrowing and any other Loan to be made or Letter of Credit to be Issued on or before the Funding Date:

(i)          the representations and warranties set forth in Article III of the Credit Agreement and elsewhere in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such date;

(ii)         no Default or Event of Default has occurred and is continuing; and

(iii)        the aggregate outstanding amount of Revolving Loans does not exceed the Maximum Revolving Loan Balance.

Legacy Housing Corporation, as the Borrower Representative

By:
Name:
Title:

EXHIBIT 1.1(c)

TO

CREDIT AGREEMENT

FORM OF REVOLVING NOTE

Lender: [NAME OF LENDER]	Fort Worth, Texas
Principal Amount: $	, 20	,

FOR VALUE RECEIVED, the undersigned, Legacy Housing Corporation, a Texas corporation (together with each other entity that from time to time becomes a borrower under the Credit Agreement defined below, collectively the “Borrowers”), hereby jointly and severally promise to pay to the order of the Lender set forth above (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement referred to below) of the Lender to the Borrowers, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrowers jointly and severally promise to pay interest on the unpaid principal amount of the Revolving Loans from the date made until such principal amount is paid in full, payable at such times and at such interest rates as are specified in the Credit Agreement. Demand, diligence, presentment, protest and notice of non- payment and protest are hereby waived by the Borrowers.

Both principal and interest are payable in Dollars to Capital One, National Association, as Agent, at the address set forth in the Credit Agreement, in immediately available funds.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated  as of March 30, 2020 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, Legacy Housing Corporation, as Borrower Representative, the other Credit Parties party thereto, the Lenders, the L/C Issuers party thereto and Capital One, National Association, as administrative agent for the Lenders and L/C Issuers. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Credit Agreement, among other things, (a) provides for the making of Revolving Loans by the Lender to the Borrowers in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth  above, the indebtedness of the Borrowers resulting from such Revolving Loans being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Credit Agreement, including Sections 1.2  (Other Interpretive Provisions), 10.16(b)  (Submission to Jurisdiction), 10.17  (Waiver of Jury Trial) and 10.21  (Joint and Several) thereof.

This Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein.

The laws of the State of Texas shall govern all matters arising out of, in connection with or relating to this Note, including its validity, interpretation, construction, performance and enforcement (including any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post- judgment interest).

[SIGNATURE PAGES FOLLOW]

1

IN WITNESS WHEREOF, each Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

Title:
LEGACY HOUSING CORPORATION,
a Texas corporation

By:
Name:
Title:

[$_________] REVOLVING NOTE

OF LEGACY HOUSING CORPORATION FOR THE BENEFIT OF [NAME OF LENDER]

EXHIBIT 2.1(c)

TO

CREDIT AGREEMENT

FORM OF L/C REQUEST

Capital One, National Association, as L/C Issuer under the Credit Agreement referred to below

Attention:

                            , 20

Re:            Legacy Housing Corporation (together with each other entity that from time to time becomes a borrower under the Credit Agreement defined below, collectively the “Borrowers”)

Reference is made to the Credit Agreement, dated as of March 30, 2020 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, Legacy Housing Corporation, as the Borrower Representative, the other Credit Parties party thereto, the Lenders and L/C Issuers party thereto and Capital One, National Association, as administrative agent for the Lenders and L/C Issuers. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Borrower Representative, on behalf of the Borrowers, hereby gives you notice, irrevocably, pursuant to Section 2.1(c) of the Credit Agreement, of its request for your Issuance of a Letter of Credit, in the form attached hereto, for the benefit of [Name of Beneficiary], in the amount of $                                                , to be issued on                              ,       (the “Issue Date”) with an expiration date of                                                 ,      .

The undersigned hereby certifies that, except as set forth on Schedule A attached hereto, the following statements are true on the date hereof and will be true on the Issue Date, both before and after giving effect to the Issuance of the Letter of Credit requested above and any Loan to be made or any other Letter of Credit to be Issued on or before the Issue Date:

(i)          the representations and warranties set forth in Article III of the Credit Agreement and elsewhere in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct as of such date;

(ii)         no Default or Event of Default has occurred and is continuing; and

(iii)       the aggregate outstanding amount of Revolving Loans does not exceed the Maximum Revolving Loan Balance.

LEGACY HOUSING CORPORATION, as the Borrower Representative

By:
Name:
Title:

EXHIBIT 2.6

TO

CREDIT AGREEMENT

FORM OF NOTICE OF CONVERSION/CONTINUATION

CAPITAL ONE, NATIONAL ASSOCIATION,

as Agent under the Credit Agreement referred to below

                         ,

Attention:

Re: Legacy Housing Corporation (together with each other entity that from time to time becomes a borrower under the Credit Agreement defined below, collectively the “Borrowers”)

Reference is made to the Credit Agreement, dated as of March 30, 2020 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, Legacy Housing Corporation, as Borrower Representative, the other Credit Parties party thereto, the Lenders and L/C Issuers party thereto and Capital One, National Association, as administrative agent for the Lenders and L/C Issuers. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrower Representative, on behalf of Borrowers, hereby gives you irrevocable notice, pursuant to Section 2.6 of the Credit Agreement of its request for the following:

(i)          a continuation, on                               ,         , as LIBOR Rate Loans having an Interest Period of    one month of Revolving Loans in an aggregate outstanding principal amount of $                                                 having an Interest Period ending on the proposed date for such continuation;

(ii)         a conversion, on                               ,        , to LIBOR Rate Loans having an Interest Period of one months of Revolving Loans in an aggregate outstanding principal amount of $                                                ; and

(iii)        a  conversion,  on                               ,       , to Base Rate Loans, of Revolving  Loans  in  an  aggregate outstanding principal amount of $                                                 .

In connection herewith, the undersigned hereby certifies that, except as set forth on Schedule A attached hereto, no Default or Event of Default has occurred and is continuing on the date hereof, both before and after  giving effect to any Loan to be made or Letter of Credit to be Issued on or before any date for any proposed conversion or continuation set forth above.

LEGACY HOUSING CORPORATION, as the Borrower Representative

By:
Name:
Title:

1

EXHIBIT 3.1

TO

CREDIT AGREEMENT

CLOSING CHECKLIST

Dated as of March 30, 2020

by and among

Legacy Housing Corporation,

as the Borrower,

THE OTHER PERSONS PARTY THERETO THAT ARE

DESIGNATED AS CREDIT PARTIES,

CAPITAL ONE, NATIONAL ASSOCIATION,

for itself, as a Lender and as Agent for all Lenders,

and

THE OTHER FINANCIAL INSTITUTIONS PARTY THERETO,

as Lenders

Set forth below is a Closing Checklist, which lists documents and information delivered in connection with the Credit Agreement listed herein as Document No. 1 (“Credit Agreement”), the other Loan Documents and the transactions contemplated thereunder. Each capitalized term used but not defined herein shall have the meaning ascribed to such term in the Credit Agreement and all section references herein are to Sections of the Credit Agreement, unless otherwise indicated. All documents are dated as of March 30, 2020 unless otherwise indicated.

I.            PARTIES

A.           Agent — Capital One, as Agent

B.           Borrowers — Legacy Housing Corporation

C.           Credit Parties — Borrower and each of the other parties listed on Exhibit A

D.           Capital One — Capital One, National Association, a national banking association

II.           COUNSEL TO PARTIES

A.           CTA — Kelly Hart & Hallman LLP, counsel to Agent

Action or Document	Responsibility	Executed by	Status
PRINCIPAL LOAN DOCUMENTS
1. Credit Agreement	CTA	Credit Parties Agent Lenders
Schedules	---	---
(i) Schedule 2.1(b) – Revolving Loan Commitments	CTA	---
(ii) Schedule 4.5 – Litigation	Credit Parties	---
(iii) Schedule 4.7 – ERISA	Credit Parties	---
(iv) Schedule 4.15 – Labor Relations	Credit Parties	---
(v) Schedule 4.18 – Ventures, Subsidiaries and Affiliates; Outstanding Stock	Credit Parties	---
(vi) Schedule 4.19(a) – Jurisdiction of Organization; Chief Executive Office	Credit Parties	---
(vii) Schedule 4.19(b) – Locations of Books and Records	Credit Parties	---
(viii) Schedule 4.20 – Deposit Accounts and Other Accounts	Credit Parties	---
(ix) Schedule 6.1 – Liens	Credit Parties	---
(x) Schedule 6.4 – Investments	Credit Parties	---
(xi) Schedule 6.5 – Indebtedness	Credit Parties	---
Exhibits	---	---
(i) Exhibit 1.1(a) – Form of Assignment	CTA	---
(ii) Exhibit 1.1(b) – Form of Notice of Borrowing	CTA	---
(iii) Exhibit 1.1(c) – Form of Note	CTA	---
(iv) Exhibit 2.1(c) – Form of L/C Request	CTA	---
(v) Exhibit 2.6 – Form of Notice of Conversion/Continuation	CTA	---

1

Action or Document	Responsibility	Executed by	Status
(vi) Exhibit 3.1 – Closing Checklist	CTA	---
(vii) Exhibit 5.2(e) – Form of Borrowing Base Certificate	Borrowers/Agent	---
2. Revolving Note by Borrowers to each of the following:	---	---
(i) Capital One	CTA	Borrowers
3. Fee Letter	CTA	Borrowers Agent
SECURITY DOCUMENTS
4. Guaranty and Security Agreement	CTA	Credit Parties Agent
Annexes	---	---
(i) Annex 1 – Form of Pledge Amendment	CTA	---
(ii) Annex 2 – Form of Joinder Agreement	CTA	---
5. Account Control Agreements from the following institutions:	---	---
(i) Capital One	CTA	---
FILINGS AND SEARCHES (PERSONAL PROPERTY)
6. UCC, tax, judgment and fixture lien searches in each of the locations and against each of the Credit Parties identified on Exhibit D attached hereto	Agent	---
7. UCC financing statements naming Agent as Secured Party and each Credit Party as Debtor filed in the jurisdictions described on Exhibit D attached hereto:	CTA	---
8. Post-closing UCC searches	Agent	---
CORPORATE AND ORGANIZATIONAL DOCUMENTS

9.    Certificates from secretary or assistant secretary of each Credit Party certifying to (a) articles/certificate of formation, as applicable, and all amendments thereto, certified by the secretary of the state of incorporation, (b) bylaws/operating agreement, as applicable, and all amendments thereto, (c) resolutions and (d) the incumbency and signatures of the officers or representatives executing the Credit Agreement and the other Loan Documents

	Credit Parties Counsel	See Exhibit A	See Exhibit A

2

Action or Document	Responsibility	Executed by	Status
10. Certificates of good standing and foreign qualification to do business (or foreign equivalent thereof) of each Credit Party from the secretary of state indicated on Exhibit A	Credit Parties Counsel	---	See Exhibit A
OPINIONS OF COUNSEL
11. Opinion of Credit Parties Counsel	NA	NA	NA
DEBT REPAYMENT DOCUMENTS
12. Payoff Letter executed and delivered by Capital One	Capital One	Capital One
13. UCC Termination Statements listed on Exhibit E attached hereto	Capital One	---	See Exhibit E
MISCELLANEOUS CLOSING DOCUMENTS
14. Initial Notice of Borrowing	Credit Parties	Borrowers

15.  Certificate(s) of Insurance together with loss payable endorsements designating Agent as loss payee and additional insured endorsements designating Agent and Lenders as additional insureds and certified copies of all insurance policies

	Credit Parties Counsel	Applicable Insurance Companies

3

EXHIBIT A

CREDIT PARTIES

Entity Legal Name:	Secretary’s Certificate	Certificate of Incorporation / Organization / Formation	Bylaws / Partnership Agreement / Operating Agreement	Resolutions	Incumbency Certificate	Good Standing Certificate (State of Formation) / Foreign Qualifications	UCC-1 Financing Statement
Legacy Housing Corporation	☐	☒	☒	☒	☐	[ ] ☐ [ ] ☐	☐
Legacy Housing of Georgia, LLC	☐	☒	NA	☒	☐	[ ] ☐ [ ] ☐	☐

4

EXHIBIT D

LIEN SEARCHES AND FILING OFFICES

DEBTOR	SEARCH JURISDICTIONS	TYPE OF SEARCH	FILING OFFICE
Legacy Housing Corporation	TX and DE	UCC liens Tax and judgment liens Fixture filings	TX SOS
Legacy Housing of Georgia, LLC	Georgia	UCC liens Tax and judgment liens Fixture filings	Fulton County, Georgia

5

EXHIBIT E

TERMINATIONS AND RELEASES

I.            UCC TERMINATIONS

Debtor	Secured Party	Jurisdiction	Original Filing Number	Filing Date

6

EXHIBIT 5.2(b)8

TO

CREDIT AGREEMENT

COMPLIANCE CERTIFICATE

Legacy Housing Corporation

Date:                     , 20

This Compliance Certificate (this “Certificate”) is given by Legacy Housing Corporation, a Texas corporation (“Borrower Representative”), pursuant to Section 5.2(b) of that certain Credit Agreement dated as of March 30, 2020 among Legacy Housing Corporation (together with each other entity that from time to time  becomes a borrower under the Credit Agreement defined below, collectively the “Borrowers”), Borrower Representative, the other Credit Parties party thereto, Capital One, National Association, as administrative agent (in such capacity, “Agent”), and as a Lender, and the additional Lenders party thereto (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The officer executing this Certificate is a Responsible Officer of Borrower Representative and as such is duly authorized to execute and deliver this Certificate on behalf of the Borrowers. By executing this Certificate,  such officer hereby certifies to Agent, the Lenders and the L/C Issuers, on behalf of the Borrowers, that:

(a)          the financial statements delivered with this Certificate in accordance with Section 5.1(a) and/or 5.1(b) of the Credit Agreement are correct and complete and fairly present, in all material respects, in accordance with GAAP the financial position and the results of operations of the Borrowers and their Subsidiaries as of the dates of and for the periods covered by such financial statements (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of footnote disclosure);

(b)          Annex A hereto includes a correct calculation of Consolidated EBITDA, Consolidated Net  Interest  Expense  and  Consolidated  Total Indebtedness for  the  relevant periods ended                             , 20     ; Annex B includes a correct calculation of each of the financial covenants contained in Article VII of the Credit Agreement for the relevant periods ended                             , 20     ;

(c)          as of                             , 20     , no Credit Party or  any Subsidiary of any Credit Party owns any Margin Stock;

(d)          to the best of such officer’s knowledge, no Default or Event of Default exists [except as specified on Annex C attached hereto]; and

(e)          since the Closing Date and except as disclosed in prior Certificates delivered to Agent, no Credit Party and no Subsidiary of any Credit Party has:

(i)           changed its legal name, identity, jurisdiction of incorporation, organization or formation or organizational structure or formed or acquired any Subsidiary except as follows:                                                                               ;

(ii)          acquired all or substantially all of the assets of, or merged or consolidated with or into, any Person, except as follows:                                                                               ; or

(iii)         changed its address or otherwise relocated, acquired fee simple title to any real property or entered into any real property leases, except as follows:                                                                               .

8  Note: Compliance Certificate may be updated to use spreadsheet template currently in use by the Borrower.

1

IN WITNESS WHEREOF, Borrower Representative has caused this Certificate to be executed by one of its Responsible Officers this                     day of                                        , 20       .

LEGACY HOUSING CORPORATION

Name:
Title:

Note: Unless otherwise specified, all financial covenants are calculated for Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP. All calculations are without duplication.

2

ANNEX A

TO COMPLIANCE CERTIFICATE

Selected Financial Calculations

I.            Calculation of Consolidated EBITDA

Consolidated EBITDA is calculated as follows:

A.   Net income  (or  loss)  for the applicable period of measurement of Borrowers and  their respective Subsidiaries (together with the other Persons whose income or loss is taken into account as provided below in determining Consolidated EBITDA) on a consolidated basis determined in accordance with GAAP, without duplication of any item described below (and the term “duplication” shall include any cash reimbursement for any loss or expense or other item for which an add-back is provided below), to the extent taken into account in the calculation of net income (or loss) for such period.

(a)   less the income (or plus the loss) of any Person (other than Holdings) which is not a Subsidiary of a Borrower or any of its Subsidiaries, except to the extent of the amount of dividends or other distributions actually paid to a Borrower or any of its Subsidiaries in cash or Cash Equivalents by such Person and the payment of dividends or similar distributions by that Person was not at the time subject to the consent of a third party or prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person

(b)   less the income (or plus the loss) of any Person accrued prior to the date it becomes a Subsidiary of a Borrower or is merged into or consolidated with a Borrower or any of its Subsidiaries or that Person’s assets are acquired by a Borrower or any of its Subsidiaries

(c) less the proceeds of any insurance (other than business interruption insurance)

(d)   less gains (or plus losses) from the sale, exchange, transfer or other disposition of Property not in the ordinary course of business of the Borrowers and their Subsidiaries, and related tax effects in accordance with GAAP

(e) less any other extraordinary gains (or plus any other extraordinary losses) of the Borrowers and their Subsidiaries, and related tax effects in accordance with GAAP

(f) less income tax refunds received, in excess of income tax liabilities

(g) less income (or plus the loss) from the early extinguishment of Indebtedness, net of related tax effects

B. Total exclusions from (additions to) net income (sum of (a)-(g) above)

Plus, without duplication, to the extent already taken into account in the calculation of net income (or loss) for such period (and the term “duplication” shall include any cash reimbursement for any loss or expense or other item for which an add-back is provided below):

(1) depreciation and amortization

(2) Consolidated Net Interest Expense

(3) all Taxes on or measured by income (excluding income tax refunds)

A-3

ANNEX A

TO COMPLIANCE CERTIFICATE

Selected Financial Calculations

(4)   (4) all non-cash losses or reasonable and documented expenses (or minus non-cash income or gain), including non-cash adjustments resulting from the application of purchase accounting, non-cash expenses arising from grants of stock appreciation rights, stock options or restricted stock, non-cash impairment of good will and other long term intangible assets, unrealized non-cash losses (or minus unrealized non-cash gains) under Rate Contracts, unrealized non-cash losses (or minus unrealized non-cash gains) in such period due solely to fluctuations in currency values, but excluding any non-cash loss or expense (i) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period or (ii) relating to a write-down, write off or reserve with respect to accounts receivable or Inventory

C. Total add backs to net income (sum of (1)-(4) above):

D. Consolidated EBITDA (result of A minus B plus C above)

II.          Calculation of Consolidated Net Interest Expense

Consolidated Net Interest Expense is calculated as follows:

A.    Gross interest expense (including that attributable to Capital Lease Obligations) for such period paid or required to be paid in cash (including all commissions, discounts, fees and other charges in connection with letters of credit and similar instruments and net amounts paid or payable and/or received or receivable under permitted Rate Contracts in respect of interest rates) for Holdings and its Subsidiaries on a consolidated basis

B. Less: Interest income for such period

Consolidated Net Interest Expense (result of A minus B above)

III.           Calculation of Consolidated Total Indebtedness

Consolidated Total Indebtedness is calculated as follows:

A. for Borrowers and their Subsidiaries:

(1) Aggregate balance of outstanding Revolving Loans as of the date of measurement

(2) L/C Reimbursement Obligations as of date of measurement then due and payable

(3) principal portion of Capital Lease Obligations and Indebtedness secured by purchase money Liens as of date of measurement

(4) without duplication, all other Consolidated Funded Indebtedness of Borrowers and their Subsidiaries as of date of measurement

B. Consolidated Total Indebtedness (result of A minus sum of (1)-(4)) above)

A-4

ANNEX B

TO COMPLIANCE CERTIFICATE

Financial Covenants

I.            Section 7.1: Consolidated Total Leverage Ratio

Consolidated Total Leverage Ratio is calculated as follows:

A. Consolidated Total Indebtedness as of the last day of such period

B. Consolidated EBITDA for the twelve month period ending on the date of measurement

Consolidated Total Leverage Ratio (result of A divided by B above)

Permitted maximum Consolidated Total Leverage Ratio	4.00:1.00

In Compliance	Yes/No

II.          Section 7.2: Consolidated Tangible Net Worth

Consolidated Tangible Net Worth is calculated as follows:

A. all amounts which, in conformity with GAAP, would be included as equity on a balance sheet of the Borrowers and the respective Subsidiaries as of the last day of such period

B. less any amount of which the equity of such Person appears as an asset on such Person’s balance sheet

C. less goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets or stock over the value assigned thereto

D. less patents, trademarks, trade names, and copyrights

E. less deferred expenses

F. less loans and advances to any equity holder, director, officer, or employee of the Person or any affiliate of such Person

G. less all other assets which are properly classified as intangible assets

Consolidated Total Leverage Ratio (result of A divided by B above)

Permitted minimum Consolidated Tangible Net Worth	$120,000,000

In Compliance	Yes/No

EXHIBIT 5.2(e)

TO

CREDIT AGREEMENT

FORM OF BORROWING BASE CERTIFICATE

[To be attached.]

CAPITAL ONE, NATIONAL ASSOCIATION	Customer#:
ASSET BASED SERVICES	Date Prepared:
201 ST. CHARLES AVENUE, 19TH FLOOR	Prepared By:
NEW ORLEANS, LA 70170
dawn.neudahl@capitalone.com

COLLATERAL REPORT:	LEGACY HOUSING, LTD	EOM DATE:

I. ACCOUNTS RECEIVABLE ROLL FORWARD:
1. BEGINNING N/R BALANCE (Previous Report, Line 5)			$ -
2. ADDITIONS
Sales Since Last Borrowing Base
Other Upward Adjustments
	Total Additions		$ -
3. SUBTOTAL			$ -
4. DEDUCTIONS
Collections Since Last Borrowing Base
Discounts Allowed
Credit Memos
Other Downward Adjustments
	Total Deductions		$ -
5. N/R BALANCE THIS REPORT (3-4)			$ -
6. LESS: Ineligibles (From Ineligibles Worksheet)			$ -
7. TOTAL ELIGIBLE RECEIVABLES			$ -
8. x's 50% = N/R BORROWING BASE VALUE			$ -

II. OTHER BORROWING BASE COLLATERAL / (RESERVES):
9. PLUS:			$ -
10. (LESS):
11. TOTAL BORROWING BASE (8+9+10)			$ -
12. MAXIMUM BORROWING BASE $70,000,000			$ -

III. LINE OUTSTANDING
13. MONTH END LOAN BALANCE
14. BORROWING BASE EXCESS OF LOAN (Line 12 - Line 13)			$ -

Pursuant to the Loan and Security Agreements dated  . The undersigned does hereby certify that the above is a true and correct account of all unpaid accounts receivable and inventory assigned to you. You are asked to rely upon the truthfulness of the foregoing representations made herein, in order to advance or lend money to the undersigned, and the undersigned also represents that the above described accounts are free and clear of any and all liens or claims whatsoever except the one in your favor.

IN WITNESS WHEREOF, the signor has signed his name hereto and is making said representations both in behalf of the signor as such and in behalf of the undersigned (if any) which he represents as agent or officer in this act.

DATED THIS DAY OF	Customer:	LEGACY HOUSING, LTD
Signature:
Title:

LEGACY HOUSING, LTD	Prepared By:
Date Prepared:

Month-End Ineligible Worksheet

A/R	A/R Aging as of:		Month-End Aging Date
	Aged By (Invoice or Due Date):		Invoice date preferred
	Current	$ -
	1 pmt past due (1-30 days)	-
	2 pmt past due (31-60 days)	-
	3 pmt past due (61-90 days)	-
	4 pmt pst due (91+ days)	-
	Total A/R	$ -

Less: Ineligible A/R
	Aged 3 pmts or more	$ -
Inter-Company/Affiliate A/R
U.S. Government Accounts
Customer Deposits
Balloon Notes (Balloon Portion of Eligible Balloon Notes)
Purchase Discounts
No Credit History
Accounts in Bankruptcy
	Dealer's Payable	-
DTI > 40%
	Original Term > 20 ys	-
No Borrower > 10% of Eligible Loans
5 largest Commercial Loans > 40% of Eligible Loans
	Total Loans > 30 days but <= 60 days exceeding $5MM	-
Total Commercial Loans > 50% of total Eligible Loans
Other:
Other:
	Total A/R Ineligible	$ -